   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 2, 1995
                                                    Registration No. 33--------
===============================================================================

                        SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549
                             -------------------------
                                     FORM S-4
                              REGISTRATION STATEMENT
                                      Under
                            THE SECURITIES ACT OF 1933
                             -------------------------
                           MERCANTILE BANCORPORATION INC.
             (Exact name of registrant as specified in its charter)
           MISSOURI                          6712                43-0951744
(State or other jurisdiction    (Primary Standard Industrial  (I.R.S. Employer
    of incorporation or          Classification Code Number)   Identification
        organization)                                              Number)
                                   P.O. Box 524
                         St. Louis, Missouri  63166-0524
                                 (314) 425-2525
  (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)
                             -------------------------
                                  JOHN Q. ARNOLD
                             Chief Financial Officer
                          Mercantile Bancorporation Inc.
                                   P.O. Box 524
                         St. Louis, Missouri  63166-0524
                                  (314) 425-2525
    (Name, address, including ZIP code, and telephone number, including area code, of agent for service)
                             -------------------------
                                      Copy to:
  JON W. BILSTROM, ESQ.      ROBERT M. LaROSE, ESQ.     RICHARD N. MASSEY, ESQ.
   General Counsel and         Thompson & Mitchell           Rose Law Firm
       Secretary              One Mercantile Center     120 East Fourth Street
Mercantile Bancorporation      St. Louis, Missouri       Little Rock, Arkansas
         Inc.                          63101                     72201
  St. Louis, Missouri             (314) 231-7676            (501) 375-9131
      63166-0524
   (314) 425-2525
                             -------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with
General Instruction G, check the following box.   / /
                             -------------------------

                                                  CALCULATION OF REGISTRATION FEE
====================================================================================================================================
      Title of each class of        Amount to be       Proposed maximum             Proposed maximum              Amount of
   securities to be registered       registered     offering price per unit   aggregate offering price <F2>    registration fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $5.00 par value <F1>     322,000               N/A                     $8,671,080.00                 $2,990.05
                                       shares
====================================================================================================================================

     <F1> Includes one attached Preferred Share Purchase Right per share.

     <F2> Estimated solely for purposes of computing the Registration Fee pursuant to the provisions of Rule 457(f), and based upon the $8,598,362 aggregate book value of 10,324 shares of Common Stock, $100.00 par value, of Security Bank of
          Conway, F.S.B. as of September 30, 1995.

                             -------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

===============================================================================

                 MERCANTILE BANCORPORATION INC.

                         CROSS REFERENCE SHEET FURNISHED PURSUANT TO ITEM 501(b)
                       OF REGULATION S-K SHOWING HEADING OR LOCATION IN PROSPECTUS
                         OF INFORMATION REQUIRED BY ITEMS IN PART I OF FORM S-4

Form S-4 Item Number and Caption                           Heading or Location in Prospectus
--------------------------------                           ---------------------------------

A.     Information about the Transaction

       1.   Forepart of Registration Statement and         Facing Page; Cross Reference Sheet; Outside
            Outside Front Cover Page of Prospectus         Front Cover Page of Prospectus

       2.   Inside Front and Outside Back Cover            Available Information; Incorporation of
            Pages of Prospectus                            Certain Information by Reference; Table of
                                                           Contents

       3.   Risk Factors, Ratio of Earnings to Fixed       Summary Information; Pro Forma Financial
            Charges and Other Information                  Information

       4.   Terms of the Transaction                       Summary Information; Incorporation of
                                                           Certain Information by Reference; Terms of
                                                           the Proposed Reorganization; Certain Federal
                                                           Income Tax Consequences of the
                                                           Reorganization; Information Regarding MBI
                                                           Common Stock

       5.   Pro Forma Financial Information                Pro Forma Financial Information

       6.   Material Contacts with the Company             Summary Information; Terms of the
            Being Acquired                                 Proposed Reorganization

       7.   Additional Information Required for            Not Applicable
            Reoffering by Persons and Parties Deemed
            to be Underwriters

       8.   Interests of Named Experts and Counsel         Legal Matters

       9.   Disclosure of Commission Position on           Not Applicable
            Indemnification for Securities Act
            Liabilities


                                    - i -

Form S-4 Item Number and Caption                           Heading or Location in Prospectus
--------------------------------                           ---------------------------------

B.     Information About the Registrant

       10.  Information with Respect to S-3                Incorporation of Certain Information by
            Registrants                                    Reference; Summary Information;
                                                           Information Regarding MBI Common Stock

       11.  Incorporation of Certain Information           Incorporation of Certain Information by
            by Reference                                   Reference

       12.  Information with Respect to S-2 or S-3         Not Applicable
            Registrants

       13.  Incorporation of Certain Information by        Not Applicable
            Reference

       14.  Information with Respect to Registrants        Not Applicable
            Other Than S-2 or S-3 Registrants

C.     Information About the Company Being Acquired

       15.  Information with Respect to S-3 Companies      Not Applicable

       16.  Information with Respect to S-2 or S-3         Not Applicable
            Companies

       17.  Information with Respect to Companies          Summary Information; Information
            Other Than S-2 or S-3 Companies                Regarding Security Bank

D.     Voting and Management Information

       18.  Information if Proxies, Consents or            Information Regarding Special Meeting;
            Authorizations are to be Solicited             Incorporation of Certain Information by
                                                           Reference; Rights of Dissenting Shareholders
                                                           of Security Bank; Information Regarding
                                                           Security Bank

       19.  Information if Proxies, Consents or            Not Applicable
            Authorizations are not to be Solicited
            in an Exchange Offer


                [SECURITY BANK OF CONWAY, F.S.B.]

                       -------------, 1995

Dear Fellow Shareholder:

          The Board of Directors cordially invites you to attend a Special Meeting of Shareholders of Security Bank of Conway, F.S.B. ("Security Bank") to be held at 4:30 p.m. Central Time, on Tuesday, January 16, 1996, at Security Bank, 1122 Van Ronkle, Conway, Arkansas (the "Special Meeting"). At this important meeting, you will be asked to consider and vote upon:

          1. A proposal to approve the Amended and Restated Agreement and Plan of Reorganization dated as of July 7, 1995, as amended and restated as of September 18, 1995 (the "Reorganization Agreement"), which provides for (i) the sale by Security Bank of all of its assets and the assignment by Security Bank of all of its liabilities to Mercantile Bancorporation Inc. of Arkansas ("MBIA"), a wholly owned subsidiary of Mercantile Bancorporation Inc. ("MBI"), in exchange for shares (collectively, the "Shares") of MBI common stock, (ii) the transfer by MBI (on behalf of MBIA) of the Shares to a qualified exchange agent (the "Exchange Agent"), on behalf of Security Bank, and (iii) upon consummation of (i) and
(ii) above, (A) and upon the surrender by each Security Bank shareholder of his or her certificate(s) representing shares of Security Bank common stock, the distribution by the Exchange Agent of 31.189 shares of MBI common stock for each share of Security Bank common stock represented by a surrendered certificate, on behalf of Security Bank, as a liquidating distribution, and (B) the surrender by Security Bank of its charter to the Office of Thrift Supervision ((i) and (ii) are hereinafter referred to collectively as the "Purchase and Assumption"). Pursuant to the terms of the Reorganization Agreement, by way of those certain Assignment Agreements dated as of September 25, 1995, by and between (i) MBIA and The Twin City Bank, an Arkansas state-chartered bank and wholly owned subsidiary of MBIA ("TCB"), and (ii) MBIA and First National Bank of Conway County, a national banking association and wholly owned subsidiary of MBIA ("FNBCC") (effective October 2, 1995 FNBCC changed its name to Mercantile Bank of Conway County National Association ("MBCC")), MBIA has assigned its right to receive the assets and its obligation to assume the liabilities of Security Bank to TCB and MBCC, respectively.

          2.   A proposal to approve the dissolution of Security
Bank upon consummation of the Purchase and Assumption.

          I have enclosed the following items relating to the Special Meeting and the proposed transactions:

          1.   Proxy Statement/Prospectus;

          2.   Proxy card; and

          3. A pre-addressed return envelope to Security Bank for the proxy card.

The Proxy Statement/Prospectus and related proxy materials set forth, or incorporate by reference, financial data and other important information relating to Security Bank and MBI and describe the terms and conditions of the proposed transaction. The Board of Directors requests that you carefully review these materials before completing the enclosed proxy card or attending the Special Meeting.

          THE BOARD OF DIRECTORS OF SECURITY BANK CAREFULLY
CONSIDERED AND APPROVED THE TERMS OF THE REORGANIZATION AGREEMENT
AND THE DISSOLUTION AS BEING IN THE BEST INTEREST OF SECURITY BANK AND ITS SHAREHOLDERS. THE SECURITY BANK BOARD UNANIMOUSLY
RECOMMENDS THAT

SHAREHOLDERS VOTE FOR THE PROPOSALS TO APPROVE THE REORGANIZATION AGREEMENT
                  ---
AND THE DISSOLUTION.

          APPROVAL BY THE SECURITY BANK SHAREHOLDERS OF THE REORGANIZATION AGREEMENT AND THE DISSOLUTION OF SECURITY BANK IS A CONDITION TO THE CONSUMMATION OF THE PROPOSED TRANSACTION. Accordingly, it is important that your shares be represented at the Special Meeting, whether or not you plan to attend the Special Meeting in person. Please complete, date and sign the enclosed proxy card, and return it to Security Bank in the enclosed pre-addressed envelope, which requires no postage if mailed within the United States. If you later decide to attend the Special Meeting and vote in person, or if you wish to revoke your proxy for any reason prior to the vote at the Special Meeting, you may do so and your proxy will have no further effect. You may revoke your proxy by delivering to the Secretary of Security Bank a written notice of revocation or another proxy relating to the same shares bearing a later date than the proxy being revoked or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself constitute a revocation of an earlier dated proxy.

          If you need assistance in completing your proxy card or if you have any questions about the Proxy Statement/Prospectus, please feel free to contact the undersigned at (501) 327-7771.

                                   Sincerely,


                                   Bill F. Johnson
                                   President and Chief Executive Officer

                 SECURITY BANK OF CONWAY, F.S.B.
                         1122 Van Ronkle
                     Conway, Arkansas  72033

            NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           To Be Held
                        January 16, 1996

TO THE SHAREHOLDERS OF SECURITY BANK OF CONWAY, F.S.B.:

          Notice is hereby given that a Special Meeting of Shareholders of SECURITY BANK OF CONWAY, F.S.B., a federal stock savings bank ("Security Bank"), will be held at Security Bank, 1122 Van Ronkle, Conway, Arkansas on Tuesday, January 16, 1996, at 4:30 p.m. Central Time, for the following purposes:

          (1) To consider a proposal to approve the Amended and Restated Agreement and Plan of Reorganization dated as of July 7, 1995, as amended and restated as of September 18, 1995 (the "Reorganization Agreement"), which provides for (i) the sale by Security Bank of all of its assets and the assignment by Security Bank of all of its liabilities to Mercantile Bancorporation Inc. of Arkansas ("MBIA"), a wholly owned subsidiary of Mercantile Bancorporation Inc. ("MBI"), in exchange for shares (collectively, the "Shares") of MBI common stock, (ii) the transfer by MBI (on behalf of MBIA) of the Shares to a qualified exchange agent (the "Exchange Agent"), on behalf of Security Bank, and (iii) upon consummation of (i) and (ii) above, (A) and upon the surrender by each Security Bank shareholder of his or her certificate(s) representing shares of Security Bank common stock, the distribution by the Exchange Agent of 31.189 shares of MBI common stock for each share of Security Bank common stock represented by a surrendered certificate, on behalf of Security Bank, as a liquidating distribution, and (B) the surrender by Security Bank of its charter to the Office of Thrift Supervision ((i) and (ii) are hereinafter referred to collectively as the "Purchase and Assumption"). Pursuant to the terms of the Reorganization Agreement, by way of those certain Assignment Agreements dated as of September 25, 1995, by and between (i) MBIA and The Twin City Bank, an Arkansas state-chartered bank and wholly owned subsidiary of MBIA ("TCB"), and
(ii) MBIA and First National Bank of Conway County, a national banking association and wholly owned subsidiary of MBIA ("FNBCC") (effective October 2, 1995 FNBCC changed its name to Mercantile Bank of Conway County National Association ("MBCC")), MBIA has assigned its right to receive the assets and its obligation to assume the liabilities of Security Bank to TCB and MBCC, respectively.

          (2) To consider a proposal to approve the dissolution of Security Bank upon consummation of the Purchase and Assumption.

          (3) To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

          The record date for determining the shareholders entitled to receive notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof has been fixed as of the close of business on December 11, 1995.

          WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN
IT IN THE ACCOMPANYING ENVELOPE. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTE AT THE SPECIAL MEETING BY FOLLOWING THE PROCEDURES SET FORTH IN THE ACCOMPANYING PROXY STATEMENT/ PROSPECTUS.

                                   BY ORDER OF THE BOARD OF DIRECTORS

Conway, Arkansas                   Phillip T. Pascoe, Secretary

----------, 1995

*******************************************************************************
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A      *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH    *
*  THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD   *
*  NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION       *
*  STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN       *
*  OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE    *
*  ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER,             *
*  SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR            *
*  QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.                 *
*******************************************************************************


          SUBJECT TO COMPLETION, DATED NOVEMBER 2, 1995

                 MERCANTILE BANCORPORATION INC.
                           PROSPECTUS

                   -------------------------

                 SECURITY BANK OF CONWAY, F.S.B.
                         PROXY STATEMENT
                 SPECIAL MEETING OF SHAREHOLDERS
                 TO BE HELD ON JANUARY 16, 1996

          This Prospectus of Mercantile Bancorporation Inc. ("MBI") relates to up to 322,000 shares of common stock, $5.00 par value ("Common Stock"), and attached Preferred Share Purchase Rights (the "Rights"), of MBI (the Common Stock and Rights are collectively referred to herein as the "MBI Common Stock") to be issued to the shareholders of Security Bank of Conway, F.S.B., a federal stock savings bank ("Security Bank"), upon consummation of the proposed transaction. Upon receipt of the requisite shareholder and regulatory approvals, the Reorganization (as hereinafter defined) will be consummated pursuant to the terms of the Amended and Restated Agreement and Plan of Reorganization, dated as of July 7, 1995, as amended and restated as of September 18, 1995, by and among MBI, Mercantile Bancorporation Inc. of Arkansas, a wholly owned subsidiary of MBI ("MBIA"), and Security Bank (the "Reorganization Agreement"). Pursuant to the Reorganization Agreement, MBIA will acquire the business of Security Bank, and shareholders of Security Bank will receive shares of MBI Common Stock in exchange for their shares of common stock, $100 par value, of Security Bank ("Security Bank Common Stock"), through (i) the sale by Security Bank of all of its assets and the assignment by Security Bank of all of its liabilities to MBIA, in exchange for shares (collectively, the "Shares") of MBI Common Stock, (ii) the transfer by MBI of the shares to a qualified exchange agent (the "Exchange Agent"), on behalf of Security Bank, and (iii) upon consummation of (i) and (ii) above, (A) and upon the surrender by each Security Bank shareholder of his or her certificate(s) representing shares of Security Bank Common Stock, the distribution by the Exchange Agent of 31.189 shares of MBI Common Stock (the "Distribution Ratio") for each share of Security Bank Common Stock represented by a surrendered certificate, on behalf of Security Bank, as a liquidating distribution, and (B) the surrender by Security Bank of its charter to the Office of Thrift Supervision (the "OTS") ((i), (ii) and (iii) are hereinafter referred to collectively as the "Reorganization"). Pursuant to the terms of the Reorganization Agreement, by way of those certain Assignment Agreements (the "Assignment Agreements") dated as of September 25, 1995, by and between (i) MBIA and The Twin City Bank, an Arkansas state-chartered bank and wholly owned subsidiary of MBIA ("TCB"), and (ii) MBIA and First National Bank of Conway County, a national banking association and wholly owned subsidiary of MBIA ("FNBCC") (effective October 2, 1995, FNBCC changed its name to Mercantile Bank of Conway County National Association ("MBCC")), MBIA has assigned its right to receive the assets and its obligation to assume the liabilities of Security Bank to TCB and MBCC, respectively. This Prospectus also serves as the Proxy Statement of Security Bank for use in connection with the Special Meeting of Shareholders of Security Bank (the "Special Meeting"), which will be held on January 16, 1996, at the time and place and for the purposes stated in the Notice of Special Meeting of Shareholders accompanying this Proxy Statement/Prospectus.

          Pursuant to the Reorganization, MBI will issue up to an aggregate of 322,000 shares of MBI Common Stock. Upon consummation of the Reorganization, the business and operations of Security Bank will be continued through TCB and MBCC. The fair market value of MBI Common Stock to be received pursuant to the Reorganization may fluctuate and at the consummation of the Reorganization may be more or less than the current fair market value of such shares. See "TERMS OF THE PROPOSED REORGANIZATION - General Description of the Reorganization." No fractional shares of MBI Common Stock will be issued in the Reorganization, but cash will be paid in lieu of such fractional shares. See "TERMS OF THE PROPOSED REORGANIZATION - Fractional Shares."

          The transaction is intended to qualify as a reorganization under the Internal Revenue Code of 1986, as amended (the "Code"). The Reorganization generally is intended to achieve certain tax-deferral benefits for federal income tax purposes for Security Bank shareholders. See "SUMMARY INFORMATION - Federal Income Tax Consequences in General" and "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION."

          MBI Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "MTL." On November 1, 1995 the closing sale price for MBI Common Stock as reported on the NYSE
Composite Tape was $43.50.

          This Proxy Statement/Prospectus, the Notice of Special
Meeting and the form of proxy were first mailed to the shareholders of Security Bank on or about ------------, 1995.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  The date of this Proxy Statement/Prospectus is -------------, 1995.

                      AVAILABLE INFORMATION
                      ---------------------

          MBI is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by MBI with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Suite 1300, Seven World Trade Center, New York, New York 10048 and Room 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. MBI Common Stock is listed on the NYSE, and such reports, proxy statements and other information concerning MBI are available for inspection and copying at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

          This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4 and exhibits thereto (the "Registration Statement") covering the securities offered hereby which has been filed by MBI with the Commission. As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus omits certain information contained or incorporated by reference in the Registration Statement. Statements contained in this Proxy Statement/Prospectus provide a summary of the contents of certain contracts or other documents referenced herein but are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. For such further information, reference is made to the Registration Statement.


        INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
        -------------------------------------------------

          THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO MBI, EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED THEREIN, ARE AVAILABLE, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO JON W. BILSTROM, GENERAL COUNSEL AND SECRETARY, MERCANTILE BANCORPORATION INC., P.O. BOX 524, ST. LOUIS, MISSOURI 63166-0524, TELEPHONE (314) 425-2525. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY ---------------, 1995.

          The following documents filed with the Commission by MBI under the Exchange Act are incorporated herein by reference:

          (a)  MBI's Report on Form 10-K for the year ended
               December 31, 1994, as amended by Form 10-K/A.

          (b)  MBI's Reports on Form 10-Q for the quarters ended
               March 31, 1995 and June 30, 1995.

          (c)  MBI's Current Reports on Form 8-K dated May 12,
               1995, May 31, 1995 and August 17, 1995.

          (d)  The description of MBI's Common Stock set forth in
               Item 1 of MBI's Registration Statement on Form 8-A, dated March 5, 1993, and any amendment or report filed for the purpose of updating such description.

          (e)  The description of MBI's Preferred Share Purchase
               Rights set forth in Item 1 of MBI's Registration
               Statement on Form 8-A, dated March 5, 1993, and any amendment or report filed for the purpose of updating such description.

          The consolidated financial statements of Hawkeye Bancorporation ("Hawkeye") as of December 31, 1994, 1993 and 1992, and for each of the years in the three-year period ended
December 31, 1994, contained in Hawkeye's Annual Report on Form 10-K for the year ended December 31, 1994, and Hawkeye's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995 are incorporated herein by reference.

          All documents filed by MBI pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and until the date of the Special Meeting shall be deemed to be incorporated by reference herein and made a part hereof from the date any such document is filed. The information relating to MBI contained in this Proxy Statement/Prospectus does not purport to be complete and should be read together with the information in the documents incorporated by reference herein. Any statement contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a subsequent statement contained herein or in any other subsequently filed document incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

          Any statements contained in this Proxy Statement/Prospectus involving matters of opinion, whether or not expressly so stated, are intended as such and not as representations of fact.

          NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR
TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MBI OR SECURITY BANK. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF MBI COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT HERETO SHALL IMPLY OR CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF MBI OR SECURITY BANK OR ANY OF THEIR SUBSIDIARIES OR IN THE INFORMATION SET FORTH HEREIN SUBSEQUENT TO THE DATE HEREOF.

                        TABLE OF CONTENTS
                                                             Page
                                                             ----
AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . .  3

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE. . . . . . .  3

SUMMARY INFORMATION. . . . . . . . . . . . . . . . . . . . . .  8
     Business of MBI . . . . . . . . . . . . . . . . . . . . .  8
     Business of MBIA. . . . . . . . . . . . . . . . . . . . .  9
     Business of Security Bank . . . . . . . . . . . . . . . .  9
     The Proposed Reorganization . . . . . . . . . . . . . . . 10
     Other Agreements. . . . . . . . . . . . . . . . . . . . . 11
     Interests of Certain Persons in the Reorganization. . . . 11
     Special Meeting of Security Bank Shareholders . . . . . . 11
     Reasons for the Reorganization. . . . . . . . . . . . . . 12
     Fractional Shares . . . . . . . . . . . . . . . . . . . . 13
     Waiver and Amendment. . . . . . . . . . . . . . . . . . . 13
     Federal Income Tax Consequences in General. . . . . . . . 13
     Regulatory Approval . . . . . . . . . . . . . . . . . . . 14
     Accounting Treatment. . . . . . . . . . . . . . . . . . . 14
     Dissenters' Rights. . . . . . . . . . . . . . . . . . . . 14
     Markets and Market Prices . . . . . . . . . . . . . . . . 14
     Comparative Unaudited Per Share Data. . . . . . . . . . . 15
     Summary Financial Data. . . . . . . . . . . . . . . . . . 16

INFORMATION REGARDING SPECIAL MEETING. . . . . . . . . . . . . 19
     General . . . . . . . . . . . . . . . . . . . . . . . . . 19
     Date, Time and Place. . . . . . . . . . . . . . . . . . . 19
     Record Date; Vote Required. . . . . . . . . . . . . . . . 19
     Voting and Revocation of Proxies. . . . . . . . . . . . . 19
     Solicitation of Proxies . . . . . . . . . . . . . . . . . 20

TERMS OF THE PROPOSED REORGANIZATION . . . . . . . . . . . . . 20
     General Description of the Reorganization . . . . . . . . 21
     Other Agreements. . . . . . . . . . . . . . . . . . . . . 22
     Interests of Certain Persons in the Reorganization. . . . 22
     Background of and Reasons for the Reorganization; Board
       Recommendations . . . . . . . . . . . . . . . . . . . . 23
     Conditions of the Reorganization. . . . . . . . . . . . . 25
     Termination of the Reorganization Agreement . . . . . . . 28
     Indemnification . . . . . . . . . . . . . . . . . . . . . 28
     Closing Date. . . . . . . . . . . . . . . . . . . . . . . 28
     Surrender of Security Bank Stock Certificates and Receipt
       of MBI Common Stock . . . . . . . . . . . . . . . . . . 29
     Fractional Shares . . . . . . . . . . . . . . . . . . . . 29
     Regulatory Approval . . . . . . . . . . . . . . . . . . . 29
     Business Pending the Reorganization . . . . . . . . . . . 30
     Waiver and Amendment. . . . . . . . . . . . . . . . . . . 33
     Accounting Treatment. . . . . . . . . . . . . . . . . . . 33

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE
     REORGANIZATION. . . . . . . . . . . . . . . . . . . . . . 34


                                    - 5 -

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
RIGHTS OF DISSENTING SHAREHOLDERS OF SECURITY BANK . . . . . . 35

PRO FORMA FINANCIAL INFORMATION. . . . . . . . . . . . . . . . 36
     Comparative Unaudited Per Share Data. . . . . . . . . . . 36
     Pro Forma Combined Consolidated Financial Statements
       (Unaudited) . . . . . . . . . . . . . . . . . . . . . . 37

INFORMATION REGARDING SECURITY BANK. . . . . . . . . . . . . . 47
     Management's Discussion and Analysis of Financial
       Condition . . . . . . . . . . . . . . . . . . . . . . . 47
     Results of Operation. . . . . . . . . . . . . . . . . . . 47
     Financial Condition, Capital Resources and Liquidity. . . 50
     Results of Operation (Nine Month Comparison). . . . . . . 57
     Liquidity and Capital Resources (Nine Month
       Comparison) . . . . . . . . . . . . . . . . . . . . . . 58
     Pending Legislative Proposals . . . . . . . . . . . . . . 58
     Properties. . . . . . . . . . . . . . . . . . . . . . . . 59
     Impact of Future Accounting Pronouncement . . . . . . . . 59
     Legal Proceedings . . . . . . . . . . . . . . . . . . . . 59
     Security Ownership of Certain Beneficial Owners and
       Management. . . . . . . . . . . . . . . . . . . . . . . 60

INFORMATION REGARDING MBI STOCK. . . . . . . . . . . . . . . . 61
     Description of MBI Common Stock and Attached Preferred
       Share Purchase Rights . . . . . . . . . . . . . . . . . 61
     Restrictions on Resale of MBI Stock by Affiliates . . . . 63
     Comparison of the Rights of Shareholders of MBI and
       Security Bank . . . . . . . . . . . . . . . . . . . . . 63

SUPERVISION AND REGULATION . . . . . . . . . . . . . . . . . . 66
     General . . . . . . . . . . . . . . . . . . . . . . . . . 66
     Certain Transactions with Affiliates. . . . . . . . . . . 67
     Payment of Dividends. . . . . . . . . . . . . . . . . . . 67
     Capital Adequacy. . . . . . . . . . . . . . . . . . . . . 67
     FDIC Insurance Assessments. . . . . . . . . . . . . . . . 68
     Proposals to Overhaul the Savings Association Industry. . 69
     Support of Subsidiary Banks . . . . . . . . . . . . . . . 69
     FIRREA and FDICIA . . . . . . . . . . . . . . . . . . . . 69
     Depositor Preference Statute. . . . . . . . . . . . . . . 70
     The Interstate Banking and Community Development
       Legislation . . . . . . . . . . . . . . . . . . . . . . 71

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS. . . . . . . . . . . 71

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . 71

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 72

OTHER MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . 72

SHAREHOLDER PROPOSALS. . . . . . . . . . . . . . . . . . . . . 72

CONSOLIDATED FINANCIAL STATEMENTS. . . . . . . . . . . . . . . 73


                                    - 6 -

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
ANNEXES

Annex A --
     Dissenters' Rights Provisions Applicable to Federal
     Stock Savings Banks (12 C.F.R. Section 552.14). . . . .  A-1


                       SUMMARY INFORMATION
                       -------------------

          The following is a summary of the important terms of the proposed Reorganization and related information discussed elsewhere in this Proxy Statement/Prospectus but does not purport to be complete and is qualified in its entirety by reference to the more detailed information which appears elsewhere in this Proxy Statement/Prospectus and the documents incorporated by reference herein. Shareholders of Security Bank are urged to read this Proxy Statement/Prospectus in its entirety. All MBI per share data reflect a three-for-two stock split distributed in the form of a dividend on April 11, 1994.

BUSINESS OF MBI

          MBI, a Missouri corporation, was organized in 1970 and is a registered bank holding company under the federal Bank Holding Company Act of 1956, as amended (the "BHCA"). MBI is also registered as a savings and loan holding company under the Home Owners' Loan Act of 1933, as amended ("HOLA"). At September 30, 1995, MBI owned, directly or indirectly, all of the capital stock (except for a small minority interest in one bank) of Mercantile Bank of St. Louis National Association ("Mercantile Bank"), 51 other commercial banks and one federally chartered thrift which operate from 322 banking offices and 316 Fingertip Banking automated teller machines, including 37 off-premises machines, located throughout Missouri, southern Illinois, eastern Kansas, northern Arkansas and northern Iowa. MBI's services concentrate in three major lines of business -- consumer, corporate and trust
services.   MBI also operates non-banking subsidiaries which
provide related financial services, including investment management, brokerage services and asset-based lending. As of September 30, 1995, MBI had 55,333,878 shares of its Common Stock outstanding. As of September 30, 1995, MBI reported, on a consolidated basis, total assets of $16.0 billion, total deposits of $11.8 billion, total loans of $10.6 billion and shareholders' equity of $1.4 billion.

          On January 3, 1995, MBI completed the acquisitions of (i) UNSL Financial Corp. ("UNSL"), a Delaware corporation and a savings and loan holding company under the HOLA, located in Lebanon, Missouri, and (ii) Wedge Bank ("Wedge"), an Illinois state-chartered bank located in Alton, Illinois. These acquisitions were accounted for under the pooling-of-interests method of accounting. As of January 3, 1995, UNSL and Wedge reported total assets of $508 million and $196 million, respectively.

          On May 1, 1995, MBI completed the acquisitions of
(i) Central Mortgage Bancshares, Inc. ("CMB"), a Missouri corporation and registered bank holding company under the BHCA, located in Kansas City, Missouri, and (ii) TCBankshares, Inc. ("TCB"), an Arkansas corporation and a registered bank holding company under the BHCA, located in North Little Rock, Arkansas. These acquisitions were accounted for under the pooling-of-interest method of accounting. As of May 1, 1995, CMB and TCB reported total assets of $655 million and $1.4 billion, respectively.

          In connection with the acquisitions of UNSL, CMB and TCB, MBI restated its consolidated financial statements as of and for the years ended December 31, 1994, 1993 and 1992. MBI filed supplemental financial statements as of and for the years ended December 31, 1994, 1993 and 1992 in a Current Report on Form 8-K, dated May 31, 1995, which has been incorporated by reference into this Proxy Statement/Prospectus. Due to the immateriality of the financial condition and results of operation of Wedge to that of MBI, the supplemental consolidated financial statements of MBI do not reflect the Wedge transaction.

          On July 7, 1995, MBI completed the acquisition of Plains Spirit Financial Corporation ("Plains Spirit"), located in
Davenport, Iowa. Plains Spirit, a Delaware corporation, was a registered savings and loan holding company under the HOLA. This acquisition was accounted for under the purchase method of accounting. As of July 7, 1995, Plains Spirit reported total assets of $400.8 million.

          On August 1, 1995, MBI completed the acquisitions of
(i) AmeriFirst Bancorporation, Inc. ("AmeriFirst"), a Missouri corporation and registered bank holding company under the BHCA, located in Sikeston, Missouri, and (ii) Southwest Bancshares, Inc. ("Southwest"), a Missouri corporation and registered bank holding company under the BHCA, located in Bolivar, Missouri. These acquisitions were accounted for under the pooling-of-interest method of accounting. As of August 1, 1995, AmeriFirst and Southwest reported total assets of $155.5 million and $187.7 million, respectively.

          On July 24, 1995, MBI entered into an agreement to acquire First Sterling Bancorp, Inc. ("Sterling"), located in Sterling, Illinois. Sterling, an Illinois corporation, is a registered bank holding company under the BHCA which owns one national banking association. As of September 30, 1995, Sterling reported total assets of $170.0 million, total deposits of $132.5 million, total loans of $85.7 million and shareholders' equity of $18.3 million.

          On August 4, 1995, MBI entered into an agreement to acquire Hawkeye, located in Des Moines, Iowa. Hawkeye, an Iowa corporation, is a registered bank holding company under the BHCA which owns 23 commercial banks. As of September 30, 1995, Hawkeye reported total assets of $2.0 billion, total deposits of $1.7 billion, total loans of $1.3 billion and shareholders' equity of $192.8 million.

          On September 15, 1995, MBI entered into an agreement to acquire Metro Savings Bank, FSB ("Metro"), located in Wood River, Illinois. Metro is chartered as a federal stock savings bank under the HOLA and operates from one location. As of September 30, 1995, Metro reported total assets of $83.3 million, total deposits of $76.7 million, total loans of $54.7 million and shareholders' equity of $5.9 million.

          MBI's principal executive offices are located at One
Mercantile Center, St. Louis, Missouri 63101, and its telephone number is (314) 425-2525.

BUSINESS OF MBIA

          MBIA, an Arkansas corporation, is a wholly owned subsidiary of MBI which was organized on February 7, 1995. MBIA is a registered bank holding company under the BHCA. MBIA currently owns all of the capital stock of six banks which operate from 38 locations in Arkansas.

BUSINESS OF SECURITY BANK

          Security Bank, a federal stock savings bank, commenced operations in 1961 and operates from three locations in central Arkansas. Security Bank currently owns all of the issued and outstanding shares of capital stock of Security Service Corporation, an Arkansas corporation ("SSC"), and Security Investments of Conway, Inc., an Arkansas corporation ("Security Investments"). As of the date hereof, 10,324 shares of Security Bank Common Stock were issued and outstanding. As of September 30, 1995, Security Bank reported, on a consolidated basis, total assets of $100.3 million, total deposits of $87.9 million, total loans of $75.8 million and shareholders' equity of $8.6 million. See "INFORMATION REGARDING SECURITY BANK."

          Security Bank's principal executive offices are located at 1122 Van Ronkle, Conway, Arkansas 72033, and its telephone number is (501) 327-7771.

THE PROPOSED REORGANIZATION

          Subject to the satisfaction of the terms and conditions set forth in the Reorganization Agreement described below, MBIA will acquire the business and operations of Security Bank, and shareholders of Security Bank will receive shares of MBI Common Stock in exchange for their shares of Security Bank Common Stock, through (i) the sale by Security Bank of all of its assets and the assignment by Security Bank of all of its liabilities to MBIA, in exchange for the Shares, (ii) the transfer by MBI (on behalf of MBIA) of the shares to the Exchange Agent, on behalf of Security Bank, and (iii) upon consummation of (i) and (ii) above, (A) and upon the surrender by each Security Bank shareholder of his or her certificate(s) representing shares of Security Bank Common Stock, the distribution by the Exchange Agent of 31.189 shares of MBI Common Stock for each share of Security Bank Common Stock represented by a surrendered certificate, on behalf of Security Bank, as a liquidating distribution, and (B) the surrender by Security Bank of its charter to the OTS. Pursuant to the terms of the Reorganization Agreement, by way of the Assignment Agreements, MBIA has assigned its right to receive the assets and its obligation to assume the liabilities of Security Bank to TCB and MBCC. Upon consummation of the Reorganization, Security Bank's corporate existence will terminate. The Distribution Ratio is subject to certain anti-dilution protections but is not adjustable based upon the operating results, financial condition or other factors affecting either MBI, MBIA or Security Bank prior to the consummation of the Reorganization. The fair market value of MBI Common Stock to be received pursuant to the Reorganization may fluctuate and at the consummation of the Reorganization may be more or less than the current fair market value of such shares.

          KeyCorp Shareholder Services, Inc., the transfer agent for MBI Common Stock, has been selected as the Exchange Agent for purposes of effecting the distribution of the Shares, as a liquidating distribution on behalf of Security Bank, to the shareholders of Security Bank upon the surrender of their certificates representing shares of Security Bank Common Stock.

          The Reorganization Agreement provides that the consummation of the Reorganization is subject to certain terms and conditions, including the approval of the Reorganization Agreement by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Security Bank Common Stock and receipt of the requisite regulatory approvals and an opinion of counsel regarding certain federal income tax aspects of the transaction. For a discussion of each of the conditions to the Reorganization, see "TERMS OF THE PROPOSED REORGANIZATION - Conditions of the Reorganization."

          Unless the parties otherwise agree, the closing (the "Closing") of the Reorganization shall occur on such date (the "Closing Date") as MBIA shall notify Security Bank in writing (such notice to be at least five business days in advance of the Effective Time (as hereinafter defined)) but (i) not earlier than
(A) the approval of the Reorganization Agreement by the shareholders of Security Bank and (B) the receipt of the last approval of the Reorganization by each of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the OTS, the Comptroller of the Currency (the "Comptroller"), the Federal Deposit Insurance Corporation (the "FDIC"), the Arkansas State Bank Commissioner (the "Arkansas Commissioner") and any other federal and/or state regulatory agency whose approval is required for the consummation of the Reorganization, and the expiration of all required waiting periods (the Federal Reserve Board, the OTS, the Comptroller, the FDIC, the Arkansas Commissioner and such other federal and/or state regulatory authorities are collectively referred to herein as the "Regulatory Authorities" and individually as a "Regulatory Authority"), and (ii) not later than the first business day of the first full calendar month commencing at least five days after (i) the approval of the Reorganization Agreement by the shareholders of Security Bank and (ii) the approval date of the Reorganization by the Regulatory Authorities and the expiration of all required waiting periods. The Reorganization will be consummated and become effective on the date and at the time (the "Effective Time") of the Closing. The Reorganization Agreement may be terminated at any time prior to the Closing Date by the mutual consent of the parties or, unilaterally, by either party upon the occurrence of certain events or if the Reorganization is not consummated by June 30, 1996. See "TERMS OF THE PROPOSED REORGANIZATION - Conditions of the Reorganization" and
"- Termination of the Reorganization Agreement."

OTHER AGREEMENTS

          Concurrent with the execution of the Reorganization Agreement, MBI and certain shareholders, including each director, of Security Bank executed separate Voting Agreements (the "Voting Agreements") by which each such shareholder agreed that he or she will vote all of the shares of Security Bank Common Stock then owned or subsequently acquired in favor of the approval of the Reorganization Agreement and the Dissolution at the Special Meeting. In addition, until the earliest to occur of the Effective Time of the Reorganization, the termination of the Voting Agreement or the termination of the Reorganization Agreement, such shareholders further agreed they will not vote any such shares in favor of the approval of any other competing acquisition proposal involving Security Bank and a third party. Each such shareholder also agreed that he or she will not transfer shares of Security Bank Common Stock unless, prior to such transfer, the transferee executes an agreement in substantially the same form as the Voting Agreement. As of the date hereof, such shareholders of Security Bank who executed Voting Agreements owned beneficially an aggregate of 7,586 shares of Security Bank Common Stock, or approximately 73.5% of the issued and outstanding shares.

INTERESTS OF CERTAIN PERSONS IN THE REORGANIZATION

          Bill F. Johnson, President and Chief Executive Officer of Security Bank, has entered into an agreement with MBI whereby Mr. Johnson will serve as a senior executive of a successor of Security Bank for a period of two years commencing on the Closing Date. During such two year period, Mr. Johnson will receive a base salary of $103,600 per year (inclusive of director's fees, if any) and be entitled to participate in MBI's welfare plans and executive incentive programs, to use a company-owned vehicle and to be reimbursed for country club dues. Ritchie D. Howell, Senior Vice President of Security Bank, has entered into an agreement with MBI whereby he will serve as a Senior Vice President of a successor of Security Bank for a period of one year commencing on the Closing Date. During such one year period, Mr. Howell will receive a base salary of $73,600 per year (inclusive of director's fees, if any) and be entitled to participate in MBI's welfare plans and executive incentive programs, to use a company-owned vehicle and to be reimbursed for country club dues. See "TERMS OF THE PROPOSED REORGANIZATION - Interests of Certain Persons in the Reorganization."

SPECIAL MEETING OF SECURITY BANK SHAREHOLDERS

          The Special Meeting will be held on January 16, 1996, at 4:30 p.m. Central Time, at Security Bank, 1122 Van Ronkle, Conway, Arkansas. Approval by the Security Bank shareholders of the Reorganization Agreement and the dissolution of Security Bank (the "Dissolution") requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Security Bank Common Stock. Only holders of record of Security Bank Common Stock at the close of business on December 11, 1995 (the "Record Date") will be entitled to notice of, and to vote at, the Special Meeting. At such date, there were 10,324 shares of Security Bank Common Stock outstanding.

          As of the date hereof, directors and executive officers of Security Bank and their affiliates owned beneficially an aggregate of 7,586 shares of Security Bank Common Stock, or approximately 73.5% of the shares entitled to vote at the Special Meeting. All of Security Bank's directors and their affiliates have indicated their intention to vote their shares for the approval of the Reorganization Agreement and the Dissolution. Additionally, each of the directors of Security Bank, pursuant to the terms of his or her respective Voting Agreement, has committed to vote his or her shares of Security Bank Common Stock for the approval of the Reorganization Agreement. As of the date hereof, such directors owned beneficially an aggregate of 7,586 shares of Security Bank Common Stock, or approximately 73.5% of the issued and outstanding shares.

          THE BOARD OF DIRECTORS OF SECURITY BANK CAREFULLY
CONSIDERED AND UNANIMOUSLY APPROVED THE TERMS OF THE REORGANIZATION AND THE DISSOLUTION AS BEING IN THE BEST INTEREST OF SECURITY BANK AND ITS SHAREHOLDERS. THE SECURITY BANK BOARD UNANIMOUSLY
RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSALS TO APPROVE THE
                                  ---
REORGANIZATION AGREEMENT AND THE DISSOLUTION.

REASONS FOR THE REORGANIZATION

          The Board of Directors of Security Bank believes that the Reorganization is in the best interest of Security Bank and its shareholders. In the course of reaching its determination to approve the Reorganization and recommend the approval of the Reorganization Agreement and the Dissolution to the shareholders of Security Bank, the Board of Directors, without assigning any relative or specific weights, considered a number of factors, including the following reasons:

          (i) The consideration to be paid by MBI. See "TERMS OF THE PROPOSED REORGANIZATION - General Description of the Reorganization." Depending upon the price of MBI Common Stock used in the calculation, the transaction value of consideration to be delivered by MBI reflects a price-to-book multiple of between 1.65 and 1.8 times Security Bank's unaudited book value as of June 30, 1995. The Board of Directors of Security Bank determined that these multiples compared favorably with the ratios of recently completed comparable bank and thrift merger transactions in Arkansas;

          (ii) The trends in the banking industry are toward consolidation and increased regulation, particularly, recent changes have resulted in an environment where community banks and thrifts have commanded in the past, and for some indefinite future period will command, attractive purchase prices; and the Board of Directors of Security Bank sought to take advantage of this environment; and prospective changes (ultimately adopted) in calculation of deposit insurance premiums for banks may competitively disadvantage thrifts and savings banks such as Security Bank in the future;

         (iii) Security Bank will benefit from MBI's capital, operations and regulatory expertise and management talent, and may achieve certain economies of scale in its banking operations;

          (iv) Management of Security Bank believes that MBI's philosophy is to provide its community banks with a substantial degree of operating autonomy, generally leaving existing management in place to manage the institution consistent with past management culture, so long as such culture is not inconsistent with MBI's policies; and

          (v) The annual dividend yield on MBI Common Stock offered in exchange for Security Bank Common Stock substantially exceeds the historical yield on Security Bank Common

Stock, and there is a much broader and more liquid market for MBI
Common Stock, which is listed and traded on the NYSE.

          MBI's Board of Directors believes that the Reorganization will enable MBIA to (i) increase its presence in central Arkansas through the acquisition of an established banking organization and
(ii) enhance MBIA's ability to compete in the increasingly competitive banking and financial services industry. See "TERMS OF THE PROPOSED REORGANIZATION - Background of and Reasons for the Reorganization; Board Recommendations."

FRACTIONAL SHARES

          No fractional shares of MBI Common Stock will be issued to the shareholders of Security Bank in connection with the Reorganization. Each holder of Security Bank Common Stock who otherwise would have been entitled to receive a fraction of a share of MBI Common Stock shall receive in lieu thereof cash, without interest, in an amount equal to the holder's fractional share interest multiplied by the closing stock price of MBI Common Stock on the NYSE Composite Tape as reported in The Wall Street Journal on the Closing Date of the Reorganization. Cash received by Security Bank shareholders in lieu of fractional shares may give rise to taxable income. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION."

WAIVER AND AMENDMENT

          Any provision of the Reorganization Agreement, including, without limitation, the conditions to the consummation of the Reorganization and the restrictions described under the caption "TERMS OF THE PROPOSED REORGANIZATION - Business Pending the Reorganization," may be (i) waived in writing at any time by the party that is, or whose shareholders are, entitled to the benefits thereof or (ii) amended at any time by written agreement of the parties approved by or on behalf of their respective Boards of Directors, whether before or after the Special Meeting; provided, however, that after approval of the Reorganization Agreement by the shareholders of Security Bank at the Special Meeting no such modification may (i) alter or change the amount or kind of the consideration to be received by the Security Bank shareholders in the Reorganization as a liquidating distribution or (ii) adversely affect the tax treatment to the Security Bank shareholders as a result of receiving shares of MBI Common Stock in the Reorganization.

FEDERAL INCOME TAX CONSEQUENCES IN GENERAL

          Thompson & Mitchell, MBI's legal counsel, has delivered its opinion to the effect that, assuming the Reorganization occurs in accordance with the Reorganization Agreement and conditioned on the accuracy of certain representations made by MBI, MBIA, Security Bank and certain shareholders of Security Bank, the Reorganization will constitute a "reorganization" for federal income tax purposes and that, accordingly, no gain or loss will be recognized by Security Bank shareholders who exchange their shares of Security Bank Common Stock solely for shares of MBI Common Stock in the Reorganization. However, cash received in lieu of fractional shares may give rise to taxable income. EACH SECURITY BANK SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE REORGANIZATION TO SUCH SHAREHOLDER, INCLUDING THE APPLICABILITY OF VARIOUS STATE, LOCAL AND FOREIGN TAX LAWS. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION."

REGULATORY APPROVAL

          The Reorganization is subject to the prior approval of each of the Federal Reserve Board, the OTS, the Comptroller, the FDIC and the Arkansas Commissioner. MBI has filed the required applications seeking such approvals with the Regulatory Authorities. The Reorganization cannot be consummated until receipt of approval from such agencies. In reviewing the Reorganization, the Regulatory Agencies will consider various factors, including possible anticompetitive effects of the Reorganization, and will examine the financial and managerial resources and future prospects of the combined organization. There can be no assurance that the necessary regulatory approvals will be received or as to the timing of such approvals. See "TERMS OF THE PROPOSED REORGANIZATION - Regulatory Approval" and "SUPERVISION AND REGULATION."

ACCOUNTING TREATMENT

          It is intended that the Reorganization will be accounted for under the pooling-of-interests method of accounting. See
"TERMS OF THE PROPOSED REORGANIZATION - Accounting Treatment."

DISSENTERS' RIGHTS

          Under federal law, a holder of Security Bank Common Stock may dissent from the Reorganization and receive payment of the "fair or appraised value" of such shares in cash if the Reorganization is consummated by following certain procedures set forth in 12 C.F.R. Section 552.14 ("Section 552.14"), the text of which is attached hereto as Annex A. Failure to follow such
                            -------
procedures may result in the loss of dissenters' rights. Any Security Bank shareholder returning an executed proxy card which does not provide instructions to vote against the approval of the Reorganization Agreement will be deemed to have approved the Reorganization Agreement, thereby waiving any such dissenters' rights. See "RIGHTS OF DISSENTING SHAREHOLDERS OF SECURITY BANK."

MARKETS AND MARKET PRICES

          MBI Common Stock is currently traded on the NYSE under the symbol "MTL." Prior to March 25, 1993, MBI Common Stock was quoted on the Nasdaq National Market under the symbol "MTRC." The last sale price reported for MBI Common Stock on July 7, 1995, the last trading date preceding the public announcement of the Reorganization, was $44.375. There is no established public trading market for Security Bank Common Stock. The following table sets forth for the periods indicated the high and low trading prices of MBI Common Stock. Management of Security Bank does not have knowledge of any transactions involving its shares for the periods indicated.

                                  MBI <F1>                Security Bank
                        --------------------------    ----------------------
                          Sales Price       Cash      Sales Price     Cash
                        ---------------   Dividend    -----------   Dividend
                        High     Low      Declared    High    Low   Declared
                        ----     ---      --------    ----    ---   --------
1993
----
First Quarter          $35.625  $30.625   $ .2475     <F2>    <F2>   $  --
Second Quarter          37.625   29.375     .2475     <F2>    <F2>      --
Third Quarter           34.375   31.625     .2475     <F2>    <F2>      --
Fourth Quarter          34.625   29.125     .2475     <F2>    <F2>    6.00

1994
----
First Quarter          $34.125  $29.875   $ .28       <F2>    <F2>   $  --
Second Quarter          38.125   31.125     .28       <F2>    <F2>      --
Third Quarter           39.250   34.875     .28       <F2>    <F2>      --
Fourth Quarter          36.875   29.500     .28       <F2>    <F2>    6.00

1995
----
First Quarter          $37.250  $31.250   $ .33       <F2>    <F2>   $  --
Second Quarter          44.875   36.000     .33       <F2>    <F2>      --
Third Quarter           47.000   41.625     .33       <F2>    <F2>      --
Fourth Quarter (through                     .33       <F2>    <F2>      --
November 1, 1995)       45.250   41.500

-----------------
<F1>  For a recent sale price of MBI Common Stock, see the cover of this Proxy Statement/Prospectus.

<F2>  No trades known to management of Security Bank.


COMPARATIVE UNAUDITED PER SHARE DATA

          The following table sets forth for the periods indicated selected historical per share data of MBI and Security Bank and the corresponding pro forma and pro forma equivalent per share amounts giving effect to the proposed Reorganization, the proposed acquisitions of Sterling, Hawkeye and Metro and the acquisition of Ameribanc, Inc. ("ABNK"), which was completed on April 30, 1992. The data presented is based upon the supplemental consolidated financial statements and related notes of MBI and the consolidated financial statements and related notes of Security Bank, Sterling, Hawkeye and Metro in this Proxy Statement/Prospectus or in documents incorporated herein by reference, and the pro forma combined consolidated balance sheet and income statements, including the notes thereto, appearing elsewhere herein. This information should be read in conjunction with such historical and pro forma financial statements and related notes thereto. The assumptions used in the preparation of this table appear in the notes to the pro forma financial information appearing elsewhere in this Proxy Statement/Prospectus. See "PRO FORMA FINANCIAL INFORMATION." These data are not necessarily indicative of the results of the future operations of the combined organization or the actual results that would have occurred if the Reorganization, the completed merger of ABNK or the proposed acquisitions of Sterling, Hawkeye and Metro had been consummated prior to the periods indicated.

                                                                        MBI/                                        Security Bank/
                                                                   Security Bank   Security Bank  MBI/All Entities   All Entities
                                            MBI     Security Bank    Pro Forma       Pro Forma       Pro Forma         Pro Forma
                                         Reported     Reported     Combined <F1>  Equivalent <F2>  Combined <F3>    Equivalent <F2>
                                         --------   -------------  -------------  --------------- ----------------  ---------------
Book Value per Share:
  September 30, 1995                     $ 25.43      $ 832.00        $ 25.42         $792.82         $25.16           $784.72
  December 31, 1994                        23.47        752.00          23.47          732.01          23.09            720.15

Cash Dividends Declared per Share:
 Nine months ended September 30, 1995    $  0.99      $     --        $  0.99         $ 30.88         $ 0.99           $ 30.88
  Year ended December 31, 1994              1.12          6.00           1.12           34.93           1.12             34.93
  Year ended December 31, 1993              0.99          6.00           0.99           30.88           0.99             30.88
  Year ended December 31, 1992              0.93          6.00           0.93           29.01           0.93             29.01

Earnings per Share:
  Nine months ended September 30, 1995   $  2.95      $  80.73        $  2.95         $ 92.01         $ 2.88           $ 89.82
  Year ended December 31, 1994              3.22         82.53           3.21          100.12           3.22            100.43
  Year ended December 31, 1993              2.79         75.26           2.79           87.02           2.80             87.33
  Year ended December 31, 1992              2.42         82.91           2.43           75.79           2.44             76.10

Market Price per Share:

  At July 7, 1995 <F4>                   $ 44.38            --            n/a             n/a            n/a               n/a
  At November 1, 1995 <F4>                 43.50            --            n/a             n/a            n/a               n/a

-----------------------
<F1>  Includes the effect of pro forma adjustments for Security Bank and
      ABNK, as appropriate.  See "PRO FORMA FINANCIAL INFORMATION."

<F2>  Based on the pro forma combined per share amounts multiplied by
      31.189, the distribution ratio applicable to one share of Security Bank Common Stock. Further explanation of the assumptions used in the preparation of the pro forma combined consolidated financial statements is included in the notes to the pro forma financial statements. See "PRO FORMA FINANCIAL INFORMATION."

<F3>  Includes the effect of pro forma adjustments for Security Bank, ABNK,
      Sterling, Hawkeye and Metro, as appropriate. See "PRO FORMA FINANCIAL INFORMATION."

<F4>  The market value of MBI Common Stock was determined as of the last trading day preceding the public announcement of the proposed acquisition and as of the latest available date prior to the filing of the Proxy Statement/Prospectus, based on the last sale price as reported on the NYSE Composite Tape. There are no publicly available quotations of Security Bank Common Stock and management of Security Bank is not aware of any trades in Security Bank Common Stock for the last three years.

SUMMARY FINANCIAL DATA

          The following table sets forth for the periods indicated certain summary historical consolidated financial information for MBI and Security Bank. The balance sheet data and income statement data included in the summary financial data of MBI for the five years ended December 31, 1994 are taken from MBI's audited supplemental consolidated financial statements.
The balance sheet data and income statement data of Security Bank included in the summary financial data for the five years ended December 31, 1994 are taken from Security Bank's audited consolidated financial statements. The balance sheet data and income statement data included in the summary financial data as of and for the nine months ended September 30, 1995 and 1994 are taken from the unaudited consolidated financial statements of MBI and Security Bank. These data include all adjustments which are, in the opinion of the respective managements of MBI and Security Bank, necessary to present a fair statement of these periods and are of a normal recurring nature. Results for the nine months ended September 30, 1995 are not necessarily indicative of results for the entire year. The following information should be read in conjunction with the supplemental consolidated financial statements of MBI and the consolidated financial statements of Security Bank, and the related notes thereto, included herein or in documents incorporated herein by reference, and in conjunction with the unaudited pro forma combined consolidated financial information, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" and "PRO FORMA FINANCIAL INFORMATION."

MERCANTILE BANCORPORATION INC.
SUMMARY FINANCIAL DATA

                                As of or for the
                               Nine Months Ended                       As of or for the
                                 September 30,                       Year Ended December 31
                              -------------------     -------------------------------------------------------
                                1995        1994       1994        1993        1992        1991        1990
                                ----        ----       ----        ----        ----        ----        ----
PER SHARE DATA
 Net income <F1> . . . . . .  $   2.95    $   2.68    $   3.22    $   2.79  $     2.42  $     2.25  $     1.99
 Dividends declared. . . . .       .99         .84        1.12         .99         .93         .93         .93
 Book value at period end. .     25.43       23.26       23.47       21.69       19.52       19.19       17.72
 Average common shares
  outstanding (thousands). .    53,630      51,900      51,957      50,965      47,276      39,391      37,847
EARNINGS (THOUSANDS)
 Interest income . . . . . .  $854,404    $730,270    $994,896    $971,482  $1,011,544  $1,018,688  $1,022,441
 Interest expense. . . . . .   410,097     284,939     399,349     390,911     485,253     588,993     642,365
                              --------    --------    --------    --------  ----------  ----------  ----------
 Net interest income . . . .   444,307     445,331     595,547     580,571     526,291     429,695     380,076
 Provision for possible
  loan losses  . . . . . . .    28,928      26,374      43,201      63,513      77,874      62,360      56,196
 Other income. . . . . . . .   181,480     159,425     209,758     219,703     201,965     170,770     150,508
 Other expense . . . . . . .   356,944     360,140     492,070     508,043     471,903     431,155     361,992
 Income taxes. . . . . . . .    81,156      78,033     101,705      85,467      61,072      24,029      31,759
                              --------    --------    --------    --------  ----------  ----------  ----------
 Net income  . . . . . . . .  $158,759    $140,209    $168,329    $143,251  $  117,407  $   82,921  $   80,637
                              ========    ========    ========    ========  ==========  ==========  ==========
ENDING BALANCE SHEET
 (MILLIONS)
 Total assets. . . . . . . .  $ 16,019    $ 14,723    $ 14,806    $ 14,423  $   14,190  $   12,377  $   11,674
 Earning assets. . . . . . .    14,773      13,571      13,671      13,259      12,989      11,331      10,447
 Investment securities . . .     3,847       3,956       3,844       4,180       4,106       2,949       2,286
 Loans and leases, net of
   unearned income . . . . .    10,648       9,360       9,670       8,702       8,525       7,881       7,827
 Deposits. . . . . . . . . .    11,835      11,025      11,189      11,599      11,629      10,211       9,660
 Long-term debt. . . . . . .       304         300         299         288         310         216         247
 Shareholders' equity. . . .     1,419       1,224       1,234       1,133         996         805         683
 Reserve for possible
  loan losses. . . . . . . .       188         190         195         185         179         158         159
SELECTED RATIOS
 Return on average assets. .      1.37%       1.29%       1.16%       1.00%       0.86%       0.70%       0.73%
 Return on average equity. .     16.01       15.80       14.07       13.37       12.71       10.96       12.30
 Net interest rate margin. .      4.26        4.57        4.55        4.55        4.34        4.12        3.95
 Equity to assets. . . . . .      8.86        8.31        8.34        7.85        7.02        6.50        5.85
 Reserve for possible loan
  losses to:
  Outstanding loans. . . . .      1.76        2.03        2.01        2.12        2.10        2.00        2.04
  Non-performing loans . . .    352.34      469.36      579.62      278.62      147.60      105.33      108.49

<F1> Based on weighted average common shares outstanding.


SECURITY BANK OF CONWAY, F.S.B.
SUMMARY FINANCIAL DATA

                                As of or for the
                               Nine Months Ended                       As of or for the
                                 September 30,                       Year Ended December 31
                              -------------------     ---------------------------------------------------
                                1995        1994       1994         1993     1992        1991        1990
                                ----        ----       ----         ----     ----        ----        ----
PER SHARE DATA
 Net income. . . . . . . . .  $  80.73    $ 66.28     $ 82.53     $ 75.26   $ 82.91     $ 65.99     $ 58.63
 Dividends declared. . . . .        --         --        6.00        6.00      6.00        6.00        6.00
 Dividend payout ratio . . .        --         --        7.27        7.97      7.24        9.09       10.23
 Book value at period end. .       832        741         752         676       606         529         469
 Average common shares
  outstanding. . . . . . . .    10,324     10,324      10,324      10,324    10,324      10,324      10,324
EARNINGS (THOUSANDS)
 Interest income . . . . . .  $  5,704    $ 4,765     $ 6,257     $ 5,849   $ 6,142     $ 6,633     $ 6,394
 Interest expense. . . . . .     3,291      2,564       3,487       3,309     3,874       4,710       4,664
                              --------    -------     -------     -------   -------     -------     -------
 Net interest income . . . .     2,413      2,201       2,770       2,540     2,268       1,923       1,730
 Provision for possible
  loan losses. . . . . . . .        45         45          60          60        60          42          33
 Other income. . . . . . . .       292        390         406         285       173         144         147
 Other expense . . . . . . .     1,445      1,465       1,713       1,359     1,066         981         910
 Income taxes. . . . . . . .       382        397         551         629       459         363         329
                              --------    -------     -------     -------   -------     -------     -------
 Net income. . . . . . . . .  $    833    $   684     $   852     $   777   $   856     $   681     $   605
                              ========    =======     =======     =======   =======     =======     =======
ENDING BALANCE SHEET
 (THOUSANDS)
 Total assets. . . . . . . .  $100,323    $91,771     $92,113     $86,824   $84,967     $79,342     $70,419
 Earning assets. . . . . . .    96,603     87,301      88,316      83,109    81,927      77,252      68,433
 Investment securities . . .     3,981     10,665       7,760      13,683     8,215       2,076       2,008
 Loans and leases, net of
   unearned income . . . . .    75,505     72,362      73,516      63,958    64,330      56,524      52,291
 Deposits. . . . . . . . . .    87,758     80,210      80,425      78,715    78,300      73,529      65,128
 Long-term debt  . . . . . .        --         --          --          --        --          --          --
 Shareholders' equity. . . .     8,598      7,649       7,765       6,975     6,260       5,466       4,847
 Reserve for possible
  loan losses. . . . . . . .       287        227         243         201       153         107          72
SELECTED RATIOS
 Return on average assets. .      1.15%      1.02%        .95%        .90%     1.04%        .90%        .89%
 Return on average equity. .     13.80      12.46       11.56       11.74     14.60       13.21       13.14
 Net interest rate margin. .      3.27       2.73        2.75        2.84      2.55        2.21        2.18
 Average equity to
  average assets . . . . . .      8.32       8.18        8.43        8.03      7.37        6.89        6.88
 Reserve for possible
  loan losses to:
    Outstanding loans. . . .       .38        .31         .33         .31       .24         .19         .14
    Non-performing loans . .    111.74      99.15      486.02       13.37      <Fnm>       <Fnm>       <Fnm>

<nm> - not meaningful


              INFORMATION REGARDING SPECIAL MEETING
              -------------------------------------

GENERAL

          This Proxy Statement/Prospectus is being furnished to holders of Security Bank Common Stock in connection with the solicitation of proxies by the Board of Directors of Security Bank for use at the Special Meeting and any adjournments or postponements thereof at which the shareholders of Security Bank will consider and vote upon a proposal to approve the Reorganization Agreement, the proposal to approve the Dissolution and consider and vote upon any other business which may properly be brought before the Special Meeting or any adjournments or postponements thereof. Each copy of this Proxy Statement/Prospectus is accompanied by the Notice of Special Meeting of Shareholders of Security Bank, a proxy card and related instructions and a self-addressed return envelope to Security Bank for the proxy card.

          This Proxy Statement/Prospectus is also furnished by MBI to each holder of Security Bank Common Stock as a prospectus in connection with the issuance by MBI of shares of MBI Common Stock upon the consummation of the Reorganization. This Proxy Statement/Prospectus and the Notice of Special Meeting, proxy card and related materials are being first mailed to shareholders of Security Bank on -----------, 1995.

DATE, TIME AND PLACE

          The Special Meeting will be held at Security Bank, 1122
Van Ronkle, Conway, Arkansas, on Tuesday, January 16, 1996, at 4:30 p.m. Central Time.

RECORD DATE; VOTE REQUIRED

          On the Record Date, there were 10,324 shares of Security Bank Common Stock outstanding and entitled to vote at the Special Meeting. Each such share is entitled to one vote on each matter properly brought before the Special Meeting. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Security Bank Common Stock is required to approve the Reorganization Agreement.

          As of the Record Date, directors and executive officers of Security Bank and their affiliates owned beneficially an aggregate of 7,586 shares of Security Bank Common Stock, or approximately 73.5% of the outstanding shares of Security Bank Common Stock entitled to vote at the Special Meeting. All directors of Security Bank and their affiliates have indicated their intention to vote their shares for the approval of the Reorganization Agreement and the Dissolution at the Special Meeting. Additionally, each director of Security Bank, pursuant to the terms of his or her respective Voting Agreement, has committed to vote his or her shares of Security Bank Common Stock for approval of the Reorganization Agreement. As of the Record Date, directors of Security Bank owned beneficially an aggregate of 7,586 shares of Security Bank Common Stock, or approximately 73.5% of the issued and outstanding shares.

VOTING AND REVOCATION OF PROXIES

          Shares of Security Bank Common Stock which are represented by a properly executed proxy received prior to the vote at the Special Meeting will be voted at such Special Meeting in the manner directed on the proxy card, unless such proxy is revoked in the manner set forth herein in advance of such vote. ANY SECURITY BANK SHAREHOLDER RETURNING AN EXECUTED PROXY CARD WHICH DOES NOT

PROVIDE INSTRUCTIONS TO VOTE AGAINST THE APPROVAL OF THE REORGANIZATION AGREEMENT OR AGAINST THE APPROVAL OF THE DISSOLUTION WILL BE DEEMED TO HAVE APPROVED THE REORGANIZATION AGREEMENT AND THE DISSOLUTION. Failure to return a properly executed proxy card or to vote in person at the Special Meeting will have the practical effect of a vote against the approval of the Reorganization Agreement and the Dissolution.

          Shares subject to abstentions will be treated as shares that are present and voting at the Special Meeting for purposes of determining the presence of a quorum. Such votes will have the effect of votes against the approval of the Reorganization Agreement and the Dissolution. Broker "non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares with respect to which the brokers or nominees do not have discretionary power to vote without such instructions) will be considered as present for the purposes of determining the presence of a quorum but will not be considered as voting at the Special Meeting. Broker non-votes will have the effect of votes against the approval of the Reorganization Agreement and the Dissolution.

          Any shareholder of Security Bank giving a proxy may revoke it at any time prior to the vote at the Special Meeting. Shareholders of Security Bank wishing to revoke a proxy prior to the vote may do so by delivering to the Secretary of Security Bank at 1122 Van Ronkle, Conway, Arkansas 72033 a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares, or by attending the Special Meeting and voting such shares in person. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy.

          The Board of Directors of Security Bank is not currently aware of any business to be brought before the Special Meeting other than that described herein. If, however, other matters are properly brought before such Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment as to the best interest of Security Bank.

SOLICITATION OF PROXIES

          Security Bank will bear its own costs of soliciting proxies, except that MBIA will pay printing and mailing expenses and registration fees incurred in connection with preparing this Proxy Statement/Prospectus. Proxies will initially be solicited by mail, but directors, officers and selected other employees of Security Bank may also solicit proxies in person or by telephone. Directors, executive officers and any other employees of Security Bank who solicit proxies will not be specially compensated for such services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward proxy materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

          HOLDERS OF SECURITY BANK COMMON STOCK ARE REQUESTED TO
COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT
PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

              TERMS OF THE PROPOSED REORGANIZATION
              ------------------------------------

          The following is a summary of the material terms and conditions of the Reorganization Agreement, which document is incorporated by reference herein. This summary is qualified in its entirety by the full text of the Reorganization Agreement. MBI, upon written or oral request, will furnish a copy of the Reorganization Agreement, without charge, to any person who receives a copy of this Proxy

Statement/Prospectus.  Such requests should be directed to Jon W.
Bilstrom, General Counsel and Secretary, Mercantile Bancorporation Inc., P.O. Box 524, St. Louis, Missouri 63166-0524, telephone (314) 425-2525.

GENERAL DESCRIPTION OF THE REORGANIZATION

          Subject to the satisfaction of the terms and conditions set forth in the Reorganization Agreement, as described below, MBIA will acquire the business and operations of Security Bank, and shareholders of Security Bank will receive shares of MBI Common Stock in exchange for their shares of Security Bank Common Stock, through (i) the sale by Security Bank of all of its assets and the assignment by Security Bank of all of its liabilities to MBIA, in exchange for the Shares, (ii) the transfer by MBI (on behalf of MBIA) of the shares to the Exchange Agent, on behalf of Security Bank, and (iii) upon consummation of (i) and (ii) above, (A) and upon the surrender by each Security Bank shareholder of his or her certificate(s) representing shares of Security Bank Common Stock, the distribution by the Exchange Agent of 31.189 shares of MBI Common Stock for each share of Security Bank Common Stock represented by a surrendered certificate, on behalf of Security Bank, as a liquidating distribution, and (B) the surrender by Security Bank of its charter to the OTS. Pursuant to the terms of the Reorganization Agreement, by way of the Assignment Agreements, MBIA has assigned its right to receive the assets and its obligation to assume the liabilities of Security Bank to TCB and MBCC. Upon consummation of the Reorganization, Security Bank's corporate existence will terminate. The Distribution Ratio is subject to certain anti-dilution protections but is not adjustable based upon the operating results, financial condition or other factors affecting either MBI, MBIA or Security Bank prior to the consummation of the Reorganization. The fair market value of MBI Common Stock to be received pursuant to the Reorganization may fluctuate and at the consummation of the Reorganization may be more or less than the current fair market value of such shares.

          The amount and nature of the consideration was established through arm's-length negotiations between MBI and Security Bank and reflects the balancing of a number of countervailing factors. The total amount of the consideration reflects a price both parties concluded was appropriate. See
"- Background of and Reasons for the Reorganization; Board Recommendations." The fact that the consideration is payable in shares of MBI Common Stock reflects the potential for change in the value of the MBI Common Stock and the desire to have the favorable tax attributes of a "reorganization" for federal income tax purposes. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION."

          NO ASSURANCE CAN BE GIVEN THAT THE CURRENT FAIR MARKET VALUE OF MBI COMMON STOCK WILL BE EQUIVALENT TO THE FAIR MARKET VALUE OF MBI COMMON STOCK ON THE DATE SUCH STOCK IS RECEIVED BY A SECURITY BANK SHAREHOLDER OR AT ANY OTHER TIME. THE FAIR MARKET VALUE OF MBI COMMON STOCK RECEIVED BY A SECURITY BANK SHAREHOLDER MAY BE GREATER OR LESS THAN THE CURRENT FAIR MARKET VALUE OF MBI COMMON STOCK DUE TO NUMEROUS MARKET FACTORS.

          Following the Closing Date, each shareholder of Security Bank will be required to submit to the Exchange Agent a properly executed letter of transmittal and surrender to the Exchange Agent the stock certificate(s) representing the shares of Security Bank Common Stock in order to receive a new stock certificate evidencing the shares of MBI Common Stock to which such shareholder is entitled to receive as a liquidating distribution. Following the Closing Date, the Exchange Agent will mail to each Security Bank shareholder a notice of consummation of the Reorganization and a form of letter of transmittal, together with instructions and a return envelope to facilitate the exchange of such holder's certificate(s) representing Security Bank Common Stock for certificate(s) evidencing MBI Common Stock. No dividends or other distributions will be paid to a Security Bank shareholder with respect to shares of MBI Common Stock until such shareholder's letter of transmittal and stock certificates representing Security Bank Common Stock, or documentation reasonably acceptable to the Exchange Agent in lieu of lost or destroyed certificates, is delivered to the Exchange Agent. See "TERMS OF THE PROPOSED REORGANIZATION - Surrender of Security Bank Stock Certificates and Receipt of MBI Common Stock." No fractional shares of MBI Common Stock will be issued in the Reorganization as a liquidating distribution, but cash will be paid in lieu of such fractional shares, such cash being calculated by multiplying the holder's fractional share interest by the closing stock price of MBI Common Stock on the NYSE Composite Tape as reported in The Wall Street Journal on the Closing Date of the Reorganization. See
"- Fractional Shares." The shares of MBI Common Stock to be issued pursuant to the Reorganization will be freely transferable except by certain shareholders of Security Bank who are deemed to be "affiliates" of Security Bank. The shares of MBI Common Stock issued to such affiliates will be restricted in their transferability in accordance with the rules and regulations promulgated by the Commission. See "INFORMATION REGARDING MBI STOCK - Restrictions on Resale of MBI Stock by Affiliates."

OTHER AGREEMENTS

          Concurrent with the execution of the Reorganization Agreement, MBI and certain shareholders, including all directors, of Security Bank executed separate Voting Agreements by which each such shareholder agreed that he or she will vote all of the shares of Security Bank Common Stock that he or she then owned or subsequently acquires in favor of the approval of the Reorganization Agreement at the Special Meeting. In addition, until the earliest to occur of the Effective Time of the Reorganization, the termination of the Voting Agreements or the abandonment of the Reorganization, each such shareholder further agreed that he or she will not vote any such shares in favor of the approval of any other competing acquisition proposal involving Security Bank and a third party. Each such shareholder also agreed that he or she will not transfer shares of Security Bank Common Stock owned by him or her unless, prior to such transfer, the transferee executes an agreement in substantially the same form as the Voting Agreement. As of the Record Date, such shareholders of Security Bank owned beneficially an aggregate of 7,586 shares of Security Bank Common Stock, or approximately 73.5% of the issued and outstanding shares.

INTERESTS OF CERTAIN PERSONS IN THE REORGANIZATION

          Bill F. Johnson, President and Chief Executive Officer of Security Bank, has entered into an arrangement with MBI whereby Mr. Johnson will serve as a senior executive officer of a successor of Security Bank for a period of two years commencing on the Closing Date. During such two-year period, Mr. Johnson will receive a base salary of $103,600 per year (inclusive of director's fees, if any), subject to normal individual increases accorded to employees consistent with past practice, and be entitled to participate in MBI's welfare plans and executive incentive programs, to use a company-owned vehicle and to be reimbursed for country club dues. In the event of the death or "disability" of Mr. Johnson during the term of the employment agreement, or in the event his employment is involuntarily terminated other than for "cause" during such period, Mr. Johnson, or his estate, will continue to receive the salary payments as if Mr. Johnson had completed his employment obligation under the employment agreement. In addition, Mr. Johnson will be provided a conditional supplemental retirement benefit upon his retirement from the successor of Security Bank, after two years from the Closing Date, which will be based upon an average base salary compensation for the five-year period ending January 1, 1998 and an assumed twenty years of benefit service.

          Ritchie D. Howell, Senior Vice President of Security Bank, has entered into an arrangement with MBI whereby he will serve as a Senior Vice President of a successor of Security Bank for a period of one year commencing on the Closing Date. During such one-year period, Mr. Howell will receive a base salary of $73,600 per year (inclusive of director's fees, if any), subject to normal individual increases accorded to employees consistent with past practices, and be entitled to participate in MBI's welfare plans and executive incentive programs, to use a company-owned vehicle and to be reimbursed for country club dues. In the event of the death or "disability" of Mr. Howell during the term of the employment agreement, or in the event his employment is involuntarily terminated other than for "cause" during such period, Mr. Howell, or his estate, will continue to receive the salary payments as if Mr. Howell had completed his employment obligation under the employment agreement.

BACKGROUND OF AND REASONS FOR THE REORGANIZATION; BOARD
RECOMMENDATIONS

          BACKGROUNDS OF THE REORGANIZATIONS. Security Bank was founded on July 3, 1961 as an Arkansas state-chartered savings bank based in Conway, Arkansas and subsequently converted to a federal chartered stock savings bank on May 1, 1989. Security Bank's primary marketing area includes Faulkner County of north central Arkansas, an area of increasing commercial and population growth.

          Economic and regulatory changes, including advances in technology and increased competition and regulatory complexity, have led to a consolidation within the banking and thrift industries. In Arkansas, a number of banks and thrifts or their holding companies have, during the past few years, been acquired or have engaged in merger or consolidation transactions due to these pressures.

          From time to time, the Board of Directors of Security Bank and the management of Security Bank have considered various strategies for Security Bank, including merging with a larger company. During prior years, Security Bank has been informally contacted by several local or regional bank holding companies with the purpose of pursuing an acquisition of or merger with Security Bank.

          In early 1995, representatives of MBI contacted members of Security Bank's Board of Directors regarding a potential acquisition and submitted an expression of interest. After a review of the expression of interest, the Board of Directors of Security Bank encouraged MBI to consider a higher price.

          The degree of interest expressed by MBI along with the continuing pace of merger activity among banks and thrifts in Arkansas prompted Security Bank's Board of Directors to contact potential merger partners on behalf of Security Bank. During January through June of 1995, members of the Board of Directors approached a number of bank holding companies identified by the Board of Directors as prospective purchasers. The list of prospective purchasers included a publicly traded bank holding company based in Arkansas, a large privately held bank holding company based in Arkansas and one publicly traded bank holding company from Tennessee.

          During this time, MBI expressed a further interest in acquiring Security Bank. The Board of Directors of Security Bank determined that MBI's expression of interest was within the range of adequacy as to price and MBI was encouraged to continue negotiations. One other interested party expressed an interest in acquiring Security Bank. Negotiations and contacts between MBI or this other party and members of Security Bank's Board of Directors continued. Through continued contact and negotiation, the prospective purchasers other than the two mentioned above were determined by Security Bank not to be interested in making an adequate proposal at that time.

          MBI's final proposal, expressed in June, 1995, called for a 100% stock for stock tax-free acquisition with a fixed number of shares of MBI Common Stock to be issued to the Security Bank shareholders. This number of shares was based upon the trading price for shares of MBI Common Stock during the days prior to reaching the final agreement on the remaining terms of the proposal.

          MBI's proposal was deemed to be superior to any other expression of interest based primarily on the difference in the purchase price per share for each share of Security Bank Common Stock, the significantly greater liquidity of MBI Common Stock and the superior dividend rate on MBI Common Stock.

          Members of the Board of Directors of Security Bank thereupon began negotiations with MBI with respect to a definitive agreement. After further negotiation and a mutual review by each party of the respective operations of the other party, the Board of Directors of Security Bank approved the definitive agreement at a special meeting held on July 7, 1995. MBI, MBIA and Security Bank subsequently executed the definitive agreement on July 7, 1995.
Due to regulatory considerations, MBI, MBIA and Security Bank agreed to revise the structure of the transaction such that it would be affected through a purchase and assumption transaction rather than a merger. On September 18, 1995, MBI, MBIA and Security Bank executed an amended and restated agreement. The Board of Directors of Security Bank previously had approved the Reorganization Agreement at a special meeting held on September 18, 1995. MBIA was represented by representatives of MBI during negotiations with Security Bank.

          SECURITY BANK'S REASONS AND BOARD RECOMMENDATION. In light of the foregoing, the Board of Directors of Security Bank has voted to unanimously recommend the approval of the Reorganization Agreement by the shareholders of Security Bank for, among others, the following reasons:

          (i) The consideration to be paid by MBI (on behalf of MBIA). See "TERMS OF THE PROPOSED REORGANIZATION - General Description of the Reorganization." Depending upon the price of MBI Common Stock used in the calculation, the transaction value of consideration to be delivered by MBI reflects a price-to-book multiple of between 1.65 and 1.8 times Security Bank's unaudited book value as of June 30, 1995. The Board of Directors of Security Bank determined that these multiples compared favorably with the ratios of recently completed comparable bank and thrift merger transactions in Arkansas;

          (ii) The trends in the banking industry are toward consolidation and increased regulation, particularly, recent changes have resulted in an environment where community banks and thrifts have commanded in the past, and for some indefinite future period will command, attractive purchase prices; and the Board of Directors of Security Bank sought to take advantage of this environment; and prospective changes (ultimately adopted) in calculation of deposit insurance premiums for banks may competitively disadvantage thrifts and savings banks such as Security Bank in the future;

          (iii) Security Bank will benefit from MBI's capital, operations and regulatory expertise and management talent, and may achieve certain economies of scale in its banking operations;

          (iv) Management of Security Bank believes that MBI's philosophy is to provide its community banks with a substantial degree of operating autonomy, generally leaving existing management in place to manage the institution consistent with past management culture, so long as such culture is not inconsistent with MBI's policies; and

          (v) The annual dividend yield on MBI Common Stock offered in exchange for Security Bank Common Stock substantially exceeds the historical yield on Security Bank Common Stock, and there is a much broader and more liquid market for MBI Common Stock, which is listed and traded on the NYSE.

          THE BOARD OF DIRECTORS OF SECURITY BANK UNANIMOUSLY
RECOMMENDS THAT SHAREHOLDERS OF SECURITY BANK VOTE FOR THE
                                                   ---
PROPOSALS TO APPROVE THE REORGANIZATION AGREEMENT AND THE
DISSOLUTION.

          MBI'S REASONS AND BOARD RECOMMENDATIONS. The Executive Committee of the Board of Directors of MBI considered a number of factors, including, among other things, the financial condition of Security Bank and projected synergies which are anticipated to result from the Reorganization. The Executive Committee concluded that the Reorganization presents an unique opportunity for MBI and MBIA to increase their presence in central Arkansas through the acquisition of an established banking organization having operations in the targeted area. MBI's decision to pursue discussions with Security Bank was primarily a result of MBI's assessment of the value of Security Bank's banking franchise, its asset base within that area and the compatibility of the businesses of the two banking organizations.

CONDITIONS OF THE REORGANIZATION

          The respective obligations of MBI, MBIA and Security Bank to consummate the Reorganization are subject to the satisfaction of certain mutual conditions, including the following:

               (1) The Reorganization Agreement shall be approved by the holders of at least two-thirds of the outstanding shares of Security Bank Common Stock at the Special
          Meeting.

               (2)  The Reorganization Agreement and the
          transactions contemplated therein shall have been approved by the Federal Reserve Board, the OTS, the Comptroller, the FDIC, the Arkansas Commissioner and any other federal and/or state regulatory agency whose approval is required for the consummation of the transactions contemplated therein, and all waiting periods after such approvals required by law or regulation have been satisfied.

               (3) The Registration Statement of which this Proxy Statement/Prospectus is a part, registering shares of MBI Common Stock to be issued in the Reorganization, shall have been declared effective and not be subject to a stop order or any threatened stop order and the shares of MBI Common Stock to be issued in the Reorganization shall have been listed on the NYSE.

               (4) Neither Security Bank, MBI nor MBIA shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Reorganization.

               (5) Each of MBI, MBIA and Security Bank shall have received from Thompson & Mitchell an opinion (which opinion shall not have been withdrawn at or prior to the Effective Time) reasonably satisfactory in form and substance to it to the effect that the Reorganization will constitute a reorganization within the meaning of
          Section 368 of the Code and to the effect that, as a result of the Reorganization, except with respect to cash received in lieu of fractional share interests, holders of Security Bank Common Stock who receive MBI Common
          Stock in the Reorganization will not recognize gain or loss for federal income tax purposes, the basis of such MBI Common Stock will equal the basis of the Security Bank Common Stock for which it is exchanged and the holding period of such MBI Common Stock will include the holding period of the Security Bank Common Stock for which it is exchanged, assuming that such Security Bank Common Stock is a capital asset in the hands of the holder thereof as of the Effective Time.

          The obligations of MBI and MBIA to consummate the Reorganization are subject to the satisfaction, unless waived, of certain other conditions, including the following:

               (1) The representations and warranties of Security Bank made in the Reorganization Agreement shall be true and correct in all material respects as of July 7, 1995 and as of the Effective Time (as though made on and as of the Effective Time) except (i) to the extent such representations and warranties are by their express provisions made as of a specified date, (ii) where the facts which caused the failure of any representation or warranty to be so true and correct have not resulted, and are not likely to result, in a material adverse effect on the financial condition, results of operations or business of Security Bank and its subsidiaries taken as a whole (excluding changes to laws and regulations, generally accepted or regulatory accounting principles, or interpretations thereof, or changes in economic conditions, including interest rates applicable to commercial banking institutions generally) and (iii) for the effect of transactions contemplated by the Reorganization Agreement, and MBI shall have received a certificate of the President and Chief Financial Officer of Security Bank, acting solely in their capacities as officers of Security Bank, to that effect.

               (2) Security Bank shall have performed in all material respects all obligations required to be performed by it under the Reorganization Agreement prior to the Effective Time, and MBI shall have received a certificate of the President and Chief Financial Officer of Security Bank, acting solely in their capacities as officers of Security Bank, to that effect.

               (3) Security Bank shall have obtained any and all material permits, authorizations, consents, waivers and approvals required of Security Bank for the lawful consummation of the Reorganization.

               (4) Since July 7, 1995, there shall have been no material adverse change in the financial condition, results of operations or business of Security Bank or its subsidiaries, taken as a whole, except as may have resulted from changes to laws and regulations, generally accepted or regulatory accounting principles, or interpretations thereof, or changes in economic conditions, including interest rates, applicable to thrift institutions generally.

               (5) Rose Law Firm, counsel to Security Bank, shall have delivered to MBI an opinion regarding certain legal matters.

               (6) MBI and MBIA shall have received an opinion of KPMG Peat Marwick LLP, satisfactory to MBI and MBIA, that the Reorganization will qualify for pooling-of-interests accounting treatment, which opinion shall not have been withdrawn at or prior to the Effective Time.

               (7) MBI and MBIA shall have received from each of the affiliates of Security Bank an executed agreement with respect to certain limitations on the transfer of shares of MBI Common Stock that he, she or it is to receive in the Reorganization as a liquidating distribution.

               (8) MBI and MBIA shall have received from Security Bank all additional documents as shall be necessary, in the reasonable opinion of MBI and MBIA, to consummate the Reorganization and carry out the intent and purposes of the Reorganization Agreement.

          Security Bank's obligation to consummate the Reorganization is subject to the satisfaction, unless waived, of certain other conditions, including the following:

               (1) The representations and warranties of MBI and MBIA made in the Reorganization Agreement shall be true and correct in all material respects as of July 7, 1995 and as of the Effective Time (as though made on and as of the Effective Time) except (i) to the extent such representations and warranties are by their express provisions made as of a specified date, (ii) where the facts which caused the failure of any representation or warranty to be so true and correct have not resulted, and are not likely to result, in a material adverse effect on the financial condition, results of operations or business of MBI and its subsidiaries taken as a whole (excluding changes to laws and regulations, generally accepted or regulatory accounting principles, or interpretations thereof, or changes in economic conditions, including interest rates applicable to commercial banking institutions generally) and (iii) for the effect of transactions contemplated by the Reorganization Agreement, and Security Bank shall have received a certificate of the Group President - Emerging Markets of MBI, signing solely in his capacity as an officer of MBI, to that effect.

               (2) MBI and MBIA shall have performed in all material respects all obligations required to be performed by it under the Reorganization Agreement prior to the Effective Time, and Security Bank shall have received a certificate of the Group President - Emerging Markets of MBI, signing solely in his capacity as an officer of MBI, to that effect.

               (3) MBI and MBIA shall have obtained any and all material permits, authorizations, consents, waivers and approvals required of MBI and MBIA for the lawful consummation of the Reorganization.

               (4) Since July 7, 1995, there shall have been no material adverse change in the financial condition, results of operations or business of MBI and its subsidiaries, taken as a whole, except as may have resulted from changes to laws and regulations, generally accepted or regulatory accounting principles, or interpretations thereof, or changes in economic conditions, including interest rates, applicable to commercial banking institutions generally.

               (5) Thompson & Mitchell, counsel to MBI and MBIA, shall have delivered to Security Bank an opinion regarding certain legal matters.

TERMINATION OF THE REORGANIZATION AGREEMENT

          The Reorganization Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the shareholders of Security Bank, by mutual consent of the Executive Committee of the Board of Directors of MBI and the respective Board of Directors of MBIA and Security Bank, or unilaterally by the Executive Committee of the Board of Directors of MBI, the Board of Directors of MBIA or the Board of Directors of Security Bank: (i) at any time after June 30, 1996, if the Reorganization has not been consummated by such date (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Reorganization Agreement); (ii) if the Federal Reserve Board, the OTS, the Comptroller, the FDIC, the Arkansas Commissioner or any other federal and/or state regulatory authority whose approval is required for consummation of the Reorganization shall have issued a final nonappealable denial of such approval; (iii) if the shareholders of Security Bank shall not have approved the Reorganization Agreement at the Special Meeting; or (iv) in the event of a breach by the other party of any representation, warranty or agreement contained in the Reorganization Agreement, which breach is not cured within 30 days after written notice thereof is given to the party committing such breach or is not waived by such other party. The Executive Committee of the Board of Directors of MBI and the Board of Directors of MBIA may terminate the Reorganization Agreement in certain circumstances if Security Bank acquires property after July 7, 1995 and if environmental investigations of such acquired property, together with all previously acquired property after such date, indicates that the estimated cost of corrective or remedial action with regard to such property would exceed $250,000 in the aggregate. No assurance can be given that the Reorganization will be consummated on or before June 30, 1996 or that MBI, MBIA or Security Bank will not elect to terminate the Reorganization Agreement if the Reorganization has not been consummated on or before such date.

          In the event of the termination of the Reorganization Agreement, it shall become void, and there shall be no liability on the part of any party except, that (i) confidentiality and indemnification obligations shall survive termination, (ii) MBIA shall pay all printing, mailing and filing expenses with respect to the Registration Statement and this Proxy Statement/Prospectus and
(iii) in the case of termination due to continued material breach after notice and opportunity to cure, the breaching party shall not be relieved of liability to the nonbreaching party arising from the willful nonperformance of any covenant in the Reorganization Agreement.

INDEMNIFICATION

          Security Bank and MBIA have agreed to indemnify each other against any claims or liabilities to which any such party may become subject under federal or state securities laws or regulations, to the extent that such claim or liability arises out of information furnished to the party subject to such liability by the other party, or out of an omission by such other party to state a necessary or material fact in the Registration Statement of which this Proxy Statement/Prospectus is a part.

CLOSING DATE

          The Reorganization will be consummated and become effective on the Closing Date upon satisfaction of all conditions to the Reorganization. Under the Reorganization Agreement, unless the parties otherwise agree, the Closing Date shall be such date as MBIA shall notify Security Bank in writing but (i) not earlier than
(A) the receipt of the requisite approval of the Reorganization Agreement by the shareholders of Security Bank and (B) the approval of the Reorganization by the Federal Reserve Board, the OTS, the Comptroller, the FDIC, the Arkansas Commissioner and any other federal and/or state regulatory agency whose approval is required, and all waiting periods for such approvals have been satisfied, and (ii) not later than the first business day of the first full calendar month commencing at least five days after the approval of the Reorganization Agreement by the shareholders of Security Bank, the approval date of the Reorganization by the Regulatory Authorities and the expiration of all required waiting periods. The Reorganization will be consummated and become effective at the Effective Time.

SURRENDER OF SECURITY BANK STOCK CERTIFICATES AND RECEIPT OF MBI
COMMON STOCK

          At the Effective Time of the Reorganization, MBI, on behalf of MBIA, will deliver to the Exchange Agent, on behalf of Security Bank, the Shares in exchange for and as full payment for the purchase of all of the assets and the assumption of all of the liabilities of Security Bank by TCB and MBCC. Each holder of Security Bank Common Stock, upon submission to the Exchange Agent, on behalf of Security Bank, of a properly executed letter of transmittal and surrender to the Exchange Agent of the stock certificate(s) representing shares of Security Bank Common Stock, will be entitled to receive, as a liquidating distribution, a stock certificate evidencing 31.189 shares of MBI Common Stock for each share of Security Bank Common Stock evidenced by the certificate(s). See "- General Description of the Reorganization."


          Following the Effective Time of the Reorganization, the Exchange Agent will mail to each Security Bank shareholder of record as of the Effective Time notification of the consummation of the Reorganization and of entitlement to their share of the Shares as a liquidating distribution. The Exchange Agent will also provide a letter of transmittal and instructions as to the procedure for the surrender of the stock certificates evidencing the Security Bank Common Stock and the receipt of shares of MBI Common Stock as a liquidating distribution. It will be the responsibility of each holder of Security Bank shares to submit all certificates evidencing such holder's shares of Security Bank Common Stock to the Exchange Agent. No dividends or other distribution will be paid to a Security Bank shareholder with respect to shares of MBI Common Stock until such shareholder's properly completed letter of transmittal and stock certificates representing Security Bank Common Stock, or, in lieu thereof, such evidence of a lost, stolen or destroyed certificate and/or such insurance bond as the Exchange Agent may reasonably require in accordance with customary exchange practices, are delivered to the Exchange Agent. All dividends or other distributions on the MBI Common Stock declared between the Closing Date of the Reorganization and the date of the surrender of a Security Bank stock certificate will be held for the benefit of the shareholder and will be paid to the shareholder, without interest thereon, upon the surrender of such stock certificate or documentation and/or insurance bond in lieu thereof.

FRACTIONAL SHARES

          No fractional shares of MBI Common Stock will be issued to the shareholders of Security Bank in connection with the Reorganization. Each holder of Security Bank Common Stock who otherwise would have been entitled to receive a fraction of a share of MBI Common Stock as a liquidating distribution shall receive in lieu thereof cash, without interest, in an amount equal to the holder's fractional share interest multiplied by the closing stock price of MBI Common Stock on the NYSE Composite Tape as reported in The Wall Street Journal on the Closing Date of the Reorganization. Cash received by Security Bank shareholders in lieu of fractional shares may give rise to taxable income. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION."

REGULATORY APPROVAL

          In addition to the approval of the Reorganization
Agreement by the shareholders of Security Bank, the obligations of the parties to effect the Reorganization are subject to the prior approval of the Reorganization by each of the Federal Reserve Board, the OTS, the Comptroller, the FDIC and the Arkansas Commissioner. Applications for such approvals have been filed with the Regulatory Authorities.

          In reviewing the applications, the Regulatory Authorities will consider, among other things, whether the effect of the Reorganization would be to substantially lessen competition in the relevant markets. In addition, the Regulatory Authorities will consider whether the combined organization meets the requirements of the Community Reinvestment Act of 1977, as amended, by assessing the involved entities' respective records of meeting the credit needs of the local communities in which they are chartered, consistent with the safe and sound operation of such institutions. In their review, the Regulatory Authorities will also examine the financial and managerial resources and future prospects of the combined organization and analyze the capital structure and soundness of the resulting entity. The Regulatory Authorities have the authority to deny an application if they conclude that the combined organization would have inadequate capital.

          MBI and Security Bank are not aware of any governmental approvals or actions that may be required for consummation of the Reorganization other than as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any necessary regulatory approvals or actions will be timely received or taken, that no action will be brought challenging such approval or action or, if such a challenge is brought, as to the result thereof, or that any such approval or action will not be conditioned in a manner that would cause the parties to abandon the Reorganization. See "SUPERVISION AND REGULATION."

BUSINESS PENDING THE REORGANIZATION

          The Reorganization Agreement provides that, during the period from July 7, 1995 to the Effective Time, Security Bank will conduct its business according to the ordinary and usual course consistent with past and current practices and use its best efforts to maintain and preserve its business organization, employees and advantageous business relationships and retain the services of its officers and key employees.

          Furthermore, from July 7, 1995 to the Closing Date, except as provided in the Reorganization Agreement, Security Bank will not, and will not permit any of its subsidiaries to, without the prior written consent of MBI and MBIA:

               (1) declare, set aside or pay any dividends or other distributions, directly or indirectly, in respect of its capital stock (other than dividends from any of the Security Bank subsidiaries to Security Bank or to another of the Security Bank subsidiaries), except that Security Bank may declare and pay regular annual cash dividends of not more than $6.00 per share on the Security Bank Common Stock. For any partial year after 1995, Security Bank shall be permitted to declare and pay dividends equal to $1.50 per share on the Security Bank Common Stock for each full calendar quarter ending prior to the Effective Time;

               (2) enter into or amend any employment, severance or similar agreement or arrangement with any director, officer or employee, or materially modify any of the Security Bank employee plans or policies or grant any salary or wage increase or materially increase any employee benefit (including incentive or bonus payments), except (i) normal individual increases in compensation (including bonus payments) to employees consistent with past practice, (ii) as required by law or contract and
          (iii) such increases
          of which Security Bank notifies MBI in writing and which MBI does not disapprove within ten days of the receipt of such notice;

               (3) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement in principle with respect to, any merger, consolidation or business combination (other than the Reorganization), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any release or relinquishment of any material contract rights;

               (4) propose or adopt any amendments to the Articles of Incorporation or Association, as the case may be, or other charter documents or bylaws;

               (5)  issue, sell, grant, confer or award any
          options, warrants, conversion rights or other rights or effect any stock split or adjust, combine, reclassify or otherwise change its capitalization as it existed on July 7, 1995;

               (6)  purchase, redeem, retire, repurchase or
          exchange, or otherwise acquire or dispose of, directly or indirectly, any capital stock, options, warrants, conversion rights or other rights, whether pursuant to the terms of such capital stock, options, warrants, conversion rights or other rights or otherwise;

               (7) (i) without first consulting with MBI and MBIA, enter into, renew or increase any loan or credit commitment (including stand-by letters of credit) to, or invest or agree to invest in, any person or entity or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan or credit commitment (collectively, "Lend to") in an amount in excess of $400,000 with respect to commercial transactions (including commercial construction transactions), $350,000 with respect to residential transactions, or in any amount which, when aggregated with any and all loans or credit commitments of Security Bank and its subsidiaries to such person or entity, would be in excess of $350,000; (ii) without first obtaining the written consent of MBI and MBIA, lend to any person or entity in an amount in excess of $500,000 or in any amount which, or when aggregated with any and all loans or credit commitments of Security Bank and its subsidiaries to such person or entity, would be in excess of $750,000; (iii) Lend to any person other than in accordance with lending policies as in effect on July 7, 1995, except that in the case of clauses (i) and (iii) hereof, Security Bank or any of its subsidiaries may make any such loan in the event (A) Security Bank or any of its subsidiaries has delivered to MBI and MBIA or their designated representative a notice of its intention to make such loan and such information as MBI or MBIA or their designated representative may reasonably require in respect thereof and (B) MBI or MBIA or their designated representative shall not have reasonably objected to such loan by giving written or facsimile notice of such objection within two business days following the delivery to MBI and MBIA or their designated representative of the notice of intention and information as aforesaid; or (iv) Lend to any person or entity any of the loans or other extensions of credit to which or investments in which are on a "watch list" or similar internal report of Security Bank or any subsidiary of Security Bank (except those denoted "pass" thereon), in an amount in excess of $100,000; provided, however, that Security Bank and any Security Bank subsidiary shall not be prohibited from honoring any contractual obligation in existence on July 7, 1995 or, with respect to loans described in clause (i) above, making such loans after consulting with MBI and MBIA.

          Notwithstanding clauses (i) and (ii), Security Bank shall be authorized, without first consulting with MBI and MBIA or obtaining MBI's and MBIA's prior written consent, to increase the aggregate amount of the credit facilities theretofore established in favor of any person or entity (each a "Pre-Existing Facility"), provided that the aggregate amount of any and all such increases shall not be in excess of the lesser of five percent (5%) of such Pre-Existing Facilities or $25,000;

               (8) directly or indirectly, including through its officers, directors, employees or other representatives:

                    (i) initiate, solicit or encourage any
               discussions, inquiries or proposals with any third party (other than MBI and MBIA) relating to the disposition of any significant portion of the business or assets of Security Bank or any of its subsidiaries or the acquisition of the capital stock (or rights or options exercisable for, or securities convertible or exchangeable into, capital stock) of Security Bank or any of its subsidiaries or the merger of Security Bank or any of its subsidiaries with any person (other than MBI and MBIA) or any similar transaction (each such transaction being referred to herein as an "Acquisition Transaction"); or

                    (ii) provide any third party with information
               or assistance or negotiate with any third party with respect to an Acquisition Transaction, and Security Bank shall promptly notify MBI and MBIA orally of all the relevant details relating to all inquiries, indications of interest and proposals which it may receive with respect to any Acquisition Transaction.

               (9) take any action that would (i) materially impede or delay the consummation of the transactions contemplated by the Reorganization Agreement or the ability of MBI, MBIA or Security Bank to obtain any approval of any regulatory authority required for the transactions contemplated by the Reorganization Agreement or to perform its covenants and agreements under the Reorganization Agreement, or (ii) prevent or impede the transactions contemplated by the Reorganization Agreement from qualifying as a reorganization within the meaning of
          Section 368 of the Code;

               (10) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity;

               (11) materially restructure or change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

               (12) agree in writing or otherwise to take any of the foregoing actions or engage in any activity, enter into any transaction or intentionally take or omit to take any other act which would make any of the representations and warranties of Security Bank in the Reorganization Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction or taking or omitting such other act; or

               (13) enter into, increase or renew any loan or credit commitment (including standby letters of credit) to any executive officer or director of Security Bank or any subsidiary of Security Bank, any shareholder of Security Bank, or any entity controlled, directly or indirectly, by any of the foregoing or engage in any transaction with any of the foregoing which is of the type or nature sought to be regulated in 12 U.S.C.
          Section 371c and 12 U.S.C. Section 371c-1, without first obtaining the prior written consent of MBI and MBIA, which consent shall not be unreasonably withheld.

          From the date of the Reorganization Agreement to the Closing Date, except as provided in the Reorganization Agreement, MBI and MBIA will not, and will not permit any of their subsidiaries to, without the prior written consent of Security Bank, enter into any transaction or take or omit to take any other action:

               (1) that would (i) materially impede or delay the consummation of the transactions contemplated by the Reorganization Agreement or the ability of MBI, MBIA or Security Bank to obtain any approval of any regulatory authority required for the transactions contemplated by the Reorganization Agreement or to perform its covenants and agreements under the Reorganization Agreement, or
          (ii) prevent the transactions contemplated by the Reorganization Agreement from qualifying as a reorganization within the meaning of Section 368 of the Code; or

               (2) which would make any of the representations and warranties of MBI or MBIA in the Reorganization Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction or taking or omitting such other action.

WAIVER AND AMENDMENT

          Any provision of the Reorganization Agreement, including, without limitation, the conditions to the consummation of the Reorganization and the restrictions described under "- Business Pending the Reorganization," may be (i) waived in writing at any time by the party that is, or whose shareholders are, entitled to the benefits thereof, or (ii) amended at any time by written agreement of the parties approved by or on behalf of their respective Boards of Directors or Executive Committees, whether before or after the Special Meeting; provided, however, that after approval of the Reorganization Agreement by the shareholders of Security Bank at the Special Meeting no such modification may
(i) alter or change the amount or kind of consideration to be received by the Security Bank shareholders in the Reorganization or
(ii) adversely affect the tax treatment to Security Bank shareholders as a result of receiving the shares of MBI Common Stock in the Reorganization as a liquidating distribution.

ACCOUNTING TREATMENT

          The Reorganization is intended to be accounted for under the pooling-of-interests method of accounting. It is a condition to MBI's and MBIA's consummation of the Reorganization, unless otherwise waived, that KPMG Peat Marwick LLP, MBI's independent accountants, deliver to MBI and MBIA an opinion that the Reorganization will qualify for pooling-of-interests accounting treatment.

  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION
  -------------------------------------------------------------

          The following discussion is based upon an opinion of Thompson & Mitchell, counsel to MBI and MBIA ("Counsel"), and except as otherwise indicated, reflects Counsel's opinion. The discussion is a general summary of the material United States federal income tax ("federal income tax") consequences of the Reorganization to certain Security Bank shareholders and does not purport to be a complete analysis or listing of all potential tax considerations or consequences relevant to a decision whether to vote for the approval of the Reorganization. The discussion does not address the federal income tax consequences of the Reorganization that are applicable to Security Bank shareholders subject to special federal income tax treatment including (without limitation) foreign persons, insurance companies, tax-exempt entities, retirement plans, dealers in securities and persons who acquired their Security Bank Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. Each shareholder's individual circumstances may affect the tax consequences of the Reorganization to such shareholder. In addition, the discussion does not address the effect of any applicable state, local or foreign tax laws, or the effect of any federal tax laws other than those pertaining to the federal income tax. AS A RESULT, EACH SECURITY BANK SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE REORGANIZATION TO SUCH SHAREHOLDER. The discussion assumes that shares of Security Bank Common Stock are held as capital assets (within the meaning of Section 1221 of the Code) at the Effective Time.

          Security Bank has received an opinion from Counsel to the effect that, assuming the Reorganization occurs in accordance with the Reorganization Agreement, the Reorganization will constitute a "reorganization" under Section 368(a)(1) of the Code with the following federal income tax consequences:

               (1) Security Bank shareholders will recognize no gain or loss as a result of the surrender of their Security Bank Common Stock solely for shares of MBI Common Stock pursuant to the Reorganization, except with respect to cash received in lieu of fractional shares, if any, as discussed below.

               (2) The aggregate adjusted tax basis of the shares of MBI Common Stock received by each Security Bank shareholder in the Reorganization (including any fractional share of MBI Common Stock deemed to be received, as described in paragraph (4) below) will be equal to the aggregate adjusted tax basis of the shares of Security Bank Common Stock surrendered.

               (3) The holding period of the shares of MBI Common Stock received by each Security Bank shareholder in the Reorganization (including any fractional share of MBI Common Stock deemed to be received, as described in paragraph 4 below) will include the holding period of the shares of Security Bank Common Stock surrendered therefor.

               (4) A Security Bank shareholder who receives cash in the Reorganization in lieu of a fractional share of MBI Common Stock will be treated as if the fractional share had been received by the shareholder in the Reorganization and then redeemed by MBI in return for the cash. The receipt of such cash will cause the recipient to recognize capital gain or loss equal to the difference between the amount of cash received and the portion of such holder's adjusted tax basis in the shares of MBI Common Stock allocable to the fractional share interest.

          Counsel's opinion is subject to the conditions and assumptions stated therein and relies upon various representations made by MBI, Security Bank and certain shareholders of Security Bank. If any of these representations or assumptions is inaccurate, the tax consequences of the Reorganization could differ from those described herein. Counsel's opinion is also based upon the Code, regulations proposed or promulgated thereunder, and administrative interpretations and judicial precedents relating thereto, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed herein. The opinion is available without charge upon written request to Jon W. Bilstrom, General Counsel and Secretary, Mercantile Bancorporation Inc., P.O. Box 524, St. Louis, Missouri 63166-0524. The receipt of Counsel's opinion again as of the date of the closing of the Reorganization is a condition to the consummation of the Reorganization. An opinion of counsel, unlike a private letter ruling from the Internal Revenue Service (the "Service"), has no binding effect on the Service. The Service could take a position contrary to Counsel's opinion and, if the matter were litigated, a court may reach a decision contrary to the opinion. Neither MBI nor Security Bank has requested an advance ruling as to the federal income tax consequences of the Reorganization, and the Service is not expected to issue such a ruling.

          THE FOREGOING IS A GENERAL DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION TO CERTAIN SECURITY BANK SHAREHOLDERS AND IS INCLUDED FOR GENERAL INFORMATION ONLY. THE FOREGOING DISCUSSION DOES NOT TAKE INTO ACCOUNT THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH SECURITY BANK SHAREHOLDER'S TAX STATUS AND ATTRIBUTES. AS A RESULT, THE FEDERAL INCOME TAX CONSEQUENCES ADDRESSED IN THE FOREGOING DISCUSSION MAY NOT APPLY TO EACH SECURITY BANK SHAREHOLDER. ACCORDINGLY, EACH SECURITY BANK SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE REORGANIZATION, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

       RIGHTS OF DISSENTING SHAREHOLDERS OF SECURITY BANK
       --------------------------------------------------

          Shareholders of Security Bank will have dissenters' rights if they have not voted in favor of the Reorganization Agreement and if they comply with the procedures for the exercise of such rights as set forth in Section 552.14. These provisions contain detailed information as to a shareholder's right to dissent and obtain payment for his or her shares and the procedural steps to be followed by a dissenting shareholder.

          The following description is only a summary of these
provisions and is qualified in its entirety by referenced to
Section 552.14, which is attached to this Proxy
Statement/Prospectus as Annex A.
                        -------

          A Security Bank shareholder electing to exercise his or her rights to dissent from the Reorganization is required to file with the Security Bank (addressed to Mr. Bill F. Johnson, President, Security Bank of Conway, F.S.B., 1122 Van Ronkle, Conway, Arkansas 72033) prior to voting on the Reorganization, a written statement identifying himself or herself and stating his or her intention to demand appraisal of and payment for his or her shares. This demand must be made in addition to, and separate from, any proxy or vote against the Reorganization Agreement.

          If the Reorganization is effected, within ten days thereafter the resulting institution must (i) give notice of the Closing Date by mail to any dissenting shareholder who has not voted in favor of the Reorganization, (ii) make a written offer to each dissenting shareholder to pay for his or her shares of Security Bank Common Stock a specified price deemed by the resulting institution to be the fair value of such shares, and (iii) inform any dissenting shareholder that, within 60 days of the Effective Time, the dissenting shareholder must file a petition with the Office of Thrift Supervision, 1700 G Street, N.W., Washington, DC 20552, if the shareholder and the resulting institution do not agree as to the fair market value and surrender the certificates representing the shares as to which the dissent applies. A shareholder entitled to file a petition with the OTS who fails to file such petition within 60 days of the Closing Date shall be deemed to have accepted the terms offered under the Reorganization Agreement.

          If within 60 days of the Closing Date, the fair value is agreed upon between the resulting institution and any dissenting shareholder, payment will be made within 90 days of the Closing Date. If within such period, however, the resulting institution and any dissenting shareholder do not agree as to the fair value of such shares, such shareholder may file a petition with the OTS demanding a determination of the fair market value of the stock.
A copy of such petition also must be sent by registered or certified mail to the resulting institution. Any such shareholder who fails to file the petition within 60 days of the Closing Date shall be deemed to have accepted the liquidating distribution that is payable with respect to the shares of Security Bank Common Stock as set forth in the Reorganization Agreement.

          Each dissenting shareholder, within 60 days of the Closing Date, must submit his or her stock certificates to the Exchange Agent for notation thereon that an appraisal and payment have been demanded. The stock certificates should be sent to KeyCorp Shareholder Services, Inc., c/o Corporate Trust Division, P.O. Box 6477, Cleveland, Ohio 44101. Any shareholder who fails to submit his or her certificates will not be entitled to appraisal rights and will be deemed to have accepted the terms of the Reorganization Agreement.

          Any shareholder who is demanding payment for his or her shares in accordance with Section 552.14 shall not thereafter be entitled to vote or exercise any rights of a shareholder except the right to receive payment for his or her shares pursuant to the provisions of Section 552.14 and the right to maintain certain legal actions. The respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

          Because of the detailed provisions and requirements of
Section 552.14, each dissenting shareholder should consult with his or her own legal counsel concerning the procedures and remedies available to him or her. Any failure to follow the detailed procedures set forth in Section 552.14 may result in a shareholder losing his or her right to claim fair value as described therein.

          THE ABOVE SUMMARY OF THE PROVISIONS REGARDING DISSENTERS' RIGHTS UNDER THE RULES AND REGULATIONS OF THE OTS IS QUALIFIED IN
ITS ENTIRETY BY THE TEXT OF SECTION 552.14 WHICH IS ATTACHED HERETO
AS ANNEX A.
   -------

                 PRO FORMA FINANCIAL INFORMATION
                 -------------------------------

COMPARATIVE UNAUDITED PER SHARE DATA

          The following table sets forth for the periods indicated selected historical per share data of MBI and Security Bank and the corresponding pro forma and pro forma equivalent per share amounts giving effect to the proposed Reorganization, the proposed acquisitions of Sterling, Hawkeye and Metro and the acquisition of Ameribanc, Inc. by merger with and into a wholly owned subsidiary of MBI, which was completed on April 30, 1992 (ABNK is the surviving entity from that merger). The data presented is based upon the supplemental consolidated financial statements and related notes of MBI and the consolidated financial statements and related notes of Security Bank, Sterling, Hawkeye and Metro included in this Proxy Statement/Prospectus or in documents incorporated herein by reference, and the pro forma combined consolidated balance sheet and income statements, including the notes thereto, appearing elsewhere herein. This information should be read in conjunction with such historical and pro forma financial statements and related notes thereto. The assumptions used in the preparation of this table appear in the notes to the pro forma financial information appearing elsewhere in this Proxy Statement/Prospectus. See "PRO FORMA FINANCIAL INFORMATION." This data is not necessarily indicative of the results of the future operations of the combined organization or the actual results that would have occurred if the Reorganization, the completed mergers of ABNK, or the proposed acquisitions of Sterling, Hawkeye and Metro had been consummated prior to the periods indicated.

                                                                         MBI/                       MBI/ALL     Security Bank/
                                                                    Security Bank  Security Bank    Entities     All Entities
                                           MBI       Security Bank    Pro Forma      Pro Forma      Pro Forma      Pro Forma
                                         Reported      Reported      Combined<F1>  Equivalent<F2>  Combined<F3>  Equivalent<F2>
                                         --------      --------      ------------  --------------  ------------  --------------
Book Value per Share:
   September 30, 1995                     $25.43        $832.00         $25.42        $792.82         $25.16        $784.72
   December 31, 1994                       23.47         752.00          23.47         732.01          23.09         720.15

Cash Dividends Declared per Share:
   Nine months ended September 30, 1995   $ 0.99        $    --         $ 0.99        $ 30.88         $ 0.99        $ 30.88
   Year ended December 31, 1994             1.12           6.00           1.12          34.93           1.12          34.93
   Year ended December 31, 1993             0.99           6.00           0.99          30.88           0.99          30.88
   Year ended December 31, 1992             0.93           6.00           0.93          29.01           0.93          29.01

Earnings per Share:
   Nine months ended September 30, 1995   $ 2.95        $ 80.73         $ 2.95        $ 92.01         $ 2.88        $ 89.82
   Year ended December 31, 1994             3.22          82.53           3.21         100.12           3.22         100.43
   Year ended December 31, 1993             2.79          75.26           2.79          87.02           2.80          87.33
   Year ended December 31, 1992             2.42          82.91           2.43          75.79           2.44          76.10

Market Price per Share:
   At July 7, 1995<F4>                    $44.38             --            n/a            n/a            n/a            n/a
   At November 1, 1995<F4>                 43.50             --            n/a            n/a            n/a            n/a

----------------------

<F1>  Includes the effect of pro forma adjustments for Security Bank and
      ABNK, as appropriate.  See "PRO FORMA FINANCIAL INFORMATION."

<F2>  Based on the pro forma combined per share amounts multiplied by 31.189, the distribution ratio applicable to one share of Security Bank Common Stock.
      Further explanation of the assumptions used in the preparation of the pro forma combined consolidated financial statements is included in the notes to pro forma financial statements.  See "PRO FORMA FINANCIAL INFORMATION."

<F3>  Includes the effect of pro forma adjustments for Security Bank, ABNK,
      Sterling, Hawkeye and Metro, as appropriate. See "PRO FORMA FINANCIAL INFORMATION."

<F4>  The market value of MBI Common Stock was determined as of the last trading day preceding the public announcement of the proposed acquisition and as of the latest available date prior to the filing of the Proxy
      Statement/Prospectus, based on the last sale price as reported on the NYSE
      Composite Tape.  There are no publicly available quotations of Security Bank
      Common Stock and management of Security Bank is not aware of any trades in
      Security Bank Common Stock for the last three years.

PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

          The following unaudited pro forma combined consolidated balance sheet gives effect to the Reorganization and the proposed acquisitions of Sterling, Hawkeye and Metro as if each of the acquisitions had been consummated on December 31, 1994.

          MBI acquired ABNK on April 30, 1992, which acquisition was accounted for under the purchase method of accounting. Accordingly, the historical results of operations of MBI include the results of operations of ABNK from May 1, 1992 forward. The following pro forma combined consolidated income statements include the results of operations of ABNK from January 1, 1992 through the date of acquisition.

          The following pro forma combined consolidated income statements for the nine months ended September 30, 1995 and 1994 and for the years ended December 31, 1994, 1993 and 1992 set forth the results of operations of MBI combined with the results of operations of Security Bank, Sterling, Hawkeye and Metro as if the Reorganization and the proposed acquisitions of Sterling, Hawkeye and Metro had occurred as of the first day of the period presented. As stated above, the pro forma combined consolidated income statements for the year ended December 31, 1992 include the results of operations of ABNK from January 1, 1992 through the date of acquisition.

          The unaudited pro forma combined consolidated financial statements should be read in conjunction with the accompanying Notes to the Pro Forma Combined Consolidated Financial Statements and with the historical financial statements of MBI, Security Bank, Sterling, Hawkeye, Metro and ABNK. The historical interim financial information for the nine months ended September 30, 1995 and 1994, used as a basis for the pro forma combined consolidated financial statements, include all necessary adjustments, which, in management's opinion, are necessary to present the data fairly. These pro forma combined consolidated financial statements may not be indicative of the results of operations that actually would have occurred if the completed and proposed acquisitions had been consummated on the dates assumed above or of the results of operations that may be achieved in the future.

          Due to the immateriality of the financial condition and results of operations of Wedge, AmeriFirst, Southwest and Plains Spirit to that of MBI, individually and on an aggregate basis, the unaudited pro forma combined consolidated financial statements contained herein do not reflect the acquisitions of Wedge, AmeriFirst, Southwest and Plains Spirit for any period prior to the respective acquisition dates of such entities.

                                                   MERCANTILE BANCORPORATION INC.
                                           PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
                                                         SEPTEMBER 30, 1995
                                                            (THOUSANDS)
                                                            (UNAUDITED)





                                                                                     MBI, Security Bank
                                                                                          Pro Forma
                                                                        Security Bank     Combined
                                      MBI<F1>         Security Bank    Adjustments<F2>   Consolidated
                                     --------         -------------    ---------------   ------------
ASSETS
   Cash and due from banks          $    822,849         $ 15,043       $ (1,420)<F3>    $    836,472


   Due from banks-interest bearing        97,473               99                              97,572
   Federal funds sold and
     repurchase agreements               179,778              125                             179,903
   Investments in debt and
     equity securities
       Trading                             4,696               --                               4,696
       Available-for-sale                768,422              577                             768,999
       Held-to-maturity                3,074,207            4,353                           3,078,560
                                    ------------         --------       --------         ------------
           Total                       3,847,325            4,930             --            3,852,255
   Loans and leases                   10,648,008           75,792                          10,723,800
   Reserve for possible loan losses     (187,872)            (287)                           (188,159)
                                    ------------         --------       --------         ------------
       Net Loans and Leases           10,460,136           75,505             --           10,535,641
   Other assets                          611,092            4,620          8,598 <F4>         615,712
                                                                          (8,598)<F5>




                                    ------------         --------       --------         ------------
     Total Assets                   $ 16,018,653         $100,322       $ (1,420)        $ 16,117,555
                                    ============         ========       ========         ============



                                                                                           Sterling          All Entities
                                                                                           Hawkeye             Pro Forma
                                                                                             Metro             Combined
                                     Sterling             Hawkeye          Metro         Adjustments<F2>     Consolidated
                                     ---------          ----------        --------       ---------------     ------------
ASSETS
   Cash and due from banks           $   7,167          $   96,917        $    200       $  (2,373)<F3>       $   903,522
                                                                                           (33,961)<F3>
                                                                                              (900)<F3>
   Due from banks-interest bearing                             200           1,366                                 99,138
   Federal funds sold and
     repurchase agreements                 827             102,004                                                282,734
   Investments in debt and
     equity securities
       Trading                              --                  --              --                                  4,696
       Available-for-sale               46,239             287,270           7,084                              1,109,592
       Held-to-maturity                 26,675             127,896          19,247                              3,252,378
                                     ---------          ----------        --------       ---------            -----------
           Total                        72,914             415,166          26,331              --              4,366,666
   Loans and leases                     85,681           1,298,589          54,674                             12,162,744
   Reserve for possible loan losses     (1,380)            (21,553)           (510)                              (211,602)
                                     ---------          ----------        --------       ---------            -----------
       Net Loans and Leases             84,301           1,277,036          54,164              --             11,951,142
   Other assets                          4,793             101,242           1,288         18,269 <F6>            723,035
                                                                                          (18,269)<F7>
                                                                                          192,819 <F8>
                                                                                         (192,819)<F9>
                                                                                            5,911 <F10>
                                                                                           (5,911)<F11>
                                     ---------          ----------        --------       --------             -----------
     Total Assets                    $ 170,002          $1,992,565        $ 83,349       $(37,234)            $18,326,237
                                     =========          ==========        ========       ========             ===========

                                            MERCANTILE BANCORPORATION INC.
                                     PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
                                                  SEPTEMBER 30, 1995
                                                     (THOUSANDS)
                                                     (UNAUDITED)



                                                                                      MBI, Security Bank
                                                                                          Pro Forma
                                                                        Security Bank     Combined
                                      MBI<F1>         Security Bank    Adjustments<F2>   Consolidated
                                     --------         -------------    ---------------   ------------
LIABILITIES
   Deposits
     Non-interest bearing           $ 1,798,605          $  1,191       $      --        $ 1,799,796
     Interest bearing                 9,875,943            86,725                          9,962,668
     Foreign                            160,736                --                            160,736
                                    -----------          --------       ---------        -----------
       Total Deposits                11,835,284            87,916              --         11,923,200
   Federal funds purchased and
     repurchase agreements            1,611,392                --                          1,611,392
   Other borrowings                     949,186             3,248                            952,434
   Other liabilities                    203,624               560                            204,184
                                    -----------          --------       ---------        -----------

      Total Liabilities              14,599,486            91,724              --         14,691,210

SHAREHOLDERS' EQUITY
   Preferred stock                       12,153                                               12,153

   Common stock                         279,658             1,032           1,610 <F4>       281,268
                                                                           (1,032)<F5>




   Capital surplus                      216,757                 4            (574)<F4>       216,183
                                                                               (4)<F5>




   Retained earnings                    936,311             7,562           7,562 <F4>       943,873
                                                                           (7,562)<F5>




   Treasury stock                       (25,712)                           (1,420)<F3>       (27,132)



                                    -----------          --------       ---------        -----------
     Total Shareholders' Equity       1,419,167             8,598          (1,420)         1,426,345
                                    -----------          --------       ---------        -----------

     Total Liabilities and
       Shareholders' Equity         $16,018,653          $100,322       $  (1,420)       $16,117,555
                                    ===========          ========       =========        ===========


                                                                                           Sterling          All Entities
                                                                                           Hawkeye             Pro Forma
                                                                                             Metro             Combined
                                     Sterling             Hawkeye          Metro         Adjustments<F2>     Consolidated
                                     ---------          ----------        --------       ---------------     ------------
LIABILITIES
   Deposits
     Non-interest bearing           $    20,613          $  204,619     $   2,728                             $ 2,027,756
     Interest bearing                   111,900           1,512,456        73,984                              11,661,008
     Foreign                                 --                 --             --                                 160,736
                                    -----------          ----------     ---------        -----------          -----------
       Total Deposits                   132,513           1,717,075        76,712                 --           13,849,500
   Federal funds purchased and
     repurchase agreements               17,917              15,003            --                               1,644,312
   Other borrowings                          --              46,241           400                                 999,075
   Other liabilities                      1,303              21,427           326                                 227,240
                                    -----------          ----------     ---------        -----------          -----------

      Total Liabilities                 151,733           1,799,746        77,438                 --           16,720,127

SHAREHOLDERS' EQUITY
   Preferred stock                                                             --                                  12,153

   Common stock                           3,685                 135           192              2,607 <F6>         324,247
                                                                                              (3,685)<F7>
                                                                                              39,375 <F8>
                                                                                                (135)<F9>
                                                                                                 997 <F10>
                                                                                                (192)<F11>
   Capital surplus                          799             105,129         1,409              1,877 <F6>         284,553
                                                                                                (799)<F7>
                                                                                              65,889 <F8>
                                                                                            (105,129)<F9>
                                                                                                 604 <F10>
                                                                                              (1,409)<F11>
   Retained earnings                     13,785              87,555         4,310             13,785 <F6>       1,049,523
                                                                                             (13,785)<F7>
                                                                                              87,555 <F8>
                                                                                             (87,555)<F9>
                                                                                               4,310 <F10>
                                                                                              (4,310)<F11>
   Treasury stock                                                                             (2,373)<F3>         (64,366)
                                                                                             (33,961)<F3>
                                                                                                (900)<F3>
                                    -----------          ----------     ---------        -----------          -----------
     Total Shareholders' Equity          18,269             192,819         5,911            (37,234)           1,606,110
                                    -----------          ----------     ---------        -----------          -----------

     Total Liabilities and
       Shareholders' Equity         $   170,002          $1,992,565     $  83,349        $   (37,234)         $18,326,237
                                    ===========          ==========     =========        ===========          ===========

See notes to pro forma combined consolidated financial statements.


                                        MERCANTILE BANCORPORATION INC.
                               PRO FORMA COMBINED CONSOLIDATED INCOME STATEMENT
                                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                                      (THOUSANDS EXCEPT PER SHARE DATA)
                                               (UNAUDITED)


                                                             MBI, Security Bank                                      All Entities
                                                                 Pro Forma                                            Pro Forma
                                                                 Combined                                             Combined
                                   MBI<F1>      Security Bank   Consolidated   Sterling      Hawkeye     Metro     Consolidated<F12>
                               -------------   -------------- -------------- -----------  ------------  --------   -----------------

Interest Income                $    854,404    $    5,704    $    860,108    $   9,069    $  105,900    $  4,745      $    979,822
Interest Expense                    410,097         3,291         413,388        4,247        49,337       2,614           469,586
                               ------------    ----------    ------------    ---------    ----------    --------      ------------

   Net Interest Income              444,307         2,413         446,720        4,822        56,563       2,131           510,236
Provision for Possible
     Loan Losses                     28,928            45          28,973          162           249          30            29,414
                               ------------    ----------    ------------    ---------    ----------    --------      ------------

   Net Interest Income
     after Provision for
     Possible Loan Losses           415,379         2,368         417,747        4,660        56,314       2,101           480,822
Other Income
   Trust                             48,252            --          48,252          129         3,888          --            52,269
Service charges                      50,062           138          50,200          242         6,267          --            56,709
   Credit card fees                  14,169            --          14,169           --         1,451          --            15,620
   Securities gains (losses)          3,672            --           3,672           (1)          104        (508)            3,267
   Other                             65,325           154          65,479          286         8,485         214            74,464
                               ------------    ----------    ------------    ---------    ----------    --------      ------------

     Total Other Income             181,480           292         181,772          656        20,195        (294)          202,329
Other Expense
   Salaries and employee
      benefits                      195,825           682         196,507        1,735        23,528         766           222,536
   Net occupancy and equipment       53,547           243          53,790          475         6,825         137            61,227
   Other                            107,572           520         108,092        1,411        19,825         627           129,955
                               ------------    ----------    ------------    ---------    ----------    --------       -----------

     Total Other Expense            356,944         1,445         358,389        3,621        50,178       1,530           413,718
                               ------------    ----------    ------------    ---------    ----------    --------       -----------

     Income Before Income Taxes     239,915         1,215         241,130        1,695        26,331         277           269,433
Income Taxes                         81,156           382          81,538          386         9,004         293            91,221
                               ------------    ----------    ------------    ---------    ----------    --------      ------------

     Net Income Before Change
      in Accounting Principle  $    158,759    $      833    $    159,592    $   1,309    $   17,327    $    (16)     $    178,212
                               ============    ==========    ============    =========    ==========    ========      ============

Per Share Data
   Average Common Shares
    Outstanding                  53,629,980                    53,919,980                                               61,656,353
Net Income Before Change in
    Accounting Principle       $       2.95                    $     2.95                                             $       2.88

See notes to pro forma combined consolidated financial statements.


                                        MERCANTILE BANCORPORATION INC.
                               PRO FORMA COMBINED CONSOLIDATED INCOME STATEMENT
                                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994
                                      (THOUSANDS EXCEPT PER SHARE DATA)
                                               (UNAUDITED)


                                                             MBI, Security Bank                                      All Entities
                                                                 Pro Forma                                            Pro Forma
                                                                 Combined                                             Combined
                                   MBI<F1>      Security Bank   Consolidated   Sterling      Hawkeye     Metro      Consolidated
                               -------------   -------------- -------------- -----------  ------------  --------   -----------------

Interest Income                $    730,270    $    4,765    $    735,035    $   8,289    $   90,495    $  4,149      $    837,968
Interest Expense                    284,939         2,564         287,503        3,257        37,414       2,188           330,362
                               ------------    ----------    ------------    ---------    ----------    --------      ------------

   Net Interest Income              445,331         2,201         447,532        5,032        53,081       1,961           507,606
Provision for Possible
     Loan Losses                     26,374            45          26,419           66            48         (17)           26,516
                               ------------    ----------    ------------    ---------    ----------    --------      ------------
   Net Interest Income after
     Provision for
     Possible Loan Losses           418,957         2,156         421,113        4,966        53,033       1,978           481,090
Other Income
   Trust                             46,560            --          46,560          124         3,804          --            50,488
   Service charges                   52,089            89          52,178          289         5,918          --            58,385
   Credit card fees                  18,087            --          18,087           --         1,272          --            19,359
   Securities gains                   1,718            --           1,718          (44)          396          --             2,070
   Other                             40,971           301          41,272          300         8,702         240            50,514
                               ------------    ----------    ------------    ---------    ----------    --------      ------------

     Total Other Income             159,425           390         159,815          669        20,092         240           180,816
Other Expense
   Salaries and employee
      benefits                      190,801           585         191,386        1,766        22,878         756           216,786
   Net occupancy and equipment       51,837           191          52,028          491         6,032         133            58,684
   Other                            117,502           689         118,191        1,650        18,349         524           138,714
                               ------------    ----------    ------------    ---------    ----------    --------      ------------

     Total Other Expense            360,140         1,465         361,605        3,907        47,259       1,413           414,184
                               ------------    ----------    ------------    ---------    ----------    --------      ------------

     Income Before Income Taxes     218,242         1,081         219,323        1,728        25,866         805           247,722
Income Taxes                         78,033           397          78,430          441         8,420         295            87,586
                               ------------    ----------    ------------    ---------    ----------    --------      ------------


     Net Income Before Change
      in Accounting Principle  $    140,209    $      684    $    140,893    $   1,287    $   17,446    $    510      $    160,136
                               ============    ==========    ============    =========    ==========    ========      ============

Per Share Data
   Average Common Shares
      Outstanding                51,900,015                    52,190,015                                               59,926,398
   Net Income Before Change
    in Accounting Principle    $       2.68                  $       2.68                                             $       2.64

See notes to pro forma combined consolidated financial statements.


                                        MERCANTILE BANCORPORATION INC.
                               PRO FORMA COMBINED CONSOLIDATED INCOME STATEMENT
                                    FOR THE YEAR ENDED DECEMBER 31, 1994
                                      (THOUSANDS EXCEPT PER SHARE DATA)
                                               (UNAUDITED)

                                                             MBI, Security Bank                                      All Entities
                                                                 Pro Forma                                            Pro Forma
                                                                 Combined                                             Combined
                                   MBI<F1>      Security Bank   Consolidated   Sterling      Hawkeye     Metro       Consolidated
                               -------------   -------------- -------------- -----------  ------------  --------   -----------------

Interest Income                $    994,896    $    6,257    $  1,001,153    $  11,165    $  123,173    $  5,680      $  1,141,171
Interest Expense                    399,349         3,487         402,836        4,453        51,601       3,046           461,936
                               ------------    ----------    ------------    ---------    ----------    --------      ------------

   Net Interest Income              595,547         2,770         598,317        6,712        71,572       2,634           679,235
Provision for Possible
     Loan Losses                     43,201            60          43,261           66            64          10            43,401
                               ------------    ----------    ------------    ---------    ----------    --------      ------------

   Net Interest Income after
     Provision for
     Possible Loan Losses           552,346         2,710         555,056        6,646        71,508       2,624           635,834
Other Income
   Trust                             60,769            --          60,769          168         5,119          --            66,056
   Service charges                   68,783           195          68,978          385         8,024          --            77,387
   Credit card fees                  24,895            --          24,895           --         1,693          --            26,588
   Securities gains                   2,177            --           2,177          (43)          402          --             2,536
   Other                             53,134           211          53,345          406        11,565         471            65,787
                               ------------    ----------    ------------    ---------    ----------    --------      ------------

     Total Other Income             209,758           406         210,164          916        26,803         471           238,354
Other Expense
   Salaries and employee
      benefits                      258,546           727         259,273        2,388        30,229         953           292,843
   Net occupancy and
      equipment                      69,784           236          70,020          652         8,101         157            78,930
   Other                            163,740           750         164,490        2,076        24,776         728           192,070
                               ------------    ----------    ------------    ---------    ----------    --------      ------------

     Total Other Expense            492,070         1,713         493,783        5,116        63,106       1,838           563,843
                               ------------    ----------    ------------    ---------    ----------    --------      ------------

     Income Before Income
        Taxes                       270,034         1,403         271,437        2,446        35,205       1,257           310,345
Income Taxes                        101,705           551         102,256          592        11,460         474           114,782
                               ------------    ----------    ------------    ---------    ----------    --------      ------------

     Net Income Before Change
      in Accounting Principle  $    168,329    $      852    $    169,181    $   1,854    $   23,745    $    783      $    195,563
                               ============    ==========    ============    =========    ==========    ========      ============

Per Share Data
   Average Common Shares
      Outstanding                51,957,002                    52,247,002                                               59,983,385
   Net Income Before Change
    in Accounting Principle    $       3.22                  $       3.21                                             $       3.22


See notes to pro forma combined consolidated financial statements.


                                        MERCANTILE BANCORPORATION INC.
                               PRO FORMA COMBINED CONSOLIDATED INCOME STATEMENT
                                    FOR THE YEAR ENDED DECEMBER 31, 1993
                                      (THOUSANDS EXCEPT PER SHARE DATA)
                                               (UNAUDITED)

                                                             MBI, Security Bank                                      All Entities
                                                                 Pro Forma                                            Pro Forma
                                                                 Combined                                             Combined
                                  MBI<F1>       Security Bank   Consolidated   Sterling      Hawkeye     Metro       Consolidated
                               -------------   -------------- -------------- -----------  ------------  --------   -----------------

Interest Income                $    971,482    $    5,849    $    977,331    $  11,219    $  123,129    $  6,306      $  1,117,985
Interest Expense                    390,911         3,309         394,220        4,538        53,662       3,561           455,981
                               ------------    ----------    ------------    ---------    ----------    --------      ------------

   Net Interest Income              580,571         2,540         583,111        6,681        69,467       2,745           662,004
Provision for Possible
   Loan Losses                       63,513            60          63,573          258           789         129            64,749
                               ------------    ----------    ------------    ---------    ----------    --------      ------------

   Net Interest Income after
     Provision for
     Possible Loan Losses           517,058         2,480         519,538        6,423        68,678       2,616           597,255
Other Income
   Trust                             61,996            --          61,996          147         4,786          --            66,929
   Service charges                   67,144           112          67,256          351         7,317          --            74,924
   Credit card fees                  24,312            --          24,312           --         1,377          --            25,689
   Securities gains                   5,121            --           5,121           11           179           9             5,320
   Other                             61,130           173          61,303          338        12,227         366            74,234
                               ------------    ----------    ------------    ---------    ----------    --------      ------------
     Total Other Income             219,703           285         219,988          847        25,886         375           247,096
Other Expense
   Salaries and employee
      benefits                      245,469           559         246,028        2,654        30,080         858           279,620
   Net occupancy and equipment       70,911           186          71,097          695         7,763         153            79,708
   Other                            191,663           614         192,277        2,278        24,296         714           219,565
                               ------------    ----------    ------------    ---------    ----------    --------      ------------

     Total Other Expense            508,043         1,359         509,402        5,627        62,139       1,725           578,893
                               ------------    ----------    ------------    ---------    ----------    --------      ------------

     Income Before Income
        Taxes                       228,718         1,406         230,124        1,643        32,425       1,266           265,458
Income Taxes                         85,467           517          85,984          366        10,607         477            97,434
                               ------------    ----------    ------------    ---------    ----------    --------      ------------
     Net Income Before Change
     in Accounting Principle   $    143,251    $      889    $    144,140    $   1,277    $   21,818    $    789      $    168,024
                               ============    ==========    ============    =========    ==========    ========      ============
Per Share Data
   Average Common Shares
      Outstanding                50,965,103                    51,255,103                                               58,991,486
   Net Income Before Change
     in Accounting Principle   $       2.79                  $       2.79                                             $       2.80

See notes to pro forma combined consolidated financial statements.


                                        MERCANTILE BANCORPORATION INC.
                               PRO FORMA COMBINED CONSOLIDATED INCOME STATEMENT
                                    FOR THE YEAR ENDED DECEMBER 31, 1992
                                      (THOUSANDS EXCEPT PER SHARE DATA)
                                               (UNAUDITED)

                                                             MBI, Security Bank                                      All Entities
                                                                 Pro Forma                                            Pro Forma
                                                                 Combined                                             Combined
                                   MBI<F1>      Security Bank   Consolidated   Sterling      Hawkeye     Metro      Consolidated
                               -------------   -------------- -------------- -----------  ------------  --------   -----------------

Interest Income                $  1,040,492    $    6,142    $  1,046,634    $  12,453    $  128,261    $  7,293      $  1,194,641
Interest Expense                    501,802         3,874         505,676        6,025        64,389       4,753           580,843
                               ------------    ----------    ------------    ---------    ----------    --------      ------------

   Net Interest Income              538,690         2,268         540,958        6,428        63,872       2,540           613,798
Provision for Possible
    Loan Losses                      79,787            60          79,847          375         1,677         202            82,101
                               ------------    ----------    ------------    ---------    ----------    --------      ------------

   Net Interest Income after
     Provision for
     Possible Loan Losses           458,903         2,208         461,111        6,053        62,195       2,338           531,697
Other Income
   Trust                             58,835            --          58,835          129         4,174          --            63,138
   Service charges                   64,813            97          64,910          462         6,482          --            71,854
   Credit card fees                  21,745            --          21,745           --           547          --            22,292
   Securities gains                   5,590             4           5,594           22           617         (29)            6,204
   Other                             55,091            72          55,163          347        10,671         486            66,667
                               ------------    ----------    ------------    ---------    ----------    --------      ------------

     Total Other Income             206,074           173         206,247          960        22,491         457           230,155
Other Expense
   Salaries and employee
      benefits                      224,948           438         225,386        2,400        27,887         816           256,489
   Net occupancy and equipment       64,466           103          64,569          637         6,893         171            72,270
   Other                            196,930           525         197,455        1,968        22,960         733           223,116
                               ------------    ----------    ------------    ---------    ----------    --------      ------------

     Total Other Expense            486,344         1,066         487,410        5,005        57,740       1,720           551,875
                               ------------    ----------    ------------    ---------    ----------    --------      ------------

     Income Before Income
        Taxes                       178,633         1,315         179,948        2,008        26,946       1,075           209,977
Income Taxes                         60,990           459          61,449          457         8,609         445            70,960
                               ------------    ----------    ------------    ---------    ----------    --------      ------------
     Net Income Before Change
     in Accounting Principle   $    117,643    $      856    $    118,499    $   1,551    $   18,337    $    630      $    139,017
                               ============    ==========    ============    =========    ==========    ========      ============

Per Share Data
   Average Common Shares
      Outstanding                47,972,446                    48,262,446                                               55,998,829
   Net Income Before Change
     in Accounting Principle   $       2.43                  $       2.43                                             $       2.44


See notes to pro forma combined consolidated financial statements.

                         MERCANTILE BANCORPORATION INC.
            NOTES TO PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

<F1>  Represents MBI restated historical consolidated financial statements reflecting the acquisition of UNSL effective January 3, 1995 and the acquisitions of CMB and TCB effective May 1, 1995, each of which was accounted for as a pooling-of-interest.

<F2>  The acquisitions of Security, Sterling, Hawkeye and Metro will be accounted for as pooling-of-interests.

<F3>  In connection with all of the proposed acquisitions, MBI may repurchase
      891,390 shares of its own common stock in the open market.

<F4>  Acquisition of Security Bank with 322,000 shares of MBI Common Stock.

<F5>  Elimination of MBI's investment in Security Bank.

<F6>  Acquisition of Sterling with 521,424 shares of MBI Common Stock.

<F7>  Elimination of MBI's investment in Sterling.

<F8>  Acquisition of Hawkeye with 7,874,903 shares of MBI Common Stock, based on the exchange ratio of 0.585 shares of MBI Common Stock per share of Hawkeye common stock.

<F9>  Elimination of MBI's investment in Hawkeye.

<F10> Acquisition of Metro with 199,446 shares of MBI Common Stock, based on the exchange ratio of 1.0286 shares of MBI Common Stock per share of Metro common stock.

<F11> Elimination of MBI's investment in Metro.

<F12> Upon consummation of the proposed merger of Hawkeye, MBI expects to record certain adjustments related to the proposed merger and to conform Hawkeye's accounting and credit policies regarding loan and other asset valuations to those of MBI. The pre-tax adjustments are expected to total $30-35 million and would include an increase in the provision for loan losses to conform Hawkeye's credit evaluation policies to those of MBI and an increase in other expense to largely accrue for change of control agreements, contract cancellation penalties and professional fees.

                    INFORMATION REGARDING SECURITY BANK
                    -----------------------------------


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

          This section presents an analysis of the consolidated financial condition of Security Bank and its wholly owned subsidiaries at December 31, 1994 and 1993 and the consolidated results of operations for the years ended December 31, 1994, 1993 and 1992. This review should be read in conjunction with the consolidated financial statements, notes to consolidated financial statements and other financial data presented elsewhere in this Proxy Statement/Prospectus.

DECEMBER 31, 1994, 1993 AND 1992

RESULTS OF OPERATION

          NET INCOME. Net income for the year ended December 31, 1994 was $851,761 as compared to $776,917 for the year ended December 31, 1993. This represents an increase of $74,844, or 9.63%, over 1993. This improvement was primarily due to an increase in net interest income of $229,925 and non-interest income of $120,463. Offsetting these improvements were increased operating expenses of $354,175, which was primarily due to increased salary expenses, costs incurred in conjunction with the conversion to an in-house computer system and the formation of a secondary market mortgage operation. Additionally, net income for the year ended December 31, 1993 included a one time charge of $112,000 related to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes."

          Net income for the year ended December 31, 1993 was $776,917 as compared to $855,992 for the year ended December 31, 1992. This represents a decrease of $79,075, or 9.24%. The primary reason for this decrease was the one time charge of $112,000 related to the adoption of SFAS No. 109, as previously discussed.

   NET INTEREST INCOME. The $229,925 improvement in net interest income for the year ended December 31, 1994 as compared to the year ended
December 31, 1993, was primarily due to an approximately $9.8 million, or 15.35%, increase in loans, which had a favorable impact on Security Bank's net interest spread. The increase in the loan portfolio was a result of a record number of single family housing starts in Security Bank's market area and continued growth in the area's commercial development. This increase was funded primarily from a reduction in lower-yielding investment securities, totaling approximately $5.9 million, and an increase in interest-bearing liabilities, totaling approximately $4.4 million, which resulted in a more profitable mix of interest-earning assets and interest-bearing liabilities.

   The overall yield on interest-earning assets increased from 7.08% in 1993 to 7.22% in 1994. During the same period the cost of funds increased by only 1 basis point.

   Net interest income increased during the year ended December 31, 1993 by $271,431, or 12.29%, as compared to December 31, 1992. The primary reason for this increase was a reduction in interest rates paid on deposits which were partially offset by a reduction in rates earned on interest-earning assets. The average rate paid on interest-bearing liabilities decreased 88 basis points from 5.09% in 1992 to 4.21% in 1993 while the average rate earned on interest-earning assets decreased by only 66 basis points from 7.74% in 1992 to 7.08% in 1993. The improvement in net interest income was also influenced favorably by a large growth in loans and a more profitable mix of interest-earning assets.

   The following table sets forth interest income from average interest-earning assets, expressed in dollars and average yields, and interest expense on average interest-bearing liabilities, expressed in dollars and average rates. Interest income from investment securities includes the accretion and amortization of unearned discounts and premiums.

                                                 AVERAGE BALANCES, YIELDS AND RATES

                                                                            YEAR ENDED DECEMBER 31
                                             -----------------------------------------------------------------------------------
                                                                  1994                                        1993
                                             --------------------------------------        -------------------------------------
                                                                           AVERAGE                                       AVERAGE
                                                              INTEREST     YIELD/                           INTEREST     YIELD/
                                              AVERAGE         INCOME/       RATE             AVERAGE        INCOME/       RATE
                                             BALANCE<F2>      EXPENSE       PAID            BALANCE<F2>     EXPENSE       PAID
                                             -----------      --------     -------          -----------     --------     -------
                                                                            (dollars in thousands)

ASSETS
Loans <F1> <F3>                              $  69,296        $  5,535        7.99%        $  59,261        $ 4,916        8.30%
Investment securities                           12,854             557        4.33            17,239            734        4.26
Interest-bearing deposits                        4,296             158        3.68             5,451            175        3.21
Federal funds sold                                 170               7        4.12               655             24        3.66
                                             ---------        --------                     ---------        -------
   Total interest earning assets/
     interest income/overall yield              86,616           6,257        7.22            82,606          5,849        7.08
Allowance for loan losses                         (224)                                         (174)
Non-interest-bearing deposits and cash             878                                           641
Other assets                                     5,016                                         2,991
                                             ---------                                     ---------

   Total assets                              $  92,286                                     $  86,064
                                             =========                                     =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing demand deposits             $  13,509        $    370        2.74%        $  13,285        $   378        2.85%
Savings deposits                                 7,569             190        2.51             7,644            192        2.51
Time deposits                                   58,652           2,751        4.69            57,545          2,729        4.74
FHLB advances                                    2,857             176        6.16               214             10        4.67
                                             ---------        --------                     ---------        -------
   Total interest-bearing liabilities/
     interest expense/overall rate              82,587           3,487        4.22            78,688          3,309        4.21
Demand deposits                                  1,167                                           762
Other liabilities                                1,169                                            44
   Total liabilities                            84,923                                        79,494
Shareholders' equity                             7,363                                         6,570
                                             ---------                                     ---------
   Total liabilities and
     shareholders' equity                    $  92,286                                     $  86,064
                                             =========                                     =========

Net interest income/
   interest rate spread                                       $  2,770        3.00%                         $ 2,540        2.87%
                                                              ========        ====                          =======        ====

Net earning assets/net yield on average
   interest-earning assets                   $   4,029                        3.20%        $   3,918                       3.07%
                                             =========                        ====         =========                       ====

-----------------------------

<F1>  Average balances include loans 90 days or more past due.  There were no non-accrual loans during 1994 or 1993.
<F2>  Average balances for each period have been calculated using the average month-end balances during the year.
<F3>  Interest income on loans includes $83,047 and $47,148 of fee income for the years ended December 31, 1994 and 1993, respectively.

                                    - 48 -

   The following table sets forth changes in net interest income attributable to changes in the volume of interest-earning assets and interest-bearing liabilities compared to changes in interest rates for the periods indicated.

                                                                   VOLUME AND RATE VARIANCE
                                   --------------------------------------------------------------------------------------------
                                                1994 COMPARED TO 1993                          1993 COMPARED TO 1992
                                   ------------------------------------------       -------------------------------------------
                                                         INCREASE (DECREASE) ATTRIBUTABLE TO CHANGE IN
                                                           RATE/                                             RATE/
                                    RATE       VOLUME     VOLUME        NET          RATE       VOLUME      VOLUME        NET
                                    ----       ------     ------        ---          ----       ------      ------        ---
                                                                   (dollars in thousands)

INTEREST INCOME
Interest-earning assets:
Loans                              $(184)       $ 833       $(30)       $ 619       $(140)       $ 47       $  (1)       $ (94)
Investment securities                 12         (187)        (2)        (177)       (575)        466        (245)        (354)
Interest-bearing deposits             26          (37)        (6)         (17)         (7)        250         (87)         156
Federal funds sold                     3          (18)        (2)         (17)         (7)          5           1           (1)
                                   -----        -----       ----        -----       -----        ----       -----        -----
   Total interest income            (143)         591        (40)         408        (729)        768        (332)        (293)

INTEREST EXPENSE
Interest-bearing liabilities:
Interest-bearing demand deposits     (15)           6          1           (8)         12          27           1           40
Savings deposits                      --           (2)        --           (2)        (14)         49          (4)          31
Time deposits                        (29)          52         (1)          22        (618)        (21)          4         (635)
FHLB advances                          3          123         40          166          --          --          --           --
                                   -----        -----       ----        -----       -----        ----       -----        -----
   Total interest expense            (41)         179         40          178        (620)         55           1         (564)
                                   -----        -----       ----        -----       -----        ----       -----        -----
   Net interest income             $(102)       $ 412       $(80)       $ 230       $(109)       $713       $(333)       $ 271
                                   =====        =====       ====        =====       =====        ====       =====        =====

   NON-INTEREST INCOME. The following table describes Security Bank's non-interest income for the periods indicated.

                                            NON-INTEREST INCOME

                                                 YEAR ENDED DECEMBER 31
                                            ----------------------------------
                                            1994           1993           1992
                                            ----------------------------------
                                                   (dollars in thousands)

   Commission income                        $116           $129           $  5
   Service charges on deposit accounts       195            112             97
   FHLB dividends                             24             16             17
   Gain on sale of real estate, net           17              2             16
   Gain on sale of investment securities      --             --              4
   Other operating income                     54             26             34
                                            ----           ----           ----
     Total non-interest income              $406           $285           $173
                                            ====           ====           ====

   Non-interest income as a percent of
     average total assets                    .44%           .33%           .21%

   Several miscellaneous fee increases (i.e. overdraft charges, stop payment fees, etc.) were implemented during late 1994 which contributed to the increase in service charge income. In late 1992, the investment subsidiary was started which accounts for the increase in commission income between 1992 and 1993.

   NON-INTEREST EXPENSE. The following table sets forth Security Bank's non-interest expenses for the periods indicated.

                                           NON-INTEREST EXPENSE

                                                               YEAR ENDED DECEMBER 31
                                                        -------------------------------------
                                                          1994           1993           1992
                                                        -------------------------------------
                                                                 (dollars in thousands)

   Salaries and employee benefits                       $  727         $  559         $  438
   Occupancy and equipment expense                         236            186            103
   FDIC premium and OTS assessment                         228            196            196
   Data processing                                         134             90             73
   Other operating expense                                 388            328            256
                                                        ------         ------         ------
      Total non-interest expense                        $1,713         $1,359         $1,066
                                                        ======         ======         ======

   The increases in occupancy and equipment expense and data processing expense during 1994 are primarily due to increased depreciation and computer software amortization related to the purchase of an in-house computer system during the Summer of 1994. The increase in salaries and employee benefits in 1994 primarily resulted from the formation of a secondary mortgage loan department.

   In 1992, Security Bank began a large expansion project to the main branch which was completed and occupied in 1993. The depreciation and other costs associated with the use of this addition to the main branch were primary reasons for the increase in occupancy and equipment expense from 1992 to 1993. The start-up of the investment subsidiary was the primary reason for the increase in salaries and employee benefits between 1992 and 1993.

FINANCIAL CONDITION, CAPITAL RESOURCES AND LIQUIDITY

   LENDING ACTIVITIES. Security Bank's major source of income is interest and fees on loans. The following table presents the composition of Security Bank's loan portfolio at the end of each of the periods indicated.

                                                    LOAN PORTFOLIO

                                                                            DECEMBER 31
                                                        ------------------------------------------------------
                                                                  1994                          1993
                                                        -----------------------        -----------------------
                                                         AMOUNT         PERCENT         AMOUNT          PERCENT
                                                        -----------------------        -----------------------
                                                                        (dollars in thousands)

   Mortgage loans:
     Real estate                                        $ 58,187          78.54%       $ 57,639          89.73%
     Construction, net                                     8,553          11.55           1,664           2.59
   Mortgage loans held for sale                              257            .35              --             --
   Installment loans                                       6,269           8.46           4,018           6.25
   Loans to depositors, secured by savings                   816           1.10             916           1.43
                                                        --------         ------        --------          -----
       Total loans                                      $ 74,082         100.00%       $ 64,237        100.00%
                                                        ========         ======        ========        ======

   The following table sets forth the remaining maturities, based on contractual maturity dates, for each category of loans at December 31, 1994.

                                                    MATURITIES OF LOANS

                                                        ONE YEAR       ONE TO           OVER
                                                         OR LESS     FIVE YEARS      FIVE YEARS        TOTAL
                                                        --------     ----------      ----------        -----
                                                                      (dollars in thousands)

   Real estate mortgage                                 $14,915        $26,454        $16,818        $58,187
   Real estate construction                               7,485            144            924          8,553
   Mortgage loans held for sale                              --             --            257            257
   Installment loans                                      1,162          5,107             --          6,269
   Loans to depositors, secured by savings                  816             --             --            816

   The following table indicates loans with fixed and adjustable rates which mature in greater than one year.

                                                                      FLOATING OR
                                                                       ADJUSTING
                                                     FIXED RATES        RATES
                                                     -----------      -----------
                                                         (dollars in thousands)

   Real estate mortgage                               $  30,491        $  12,781
   Real estate construction                               1,068               --
   Mortgage loans held for sale                             257               --
   Consumer loans                                         5,107               --
                                                      ---------        ---------
       Total loans                                    $  36,923        $  12,781
                                                      =========        =========

   Security Bank makes all its loans to customers located within its home county of Faulkner and contiguous counties. Security has no foreign loans or highly leveraged transaction loans as defined by the Federal Reserve Board.

   DISCUSSION OF LENDING ACTIVITIES. Net loans at December 31, 1994 totaled $73.8 million, an increase of approximately $9.8 million from December 31, 1993, which was primarily due to a record number of single family housing starts in Faulkner County, Arkansas.

   Residential real estate loans increased by approximately $2.7 million in 1994 to approximately $51 million. Residential construction loans increased by approximately $6.9 million in 1994 to approximately $8.5 million. As previously discussed, the Conway area has experienced tremendous residential growth in recent years. Security Bank has focused on capitalizing on the demand for loans that this growth in real estate has created, which is evident in the increases in real estate loans.

   Consumer loans are primarily loans to individuals for the purchase of automobiles, boats, recreational vehicles and other personal and household items. These loans increased approximately $2.3 million to approximately $6.3 million in 1994.

   LOAN QUALITY. The quality of the loan portfolio continues to be exceptional due to close adherence to quality lending practices and requirements. Loan committees and lending authorities have been appropriately established in order to ensure compliance with Security Bank's loan policy. As proof of the quality of the loan portfolio, net loan charge-offs to average loans outstanding for the years ended December 31, 1994 and 1993 were approximately 0.026% and 0.020%, respectively. Further, Security

Bank did not have any non-accrual loans throughout 1993 or 1994, and no foreclosed assets were held at December 31, 1994 or 1993.

   Loans which were contractually past due 90 days or more and still accruing interest totaled $9,400 and $14,800 at December 31, 1994 and 1993, respectively. At December 31, 1994, this amount represented 0.012% of the total loan portfolio and 0.010% of total assets, which was less than the 1993 figures of 0.023% and 0.017%, respectively.

   Loans that are non-performing are reviewed by management weekly, or more frequently if warranted. If the collection of interest is doubtful, the loans are placed on non-accrual status and the recognition of interest income is stopped. When management believes that a loan will not be collected in its entirety, appropriate specific reserves are established. If and when a loan is determined to be uncollectible, the loan is charged-off.

   Management considers the non-performing loans to be at a reasonable level. In comparison to its peer group, Security Bank's non-performing loans and net charge-offs have been extremely low.

   ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is based on factors that include the overall composition of the loan portfolio, class of loans, delinquency and charge-off experience, potential substandard and doubtful credits and other factors that need to be evaluated in estimating potential loan losses. The adequacy of the allowance for loan losses is calculated quarterly through a systematic review of the loan portfolio. The results of these reviews are reported to management and the Board of Directors.

   While there can be no assurance that the allowance for loan losses will be adequate to cover all losses, management believes that the allowance is adequate. In addition, various regulatory agencies and an independent accounting firm periodically review the adequacy of the allowance for loan losses as an integral part of their routine examinations.

   The following table summarizes, for the periods indicated, activity in the allowance for loan losses, including loan charge-offs, recoveries, additions to the allowance and the ratio of net charge-offs to the average loans outstanding.

                               ALLOWANCE FOR LOAN LOSSES


                                                                DECEMBER 31
                                                           ---------------------
                                                            1994           1993
                                                            ----           ----
                                                          (dollars in thousands)

   Allowance at beginning of period                        $ 201           $ 153

   Loans charged-off:
      Consumer                                                18              16
                                                           -----           -----

      Total charge-offs                                       18              16
                                                           -----           -----

   Recoveries:
      Consumer                                                --               4
                                                           -----           -----

      Total recoveries                                        --               4
                                                           -----           -----

      Net loans charged-off                                   18              12

   Additions to allowance charged to
      the provision for loan losses                           60              60
                                                           -----           -----

   Allowance at end of period                              $ 243           $ 201
                                                           =====           =====

   Ratio of net loan charge-offs to
      average loans outstanding                            0.026%          0.020%


   Management believes that the low level of charge-offs are a further reflection of the quality of the loan portfolio and provides a good indication of the adequacy of the allowance for loan losses.

   INVESTMENT SECURITIES. The objectives of the investment portfolio are to provide Security Bank with a source of liquidity through maturities and earnings. Investments are selected by management based upon quality, rate of return and the liquidity needs of Security Bank.

   The following table sets forth Security Bank's investment securities portfolio at carrying value at the dates indicated.

                                          INVESTMENT PORTFOLIO COMPOSITION

                                                                            AT DECEMBER 31
                                                         -----------------------------------------------------
                                                                   1994                         1993
                                                         ----------------------         ----------------------
                                                           BOOK        PERCENT OF        BOOK         PERCENT OF
                                                           VALUE       PORTFOLIO         VALUE        PORTFOLIO
                                                           ----------------------        -----------------------
                                                                         (dollars in thousands)

   U.S. Treasury securities                              $ 2,449         29.30%         $ 3,935         27.68%
   Obligations of U.S. government corporations
     and agencies                                          3,495         41.81            5,683         39.97
   Mortgage-backed securities                                400          4.78              534          3.76
   Corporate debt securities                               2,016         24.11            4,065         28.59
                                                         -------        ------          -------        ------
       Total                                             $ 8,360        100.00%         $14,217        100.00%
                                                         =======        ======          =======        ======

   The following table sets forth the maturities and weighted average yields of the investment portfolio at December 31, 1994.

                                              INVESTMENT PORTFOLIO COMPOSITION BY MATURITY


                                                                         OVER ONE
                                           ONE YEAR                      THROUGH                     AFTER
                                           OR LESS                      FIVE YEARS                 FIVE YEARS            TOTAL
                                --------------------------      ------------------------     ---------------------   --------------
                                  BOOK    MARKET                BOOK      MARKET              BOOK     MARKET          BOOK  MARKET
                                  VALUE   VALUE      YIELD      VALUE     VALUE     YIELD     VALUE    VALUE   YIELD   VALUE VALUE
                                  -----   -----      -----      -----     -----     -----     -----    -----   -----   ----- -----
                                                                        (dollars in thousands)

U.S. Treasury securities        $2,449    $2,422     4.20%      $--       $--       -- %     $--      $--     -- %   $2,449  $2,422
Obligations of U.S. government
   corporations and agencies     2,499     2,468     3.93        996       960     4.22                               3,495   3,428
Mortgage-backed securities           5         5     9.50         34        34     9.50       361      362   9.50       400     401
Corporate debt securities        2,016     1,989     6.36        --        --       --        --       --     --      2,016   1,989
                                ------    ------              ------      ----               ----     ----           ------  ------

   Total                        $6,969    $6,884     4.73%    $1,030      $994     4.39%     $361     $362   9.50%   $8,360  $8,240
                                ======    ======              ======      ====               ====     ====           ======  ======

   Investment securities decreased by approximately $5.9 million at December 31, 1994 as compared to December 31, 1993, which was the result of increased loan demand as discussed previously.

   DEPOSITS. Security Bank has a stable core deposit base from within its market areas. Security Bank has no brokered deposits, and management does not accept any such deposits. Deposits have shown steady increases over the past two years, growing approximately $1.7 million, or 2.17%, during 1994 and approximately $415,000, or .53%, during 1993. The composition of deposits has changed from 1993 to 1994. Security Bank has seen an increase in non-interest-bearing demand accounts and time deposits. This change has caused savings, NOW and MMDA accounts to decrease slightly.

   The following table sets forth the distribution of Security Bank's deposit accounts at the dates indicated and the weighted-average nominal interest rates on each category of deposit.

                                                      DEPOSITS

                                                                      DECEMBER 31
                                          --------------------------------------------------------------------
                                                         1994                               1993
                                          -------------------------------      -------------------------------
                                                        PERCENT                             PERCENT
                                                          OF                                  OF
                                           AMOUNT      DEPOSITS     RATE        AMOUNT     DEPOSITS       RATE
                                           ------      --------     ----        ------     --------       ----
                                                                 (dollars in thousands)

Demand and NOW's                          $ 6,734       8.37%       1.71%      $ 6,533       8.30%       1.80%
Savings accounts                            6,824       8.49        2.52         7,774       9.88        2.53
MMDA's                                      5,882       7.31        3.04         7,370       9.36        2.74
Time deposits                              60,986      75.83        5.18        57,038      72.46        4.70
                                          -------     ------        ----       -------     ------        ----
   Total deposits                         $80,426     100.00%       4.51%      $78,715     100.00%       4.06%
                                          =======     ======        ====       =======     ======        ====

   The following table indicates, as of December 31, 1994, the amount of Security Bank's jumbo certificates of deposit by time remaining until maturity. Jumbo certificates of deposit require minimum deposits of $100,000.

               AMOUNT AND MATURITIES OF TIME DEPOSITS OF $100,000 OR MORE

   MATURITY PERIOD                                       AMOUNT
   ---------------                                       ------
                                                  (dollars in thousands)

   Three months or less                                  $2,641
   Over three months through six months                   2,123
   Over six months through twelve months                  1,541
   Over twelve months                                     2,998
                                                         ------

   Total                                                 $9,303
                                                         ======

   CAPITAL RESOURCES. Financial institutions are required to maintain capital ratios in accordance with guidelines adopted by the Federal Reserve Board. These guidelines are commonly known as "Risk-Based Capital Guidelines" as they define the capital level requirements of financial institutions based upon the level of risk associated with the institution's various categories of assets. At December 31, 1994, Security Bank exceeded all capital requirements.

   At December 31, 1994 and 1993, Security Bank's capital ratios were as follows:

                                  CAPITAL RATIOS

                                                           1994         1993
                                                           ----         ----

   Core capital to adjusted total assets                   8.05%        7.80%
   Tangible capital to adjusted total assets               8.05         7.80
   Risk-based capital to risk-weighted assets             13.80        13.70

   LIQUIDITY. Liquidity is measured by a financial institution's ability to raise funds through deposits, borrowed funds or additional capital. Additional sources of liquidity, including cash from earnings and receipts on loans and investments, are also considered in determining whether liquidity is satisfactory. Liquidity is also achieved through growth of core deposits, liquid assets and access to the money and capital markets. The funds are used to meet deposit withdrawals, maintain reserve requirements, fund loans and operate the organization. The ratio of temporary investments (those maturing within one year) to volatile liabilities (time deposits over $100,000) was 74.91% at December 31, 1994. Core deposits, defined as demand deposits, NOW accounts, MMDA accounts and total savings and certificates of deposit less than $100,000, were 86.89% and 90.91% of total deposits at December 31, 1994 and 1993, respectively.

   Regulations require Security Bank to maintain amounts equal to 5% of deposits (net of loans on deposits) and short-term borrowings in cash or U.S. government and/or other approved securities. Security Bank had a liquidity ratio of 24.1% at December 31, 1994.

   Security Bank had no short-term borrowings at December 31, 1994 or 1993.

   ASSET-LIABILITY MANAGEMENT. Security Bank actively manages its assets and liabilities through coordinating the levels of interest rate sensitive assets and liabilities to minimize changes in net interest income resulting from changes in market interest rates. Changes in net interest income occur when interest rates on loans and investments change in a different time period or by different amounts than that of changes in interest rates on liabilities, or when the mix and volume of interest-earning assets and interest-bearing liabilities change. The interest rate sensitivity gap represents the dollar amount of the difference between rate sensitive assets and rate sensitive liabilities within a given time period
(GAP). A GAP ratio is determined by dividing rate sensitive assets by rate sensitive liabilities.

   Security Bank's strategy with respect to asset-liability management is to maximize net interest income while limiting Security Bank's exposure to risks associated with volatile interest rates.

   The following table sets forth Security Bank's interest rate sensitivity at December 31, 1994, based on contractual repricing dates of rate sensitive assets and liabilities.

                                         INTEREST SENSITIVITY ANALYSIS

                                                              OVER
                                                              THREE          OVER ONE
                                             THREE           THROUGH         THROUGH        OVER
                                             MONTHS          TWELVE            FIVE         FIVE
                                             OR LESS         MONTHS           YEARS         YEARS           TOTAL
                                             -------         -------         --------       -----           -----
                                                                      (dollars in thousands)

Interest-earning assets:
 Interest-bearing deposits                  $  4,887        $    198        $    --        $    --        $  5,085
 Investment securities                         1,039           5,930          1,030            361           8,360
 Banker's acceptances                            489             485             --             --             974
 Federal funds sold                              125              --             --             --             125
 Loans                                        10,635          13,795         46,649          3,003          74,082
                                            --------        --------        -------        -------        --------
  Total interest rate sensitive assets      $ 17,175        $ 20,408        $47,679        $ 3,364        $ 88,626
                                            ========        ========        =======        =======        ========

Interest-bearing liabilities:
 Demand and NOW deposits                    $  6,734        $     --        $    --        $    --        $  6,734
 MMDA's                                        5,882              --             --             --           5,882
 Savings deposits                              6,824              --             --             --           6,824
 Time deposits                                11,264          27,229         20,687          1,806          60,986
 FHLB advances                                    --              --            --           3,357           3,357
                                            --------        --------        -------        -------        --------
  Total rate sensitive liabilities          $ 30,704        $ 27,229        $20,687        $ 5,163        $ 83,783
                                            ========        ========        =======        =======        ========

Interest sensitivity GAP:
 Periodic                                   $(13,529)       $ (6,821)       $26,992        $(1,799)       $ 4,843
                                            ========        ========        =======        =======        =======
 Cumulative                                 $(13,529)       $(20,350)       $ 6,642        $ 4,843
                                            ========        ========        =======        =======

Cumulative GAP to total assets                (14.68)%        (22.09)%         7.21%          5.26%
Ratio of interest-sensitive assets to
  interest-sensitive liabilities:
  Periodic                                     55.94%          74.95%        230.48%         65.16%
  Cumulative                                   55.94%          64.87%        108.45%        105.78%

   EFFECTS OF INFLATION. The consolidated financial statements and related consolidated financial data presented herein have been prepared in accordance with generally accepted accounting principles and practices within the banking industry which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation.

RESULTS OF OPERATION (NINE MONTH COMPARISON)

   NET INCOME. Net income through September 30, 1995 increased $149,110 to $833,473 as compared to $684,363 for the nine months ended September 30, 1994. This increase was primarily attributable to increases in net interest income, particularly loan fee income.

   NET INTEREST INCOME. Net interest income increased $212,025, or 9.83%, for the first nine months as compared to the same period in 1994. This increase was primarily attributable to increased interest and fee income on loans and was also accomplished through small, but consistent, reductions in interest paid on deposits. This reduction in deposit rates has been accomplished while remaining competitive and, in fact, achieving nominal growth in Security Bank's core deposits.

   NON-INTEREST INCOME. Non-interest income increased by 20.83% to $292,486 for the nine months ended September 30, 1995 over the same time period in 1994. This was directly related to increased fees implemented in late 1994 and loan fee income from the secondary mortgage department which was established in April, 1994.

   NON-INTEREST EXPENSE. Non-interest expensed increased 9.72% to $1,444,445 for the nine months ended September 30, 1995 over the same time period in 1994. This increase resulted from increases in occupancy, compensation and related expense. This increase was partially offset by a reduction in other operating expenses incurred during the 1994 period which were attributable to the conversion of Security Bank's computer system.

   TOTAL ASSETS. Total assets were $100,322,745 at September 30, 1995 as compared to $92,113,471 at December 31, 1994, representing an $8.2 million, or 8.91%, increase. Loans continue to represent the largest contributor to the growth in total assets. Investment securities have continued to decrease in order to accommodate the increased loan demand. This has resulted in a more profitable mix of assets.

   LOANS. Total loans were $75,338,125 at September 30, 1995, a 2.48% increase as compared to $73,515,590 at December 31, 1994.

   DEPOSITS.  Total deposits were $87,758,300 at September 30, 1995, a
9.12% increase as compared to $80,425,305 at December 31, 1994. This growth has been influenced by the introduction of several new deposit products during 1995.

LIQUIDITY AND CAPITAL RESOURCES (NINE MONTH COMPARISON)

   Liquid assets of Security Bank at September 30, 1995 consisted of total cash and cash equivalents and investment securities maturing in one year or less. These liquid assets totaled $21,069,114 at September 30, 1995, or 24.01% of total deposits.

   Shareholders' equity at September 30, 1995 was $8,598,362, an increase of $833,473, or 10.73%, since December 31, 1994. Security Bank currently exceeds all regulatory capital requirements as shown in the following table.

                                CAPITAL RATIOS

                                                         9/30/95      9/30/94
                                                         -------      -------
   Core capital to adjusted total assets                   8.58%        7.91%
   Tangible capital to adjusted total assets               8.58         7.91
   Risk-based capital to risk-weighted assets             13.91        12.98

PENDING LEGISLATIVE PROPOSALS

   In July 1995, the FDIC announced a proposal to restructure the federal depository insurance funds. Among other considerations, the proposal provides for a special, one-time premium assessment on the insured deposits of thrift financial institutions such as Security Bank. While no action has been taken, the FDIC is seriously considering the proposal and similar alternatives. Although ultimate resolution is uncertain, management believes such an assessment is possible and, if enacted as currently proposed, would result in a one-time charge to income ranging approximately from $400,000 to $450,000 in the period in which the assessment is levied. See "SUPERVISION AND REGULATION - FDIC Insurance Assessments."

   In addition to the proposal discussed above, Congress is also considering legislation which could result in the tax recapture of certain loan loss reserves which previously had not been subject to tax. Although the ultimate outcome of this proposal is uncertain, if enacted as currently proposed, this legislation would result in a one-time charge to income of approximately $700,000 in the period in which the legislation is enacted.

   Based on the ranges of the potential financial impact of the matters discussed above, management believes the outcome of these matters will not impact the Bank's compliance with the applicable regulatory capital and liquidity requirements.

PROPERTIES

   All of the real estate and buildings used in banking operations are owned by Security Bank, except for the banking facility located in Morrilton, Arkansas, which is rented. None of the properties owned are subject to any mortgages or material encumbrances. Security Bank believes that the facilities are adequate for its operations, both currently and in the near future.

IMPACT OF FUTURE ACCOUNTING PRONOUNCEMENT

   In May 1995, the Financial Accounting Standards Board issued SFAS No. 122, "Accounting for Mortgage Servicing Rights," which Security Bank is required to adopt by 1996. When adopted, SFAS No. 122 will require Security Bank to recognize a portion of the cost of originating mortgage loans as a mortgage servicing right which will be amortized to expense over the estimated life of the servicing relationship. As Security Bank only services proprietary loans, under current accounting practice, such costs are deferred along with loan origination fees and amortized as an adjustment to yield. Therefore, management believes that adoption of this pronouncement will not have a material adverse impact on the operating results or financial condition of Security Bank.

LEGAL PROCEEDINGS

   There were no known material legal proceedings pending against Security Bank as of September 30, 1995.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth as of the Record Date the number of shares of Security Bank Common Stock beneficially owned and the percentage of ownership of outstanding shares of Security Bank Common Stock by (a) each director of Security Bank, (b) each person who is known by Security Bank to own beneficially 5% or more of such stock and (c) all directors and executive officers of Security Bank as a group:

                                                          SHARES
                                                       BENEFICIALLY   PERCENT OF
NAME OF BENEFICIAL OWNER                                  OWNED        CLASS <F1>
------------------------                               ------------   -----------

David L. Baker <F4>                                         666         6.45%
Marvin C. Cantrell <F4>                                      10          <F*>
Alison F. Crawford <F1>                                     724         7.00
Joe T. Ford <F2><F4>                                      2,266        21.95
Scott T. Ford <F3><F4>                                      724         7.00
Ritchie D. Howell                                            20          <F*>
Bill F. Johnson <F4>                                         20          <F*>
Charles F. Nabholz <F4>                                     230         2.23
Beverly W. Pascoe                                         1,465        14.20
Phillip T. Pascoe <F4>                                       48          <F*>
S. T. Smith, Jr. <F4>                                       240         2.32
H. R. Wilbourn, III                                       1,843        17.85
All officers and directors as a
  group (9 persons)                                       4,224        40.91

------------------------------------

<F*>  Indicates ownership of less than one percent of outstanding Security Bank
      Common Stock.

<F1>  Includes 268 shares owned of record by Alison F. Crawford and 456 shares owned by trusts for the benefit of Ms. Crawford's children, of which Ms. Crawford is trustee.

<F2>  Includes 604 shares owned of record by Joe T. Ford and 1,662 shares owned by the Ruby Ford Trust of which Mr. Ford is trustee.

<F3>  Includes 268 shares owned of record by Scott T. Ford and 456 shares owned by trusts for the benefit of Mr. Ford's children of which Mr. Ford is trustee.

<F4>  Indicated person is a director of Security Bank.  Messrs. Johnson and
      Howell are the President and Executive Vice President of Security Bank, respectively.

   For purposes of the above table, a person is deemed to be a beneficial owner of shares of Security Bank Common Stock if the person has or shares the power to vote or to dispose of such shares. Unless otherwise indicated in the footnotes, each person has sole voting and investment power with respect to shares shown in the table as beneficially owned by such person and disclaims beneficial ownership in shares described in the footnotes as being "held by" other persons. All persons shown in the table have business addresses at Security Bank's principal executive offices.

                       INFORMATION REGARDING MBI STOCK
                       -------------------------------

DESCRIPTION OF MBI COMMON STOCK AND ATTACHED PREFERRED SHARE PURCHASE RIGHTS

          GENERAL. MBI has authorized 5,000,000 shares of MBI Preferred Stock, no par value, and 100,000,000 shares of MBI Common Stock, $5.00 par value. At September 30, 1995, MBI had 14,806 shares of MBI Preferred Stock issued and outstanding and 55,333,878 shares of MBI Common Stock outstanding. Under Missouri law, MBI's Board of Directors may generally approve the issuance of authorized shares of Preferred Stock and Common Stock without shareholder approval.

          MBI's Board of Directors is also authorized to fix the number of shares and determine the designation of any series of Preferred Stock and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any series of MBI Preferred Stock. Except for the designation and reservation of Series A Junior Participating Preferred Stock pursuant to MBI's Preferred Share Purchase Rights Plan described below, and, in connection with the acquisition of TCB on May 1, 1995, the designation and issuance of (i) 5,306 shares of Series B-1 Preferred Stock and (ii) 9,500 shares of Series B-2 Preferred Stock, MBI's Board of Directors has not acted to designate or issue any shares of MBI Preferred Stock.

          The existence of a substantial number of unissued and unreserved shares of MBI Common Stock and undesignated shares of MBI Preferred Stock may enable the Board of Directors to issue shares to such persons and in such manner as may be deemed to have an anti-takeover effect.

          The following summary of the terms of MBI's capital stock does not purport to be complete and is qualified in its entirety by reference to the applicable provisions of MBI's Restated Articles of Incorporation and By-Laws and Missouri law.

          DIVIDENDS. The holders of MBI Common Stock are entitled to share ratably in dividends when, as and if declared by the Board of Directors from funds legally available therefor, after full cumulative dividends have been paid or declared, and funds sufficient for the payment thereof set apart, on all series of MBI Preferred Stock ranking superior as to dividends to MBI Common Stock.

          The Board of Directors of MBI intends to maintain its present policy of paying quarterly cash dividends on MBI Common Stock, when justified by the financial condition of MBI and its subsidiaries. The declaration and amount of future dividends will depend on circumstances existing at the time, including MBI's earnings, financial condition and capital requirements as well as regulatory limitations, note and indenture provisions and such other factors as the Board of Directors may deem relevant. The payment of dividends to MBI by subsidiary banks is subject to extensive regulation by various state and federal regulatory agencies. See "SUPERVISION AND REGULATION."

          VOTING RIGHTS. Each holder of MBI Common Stock has one vote for each share held on matters presented for consideration by the shareholders, except that, in the election of directors, each shareholder has cumulative voting rights which entitle such shareholder to the number of votes which equals the number of shares held by the shareholder multiplied by the number of directors to be elected. All such votes may be cast for one candidate for election as a director or may be distributed among two or more candidates.

          PREEMPTIVE RIGHTS. The holders of MBI Common Stock have no preemptive right to acquire any additional unissued shares or treasury shares of MBI.

   LIQUIDATION RIGHTS. In the event of liquidation, dissolution or winding up of MBI, whether voluntary or involuntary, the holders of MBI Common Stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences on any outstanding MBI Preferred Stock.

   ASSESSMENT AND REDEMPTION. Shares of MBI Common Stock are and will be, when issued, fully paid and nonassessable. Such shares do not have any redemption provisions.

   PREFERRED SHARE PURCHASE RIGHTS PLAN. One preferred share purchase right (a "Right") is attached to each share of MBI Common Stock. The Rights trade automatically with shares of MBI Common Stock, and become exercisable and will trade separately from the MBI Common Stock on the tenth day after public announcement that a person or group has acquired, or has the right to acquire, beneficial ownership of 20% or more of the outstanding shares of MBI Common Stock, or upon commencement or announcement of intent to make a tender offer for 20% or more of the outstanding shares of MBI Common Stock, in either case without prior written consent of the Board. When exercisable, each Right will entitle the holder to buy 1/100 of a share of MBI Series A Junior Participating Preferred Stock at an exercise price of $100 per Right. In the event a person or group acquires beneficial ownership of 20% or more of MBI Common Stock, holders of Rights (other than the acquiring person or group) may purchase MBI Common Stock having a market value of twice the then current exercise price of each Right. If MBI is acquired by any person or group after the Rights become exercisable, each Right will entitle its holder to purchase stock of the acquiring company having a market value of twice the current exercise price of each Right. The Rights are designed to protect the interests of MBI and its shareholders against coercive takeover tactics. The purpose of the Rights is to encourage potential acquirors to negotiate with MBI's Board of Directors prior to attempting a takeover and to give the Board leverage in negotiating on behalf of all shareholders the terms of any proposed takeover. The Rights may deter certain takeover proposals. The Rights, which can be redeemed by MBI's Board of Directors in certain circumstances, expire by their terms on June 3, 1998.

   CLASSIFICATION OF BOARD OF DIRECTORS. The Board of Directors of MBI is divided into three classes, and the directors are elected by classes to three-year terms, so that one of the three classes of the directors of MBI will be elected at each annual meeting of the shareholders. While this provision promotes stability and continuity of the Board of Directors, classification of the Board of Directors may also have the effect of decreasing the number of directors that could otherwise be elected at each annual meeting of shareholders by a person who obtains a controlling interest in the MBI Common Stock and thereby could impede a change in control of MBI. Because fewer directors will be elected at each annual meeting, such classification also will reduce the effectiveness of cumulative voting as a means of establishing or increasing minority representation on the Board of Directors.

   OTHER MATTERS. MBI's Restated Articles of Incorporation and By-Laws also contain provisions which: (i) require the affirmative vote of holders of at least 75% of the voting power of all of the shares of outstanding capital stock of MBI entitled to vote in the election of directors to remove a director or directors without cause; (ii) require the affirmative vote of the holders of at least 75% of the voting power of all shares of the outstanding capital stock of MBI to approve certain "business combinations" with "interested parties" unless at least two-thirds of the Board of Directors first approves such business combinations; and (iii) require an affirmative vote of at least 75% of the voting power of all shares of the outstanding capital stock of MBI for the amendment, alteration, change or repeal of any of the above provisions unless at least two-thirds of the Board of Directors first approves such an amendment, alteration, change or repeal. Such provisions may be deemed to have an anti-takeover effect.

RESTRICTIONS ON RESALE OF MBI STOCK BY AFFILIATES

   Under Rule 145 of the Securities Act of 1933 (the "Securities Act"), certain persons who receive MBI Common Stock pursuant to the Reorganization and who are deemed to be "affiliates" of Security Bank will be limited in their right to resell the stock so received. The term "affiliate" is defined to include any person who, directly or indirectly, controls, or is controlled by, or is under common control with Security Bank at the time the Reorganization is submitted to a vote of the shareholders of Security Bank. Each affiliate of Security Bank (generally any director or executive officer or shareholder of Security Bank who beneficially owns a substantial number of outstanding shares of Security Bank Common Stock) who desires to resell the MBI Common Stock received in the Reorganization must sell such stock either pursuant to an effective Registration Statement or in accordance with an applicable exemption, such as the applicable provisions of Rule 145(d) under the Securities Act.

   Rule 145(d) provides that persons deemed to be affiliates may resell their stock received in the Reorganization pursuant to certain of the requirements of Rule 144 under the Securities Act if such stock is sold within the first two years after the receipt thereof. After two years if such person is not an affiliate of MBI and if MBI is current with respect to its required public filings, a former affiliate of Security Bank may freely resell the stock received in the Reorganization without limitation. After three years from the issuance of the stock, if such person is not an affiliate of MBI at the time of sale and for at least three months prior to such sale, such person may freely resell such stock, without limitation, regardless of the status of MBI's required public filings. The shares of MBI Common Stock to be received by affiliates of Security Bank in the Reorganization will be legended as to the restrictions imposed upon resale of such stock.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF MBI AND SECURITY BANK

   MBI is incorporated under the laws of the State of Missouri. Security Bank is organized under the laws of the United States of America. The rights of the shareholders of MBI are governed by its Restated Articles of Incorporation and By-Laws and The General and Business Corporation Law of Missouri (the "Missouri Act"). The rights of the shareholders of Security Bank are governed by its Charter and By-Laws and the HOLA. The rights of Security Bank shareholders who receive shares of MBI Common Stock in the Reorganization will thereafter be governed by MBI's Restated Articles of Incorporation and By-Laws and by the Missouri Act. The material rights of such shareholders, and, where applicable, the differences between the rights of MBI shareholders and Security Bank shareholders, are summarized below.

   PREFERRED SHARE PURCHASE RIGHTS PLAN. As described above under "- Preferred Share Purchase Rights Plan," MBI Common Stock has attached Rights, which may deter certain takeover proposals. Security Bank does not have a rights plan.

   SUPERMAJORITY PROVISIONS. MBI's Restated Articles of Incorporation and MBI's By-Laws contain provisions requiring a supermajority vote of the shareholders of MBI to approve certain proposals. Under both MBI's Restated Articles and By-Laws, removal by the shareholders of the entire Board of Directors or any individual director from office without cause requires the affirmative vote of not less than 75% of the total votes entitled to be voted at a meeting of shareholders called for the election of directors. Amendment by the shareholders of MBI's Restated Articles or By-Laws relating to (i) the number or qualification of directors; (ii) the classification of the Board of Directors; (iii) the filling of vacancies on the Board of Directors; or (iv) the removal of directors, requires the affirmative vote of not less than 75% of the total votes of MBI's then outstanding shares of capital stock entitled to vote, voting together as a single class, unless such amendment has previously been expressly approved by at least two-thirds of the

Board of Directors. The Restated Articles of MBI additionally provide that, in addition to any shareholder vote required under the Missouri Act, the affirmative vote of the holders of not less than 75% of the total votes to which all of the then outstanding shares of capital stock of MBI are entitled, voting together as a single class (the "Voting Stock"), shall be required for the approval of any Business Combination. A "Business Combination" is defined generally to include sales, exchanges, leases, transfers or other dispositions of assets, mergers or consolidations, issuances of securities, liquidations or dissolutions of MBI, reclassifications of securities or recapitalizations of MBI, involving MBI on the one hand, and an Interested Shareholder or an affiliate of an Interested Shareholder on the other hand. An "Interested Shareholder" is defined generally to include any person, firm, corporation or other entity which is the beneficial owner of 5% or more of the voting power of the outstanding Voting Stock. If, however, at least two-thirds of the Board of Directors of MBI approve the Business Combination, such Business Combination shall require only the vote of shareholders as provided by Missouri law or otherwise. The amendment of the provisions of MBI's Restated Articles relating to the approval of Business Combinations requires the affirmative vote of the holders of at least 75% of the Voting Stock unless such amendment has previously been approved by at least two-thirds of the Board of Directors.

   To the extent that a potential acquiror's strategy depends on the passage of proposals which require a supermajority vote of MBI's shareholders, such provisions requiring a supermajority vote may have the effect of discouraging takeover attempts that do not have Board approval by making passage of such proposals more difficult. Neither Security Bank's Charter nor Security Bank's By-Laws require a supermajority vote of shareholders with respect to any item.

   VOTING FOR DIRECTORS. MBI's By-Laws provide for cumulative voting in the election of directors. Cumulative voting entitles each shareholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each shareholder may cast all such votes for one nominee or distribute them among two or more nominees, thus permitting holders of less than a majority of the outstanding shares of voting stock to achieve board representation. Security Bank's Charter and By-Laws do not provide for cumulative voting. In contrast to cumulative voting, under non-cumulative voting, holders of a majority of outstanding shares of voting stock may elect the entire Board of Directors, thereby precluding the election of any directors by the holders of less than a majority of the outstanding shares of voting stock.

   CLASSIFIED BOARD. As described under "- Classification of Board of Directors," the Board of Directors of MBI is divided into three classes of directors, with each class being elected to a staggered three-year term. By reducing the number of directors to be elected in any given year, the existence of a classified Board diminishes the benefits of the cumulative voting rights to minority shareholders. Security Bank also has a classified Board of Directors with three classes of directors.

   ANTI-TAKEOVER STATUTES. The Missouri Act contains certain provisions applicable to Missouri corporations such as MBI which may be deemed to have an anti-takeover effect. Such provisions include Missouri's business combination statute and the control share acquisition statute.

   The Missouri business combination statute protects domestic corporations after hostile takeovers by prohibiting certain transactions once an acquiror has gained control. The statute restricts certain "Business Combinations" between a corporation and an "Interested Shareholder" or affiliates of the Interested Shareholder for a period of five years unless certain conditions are met. A "Business Combination" includes a merger or consolidation, certain sales, leases, exchanges, pledges and similar dispositions of corporate assets or stock and certain reclassifications and recapitalizations. An "Interested Shareholder" includes any person or entity which beneficially owns or controls 20% or more of the outstanding voting shares of the corporation.

   During the initial five-year restricted period, no Business Combination may occur unless such Business Combination or the transaction in which an Interested Shareholder becomes "interested" is approved by the board of directors of the corporation. Business Combinations may occur during such five-year period if: (i) prior to the stock acquisition by the Interested Shareholder, the board of directors approves the transaction in which the Interested Shareholder became an Interested Shareholder or approves the Business Combination in question; (ii) the holders of a majority of the outstanding voting stock, other than stock owned by the Interested Shareholder, approve the Business Combination; or (iii) the Business Combination satisfies certain detailed fairness and procedural requirements.

   The Missouri Act exempts from its provisions: (i) corporations not having a class of voting stock registered under Section 12 of the Exchange Act;
(ii) corporations which adopt provisions in their articles of incorporation or bylaws expressly electing not to be covered by the statute; and
(iii) certain circumstances in which a shareholder inadvertently becomes an Interested Shareholder. Neither MBI's Restated Articles of Incorporation and By-Laws nor Security Bank's Articles of Incorporation and By-Laws "opt out" of the Missouri business combination statute.

   The Missouri Act also contains a "Control Share Acquisition Statute" which provides that an "Acquiring Person" who after any acquisition of shares of a publicly traded corporation has the voting power, when added to all shares of the same corporation previously owned or controlled by the Acquiring Person, to exercise or direct the exercise of: (i) 20% but less than 33%, (ii)
33% or more but less than a majority or (iii) a majority, of the voting power of outstanding stock of such corporation, must obtain shareholder approval for the purchase of the "Control Shares." If approval is not given, the Acquiring Person's shares lose the right to vote. The statute prohibits an Acquiring Person from voting its shares unless certain disclosure requirements are met and the retention or restoration of voting rights is approved by both: (i) a majority of the outstanding voting stock, and (ii) a majority of the outstanding voting stock after exclusion of "Interested Shares." Interested Shares are defined as shares owned by the Acquiring Person, by directors who are also employees, and by officers of the corporation. Shareholders are given dissenters' rights with respect to the vote on Control Share Acquisitions and may demand payment of the fair value of their shares.

   A number of acquisitions of shares are deemed not to constitute Control Share Acquisitions, including good faith gifts, transfers pursuant to wills, purchases pursuant to an issuance by the corporation, mergers involving the corporation which satisfy the other requirements of the Missouri Act, transactions with a person who owned a majority of the voting power of the corporation within the prior year, or purchases from a person who has previously satisfied the provisions of the Control Share Acquisition Statute so long as the transaction does not result in the purchasing party having voting power after the purchase in a percentage range (such ranges are as set forth in the immediately preceding paragraph) beyond the range for which the selling party previously satisfied the provisions of the statute. Additionally, a corporation may exempt itself from application of the statute by inserting a provision in its articles of incorporation or bylaws expressly electing not to be covered by the statute. MBI's Restated Articles of Incorporation and By-Laws do not "opt out" of the Control Share Acquisition Statute.

   DISSENTERS' RIGHTS. Under Section 351.455 of the Missouri Act, a shareholder of any corporation which is a party to a merger or consolidation, or which sells all or substantially all of its assets, has the right to dissent from such corporate action and to demand payment of the value of such shares. Under Section 552.14, shareholders of Security Bank are entitled to dissenters' rights upon the consolidation or merger of Security Bank which are similar but not identical to those under the Missouri Act. Specifically, under Section 552.14, a shareholder of Security Bank does not have to make a written demand for the payment of the fair value of his or her shares after the vote of the shareholders in addition to filing a written objection prior to the vote of security holders. In addition, the procedures and the filing deadlines applicable to dissenters' rights under the Missouri Act are somewhat different than those applicable in appraisal rights proceedings under Section 552.14.

   SHAREHOLDERS' RIGHT TO INSPECT.  Under Section 351.215 of the
Missouri Act, any shareholder may inspect the corporation's books and records for any reasonable and proper purpose. Such inspection may be made at all proper times, subject to regulations as may be prescribed by the by-laws of the corporation. Under 12 C.F.R. Sec. 552.11, any shareholder or group of shareholders of Security Bank holding of record either (i) voting shares having a cost of not less than $100,000 or constituting not less than one percent of the total outstanding voting shares, provided in each case such shareholder or group of shareholders have held of record such voting shares for a period of at least six months, or (ii) not less than five percent of the total outstanding voting shares, upon making written demand stating a proper purpose, has the right to examine, in person or by agent or attorney, at any reasonable time the books and records of accounts, minutes and record of shareholders of Security Bank and to make extracts therefrom; provided, however, no shareholder or group of shareholders has the right to obtain, inspect or copy any portion of any books or records of Security Bank containing information with respect to depositors or borrowers of Security Bank.

   SIZE OF BOARD OF DIRECTORS. As permitted under the Missouri Act, the number of directors on the Board of Directors of MBI is set forth in MBI's By-Laws which provide that the number of directors may be fixed from time to time at not less than 12 nor more than 24 by an amendment of the By-Laws or by a resolution of the Board of Directors, in either case, adopted by the vote or consent of at least two-thirds of the number of directors then authorized under the By-Laws. MBI's Board of Directors currently has 17 members. Security Bank's Charter provides that the number of directors of the Board of Directors shall be as designated by the Board of Directors from time to time but shall not be fewer than seven nor more than fifteen except where a greater number is approved by the Board of Directors. Currently, Security Bank's By-Laws fix the number of directors at ten. The supermajority vote required for the amendment of MBI's By-Laws regarding a change in the number of directors may have the effect of making it more difficult to force an immediate change in the composition of a majority of the Board of Directors and may be deemed to have an anti-takeover effect.

                         SUPERVISION AND REGULATION
                         --------------------------

GENERAL

   As a bank holding company, MBI is subject to regulation under the BHCA and its examination and reporting requirements. Under the BHCA, a bank holding company may not directly or indirectly acquire the ownership or control of more than 5% of the voting shares or substantially all of the assets of any company, including a bank or savings and loan association, without the prior approval of the Federal Reserve Board. In addition, bank holding companies are generally prohibited under the BHCA from engaging in nonbanking activities, subject to certain exceptions.

   As a savings and loan holding company, MBI is also subject to regulatory oversight by the OTS. As such, MBI is required to register and file reports with the OTS and is subject to regulation by the OTS. In addition, the OTS has enforcement authority over MBI which permits the OTS to restrict or prohibit activities that are determined to be a serious risk to its subsidiary savings association.

   MBI and its subsidiaries are subject to supervision and examination by applicable federal and state banking agencies. The earnings of MBI's subsidiaries, and therefore the earnings of MBI, are affected by general economic conditions, management policies and the legislative and governmental actions of various regulatory authorities, including the Federal Reserve Board, the OTS, the FDIC and the

Comptroller.  In addition, there are
numerous governmental requirements and regulations that affect the activities of MBI and its subsidiaries.

CERTAIN TRANSACTIONS WITH AFFILIATES

   There are various legal restrictions on the extent to which a bank holding company and certain of its nonbank subsidiaries can borrow or otherwise obtain credit from its bank subsidiaries. In general, these restrictions require that any such extensions of credit must be on non-preferential terms and secured by designated amounts of specified collateral and be limited, as to any one of the holding company or such nonbank subsidiaries, to 10% of the lending bank's capital stock and surplus, and as to the holding company and all such nonbank subsidiaries in the aggregate, to 20% of such capital stock and surplus.

PAYMENT OF DIVIDENDS

   MBI is a legal entity separate and distinct from its banking and other subsidiaries. The principal source of MBI's revenues is dividends from its national and state banking subsidiaries. Various federal and state statutory provisions limit the amount of dividends the affiliate banks can pay to MBI without regulatory approval. The approval of the appropriate bank regulator is required for any dividend by a national bank or state member bank if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by regulatory agencies, for such year combined with its retained net profits for the preceding two years. In addition, a national bank or a state member bank may not pay a dividend in an amount greater than its net profits then on hand. The payment of dividends by any affiliate bank may also be affected by other factors, such as the maintenance of adequate capital for such affiliate bank.

CAPITAL ADEQUACY

   The Federal Reserve Board has issued standards for measuring capital adequacy for bank holding companies. These standards are designed to provide risk-responsive capital guidelines and to incorporate a consistent framework for use by financial institutions operating in major international financial markets. The banking regulators have issued standards for banks that are similar to, but not identical with, the standards for bank holding companies.

   In general, the risk-related standards require banks and bank holding companies to maintain capital based on "risk adjusted" assets so that categories of assets with potentially higher credit risk will require more capital backing than categories with lower credit risk. In addition, banks and bank holding companies are required to maintain capital to support off-balance sheet activities such as loan commitments.

   The standards classify total capital for this risk-based measure into two tiers referred to as Tier 1 and Tier 2. Tier 1 capital consists of common shareholders' equity, certain non-cumulative and cumulative perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries; Tier 2 capital consists of the allowance for loan and lease losses (within certain limits), perpetual preferred stock not included in Tier 1, hybrid capital instruments, term subordinated debt, and intermediate-term preferred stock. Bank holding companies are required to meet a minimum ratio of 8% of qualifying total capital to risk-adjusted assets, and a minimum ratio of 4% of qualifying Tier 1 capital to risk-adjusted assets. Capital that qualifies as Tier 2 capital is limited in amount to 100% of Tier 1 capital in testing compliance with the total risk-based capital minimum standards.

   In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 capital to adjusted average total assets (the "leverage ratio") of 3% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. Other bank holding companies generally are required to maintain a leverage ratio of at least 3% plus 100 to 200 basis points. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the Federal Reserve Board has indicated that it may consider other indicia of capital strength in evaluating proposals for expansion or new activities.

   The federal bank regulatory agencies have issued various proposals to amend the risk-based capital guidelines for banks and bank holding companies. Under one proposal, banks would be required to give explicit consideration to interest rate risk as an element of capital adequacy by maintaining capital to compensate for such risk in an amount measured by the bank's exposure to interest rate risk in excess of a regulatory threshold. Another proposal would revise the treatment given to (i) low-level recourse arrangements to reduce the amount of capital required and (ii) certain direct credit substitutes provided by banking organizations to require that capital be maintained against the value of the assets enhanced or the loans protected.
A proposal recently issued by the Federal Reserve Board and expected to be joined in by the other bank regulatory agencies increases the amount of capital required to be carried against certain long-term derivative contracts; in addition, the proposal recognizes the effect of certain bilateral netting arrangements in reducing potential future exposure under these contracts. MBI believes that these changes will not, if adopted, have a material effect on its compliance with capital adequacy requirements.

FDIC INSURANCE ASSESSMENTS

  The subsidiary banks of MBI are subject to FDIC deposit insurance assessments. The FDIC has adopted a risk-based premium schedule. Under this schedule, the annual premiums initially ranged from $.23 to $.31 for every $100 of deposits. Each financial institution is assigned to one of three capital groups--well capitalized, adequately capitalized or undercapitalized--and further assigned to one of three subgroups within a capital group, on the basis of supervisory evaluations by the institution's primary federal and, if applicable, state supervisors and on the basis of other information relevant to the institution's financial condition and the risk posed to the applicable insurance fund. The actual assessment rate applicable to a particular institution will, therefore, depend in part upon the risk assessment classification so assigned to the institution by the FDIC. See "- FIRREA and FDICIA."

   The legislation adopted in August 1989 to provide for the resolution of insolvent savings associations also required the FDIC to establish separate deposit insurance funds -- the Bank Insurance Fund ("BIF") for banks and the Savings Association Insurance Fund ("SAIF") for savings associations. The law also required the FDIC to set deposit insurance assessments at such levels as will cause BIF and SAIF to reach their "designated reserve ratios" of 1.25 percent of the deposits insured by them within a reasonable period of time. Due to low costs of resolving bank insolvencies in the last few years, BIF reached its designated reserve ratio in May 1995. As a result, the FDIC recently lowered deposit insurance assessment rates on banks by revising the range to $.04 to $.31 for every $100 of deposits. However, the balance in SAIF is not expected to reach the designated reserve ratio until about the year 2002, as the law provides that a significant portion of the costs of resolving past insolvencies of savings associations must be paid from this source.

   MBI, which has acquired substantial amounts of SAIF-insured deposits during the years from 1989 to the present, is required to pay deposit insurance premiums on these SIAF-insured deposits.

Currently, SAIF-member institutions pay deposit insurance premiums based on a schedule of from $0.23 to $0.31 per $100 of deposits. Bills have recently been proposed by the U. S. Congress to recapitalize the SAIF through a one-time special assessment of approximately 85 basis points on the amount of deposits held by the institution. If such special assessment occurs, it is expected that the deposit premiums paid by SAIF-member institutions would be reduced to approximately $.04 for every $100 of deposits and would have the effect of immediately reducing the capital of SAIF-member institutions by the amount of the fee (provided SAIF-member institutions are not permitted to amortize the expense of the one-time fee over a period of years). MBI cannot predict whether the special assessment proposal will be enacted, or, if enacted, the amount of any one-time fee or whether ongoing SAIF premiums will be reduced to a level equal to that of BIF premiums. If the one-time assessment is not enacted, it is presently expected that the SAIF will not be recapitalized until 2002 and the disparity between SAIF and BIF deposit premiums will continue. MBI does not expect that either such additional deposit insurance costs or the proposed one-time assessment will have a significant, adverse effect on its earnings.

PROPOSALS TO OVERHAUL THE SAVINGS ASSOCIATION INDUSTRY

   Proposals recently have been introduced in the U.S. Congress that, if adopted, would overhaul the savings association industry. The most significant of these proposals would recapitalize the SAIF through a one-time special assessment (see "- FDIC Insurance Assessments"), spread the FICO Bond obligation across the BIF and SAIF, merge the Comptroller and the OTS, abolish the federal savings association charter, require federal thrifts to convert to commercial banks and merge the SAIF and the BIF. MBI cannot predict whether these or any other legislative proposals will be enacted, or, if enacted, the final form of the law.

SUPPORT OF SUBSIDIARY BANKS

   Under Federal Reserve Board policy, MBI is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each of the subsidiaries in circumstances where it might not choose to do so absent such a policy. This support may be required at times when MBI may not find itself able to provide it. In addition, any capital loans by MBI to any of its subsidiaries would also be subordinate in right of payment to deposits and certain other indebtedness of such subsidiary.

   Consistent with this policy regarding bank holding companies serving as a source of financial strength for their subsidiary banks, the Federal Reserve Board has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common shareholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the bank holding company's capital needs, asset quality and overall financial condition.

FIRREA AND FDICIA

   The Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") contains a cross-guarantee provision which could result in insured depository institutions owned by MBI being assessed for losses incurred by the FDIC in connection with assistance provided to, or the failure of, any other insured depository institution owned by MBI. Under FIRREA, failure to meet the capital guidelines could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including the termination of deposit insurance by the FDIC.

   The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") made extensive changes to the federal banking laws. FDICIA instituted certain changes to the supervisory process, including provisions that mandate certain regulatory agency actions against undercapitalized institutions within specified time limits. FDICIA contains various other provisions that may affect the operations of banks and savings institutions.

   The prompt corrective action provision of FDICIA requires the federal banking regulators to assign each insured institution to one of five capital categories ("well capitalized," "adequately capitalized" or one of three "undercapitalized" categories) and to take progressively more restrictive actions based on the capital categorization, as specified below. Under FDICIA, capital requirements would include a leverage limit, a risk-based capital requirement and any other measure of capital deemed appropriate by the federal banking regulators for measuring the capital adequacy of an insured depository institution. All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees that would cause the institution to fail to satisfy the minimum levels for any relevant capital measure. An institution that fails to meet the minimum level for any relevant capital measure (an "undercapitalized institution") may be: (i) subject to increased monitoring by the appropriate federal banking regulator; (ii) required to submit an acceptable capital restoration plan within 45 days; (iii) subject to asset growth limits; and (iv) required to obtain prior regulatory approval for acquisitions, branching and new lines of businesses. The capital restoration plan must include a guarantee by the institution's holding company (under which the holding company would be liable up to the lesser of 5% of the institution's total assets or the amount necessary to bring the institution into capital compliance as of the date it failed to comply with its capital restoration plan) that the institution will comply with the plan until it has been adequately capitalized on average for four consecutive quarters.

   The FDIC and the Federal Reserve Board adopted capital-related regulations under FDICIA. Under those regulations, a bank will be well capitalized if it: (i) had a risk-based capital ratio of 10% or greater; (ii) had a ratio of Tier 1 capital to risk-adjusted assets of 6% or greater; (iii) had a ratio of Tier 1 capital to adjusted total assets of 5% or greater; and (iv) was not subject to an order, written agreement, capital directive, or prompt corrective action directive to meet and maintain a specific capital level for any capital measure. An association will be adequately capitalized if it was not "well capitalized" and: (i) had a risk-based capital ratio of 8% or greater; (ii) had a ratio of Tier 1 capital to risk-adjusted assets of 4% or greater; and (iii) had a ratio of Tier 1 capital to adjusted total assets of 4% or greater (except that certain associations rated "Composite 1" under the federal banking agencies' CAMEL rating system may be adequately capitalized if their ratios of core capital to adjusted total assets were 3% or greater).

   FDICIA also makes extensive changes in existing rules regarding audits, examinations and accounting. It generally requires annual on-site, full scope examinations by each bank's primary federal regulator. It also imposes new responsibilities on management, the independent audit committee and outside accountants to develop or approve reports regarding the effectiveness of internal controls, legal compliance and off-balance sheet liabilities and assets.

DEPOSITOR PREFERENCE STATUTE

   Legislation enacted in August 1993 provides a preference for deposits and certain claims for administrative expenses and employee compensation against an insured depository institution, such as Security Bank's and MBI's insured bank subsidiaries, in the liquidation or other resolution of such an institution by any receiver. Such obligations would be afforded priority over other general unsecured claims against such an institution, including federal funds and letters of credit, as well as any obligation to shareholders of such an institution in their capacity as such.

THE INTERSTATE BANKING AND COMMUNITY DEVELOPMENT LEGISLATION

   In September 1994, legislation was enacted that is expected to have a significant effect in restructuring the banking industry in the United States. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 facilitates the interstate expansion and consolidation of banking organizations by permitting (i) bank holding companies that are adequately capitalized and managed, one year after enactment of the legislation, to acquire banks located in states outside their home states regardless of whether such acquisitions are authorized under the law of the host state,
(ii) the interstate merger of banks after June 1, 1997, subject to the right of individual states to "opt in" or to "opt out" of this authority before that date, (iii) banks to establish new branches on an interstate basis provided that such action is specifically authorized by the law of the host state, (iv) foreign banks to establish, with approval of the regulators in the United States, branches outside their home states to the same extent that national or state banks located in the home state would be authorized to do so, and (v) banks to receive deposits, renew time deposits, close loans, service loans and receive payments on loans and other obligations as agent for any bank or thrift affiliate, whether the affiliate is located in the same state or a different state. One effect of this legislation will be to permit MBI to acquire banks located in any state and to permit bank holding companies located in any state to acquire banks and bank holding companies in Missouri. Overall, this legislation is likely to have the effects of increasing competition and promoting geographic diversification in the banking industry.

   The Riegle Community Development and Regulatory Improvement Act of 1994, also enacted in September 1994, is intended to (i) increase the flow of loans to businesses in distressed communities by providing incentives to lenders to provide credit within those communities, (ii) remove impediments to the securitization of small business loans, (iii) provide for a reduction in paperwork and to streamline bank regulation through, for example, the coordination of examinations in a bank holding company context, a reduction in the number of currency transaction reports required and improvements to the National Flood Insurance Program that include enabling lenders to force place flood insurance and (iv) increase the level of consumer protection provided to customers in banking transactions. MBI believes that these provisions of the new law will not have a material effect on its operation.

                 RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS
                 -----------------------------------------

   KPMG Peat Marwick LLP served as MBI's independent accountants for the year ended December 31, 1994 and continues to serve in such capacity. Services provided in connection with the audit function included examination of the annual consolidated financial statements, review and consultation regarding filings with the Securities and Exchange Commission and other regulatory authorities and consultation on financial accounting and reporting matters.

   Arthur Andersen LLP served as Security Bank's independent accountants for the year ended December 31, 1994 and continues to serve in such capacity. Services provided in connection with the audit function included examination of the annual consolidated financial statements, review and consultation regarding financial accounting and reporting matters.

                              LEGAL MATTERS
                              -------------

   Certain legal matters will be passed upon for MBI by Thompson & Mitchell, St. Louis, Missouri and for Security Bank by Rose Law Firm, Little Rock, Arkansas.

                                   EXPERTS
                                   -------

   The consolidated financial statements of Mercantile Bancorporation Inc. as of December 31, 1994, 1993 and 1992, and for each of the years in the three-year period ended December 31, 1994, incorporated by reference in MBI's Annual Report on Form 10-K, and the supplemental consolidated financial statements of Mercantile Bancorporation Inc. as of December 31, 1994, 1993 and 1992, and for each of the years in the three-year period ended December 31, 1994, contained in MBI's Current Report on Form 8-K dated May 31, 1995, have been incorporated by reference herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

   The consolidated financial statements of Security Bank of Conway, F.S.B. as of December 31, 1994 and 1993 and for each of the years in the two-year period ended December 31, 1994 included herein have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto and are included herein in reliance and upon the authority of said firm as experts in accounting and auditing.


   The consolidated financial statements of Security Bank of Conway, F.S.B. (formerly known as Security Savings Bank, F.S.B.) at December 31, 1992, and for the year then ended included in this Proxy Statement, which is referred to and a part of the Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

   The consolidated financial statements incorporated in this Proxy Statement/Prospectus by reference from Hawkeye's Annual Report on Form 10-K for the year ended December 31, 1994 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                               OTHER MATTERS
                               -------------

   The Board of Directors of Security Bank, at the date hereof, is not aware of any business to be presented at the Special Meeting other than that referred to in the Notice of Special Meeting and discussed herein. If any other matter should properly come before the Special Meeting, the persons named as proxies will have discretionary authority to vote the shares represented by proxies in accordance with their discretion and judgment as to the best interests of Security Bank.

                           SHAREHOLDER PROPOSALS
                           ---------------------

   If the Reorganization is approved, the other conditions to the Reorganization are satisfied and the Reorganization is consummated, shareholders of Security Bank will become shareholders of MBI at the Effective Time. MBI shareholders may submit to MBI proposals for formal consideration at the 1996 annual meeting of MBI's shareholders and inclusion in MBI's proxy statement for such meeting. All such proposals must have been received in writing by Jon W. Bilstrom, General Counsel and Secretary, at Mercantile Bancorporation Inc., P.O. Box 524, St. Louis, Missouri 63166-0524 by November 25, 1995.

                                CONSOLIDATED FINANCIAL STATEMENTS

                                             INDEX
                                             ------
                                                                     Page
                                                                     ----

REPORT OF ARTHUR ANDERSEN LLP                                         F-1

CONSOLIDATED BALANCE SHEETS AS OF
  DECEMBER 31, 1994 AND 1993                                          F-2

CONSOLIDATED STATEMENTS OF INCOME FOR THE
  YEARS ENDED DECEMBER 31, 1994 AND 1993                              F-3

CONSOLIDATED STATEMENTS OF STOCKHOLDERS'
  EQUITY FOR THE YEARS ENDED
  DECEMBER 31, 1994 AND 1993                                          F-4

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE
  YEARS ENDED DECEMBER 31, 1994 AND 1993                              F-5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                    F-6 to F-18

REPORT OF ERNST & YOUNG LLP                                          F-19

CONSOLIDATED BALANCE SHEET AS OF
  DECEMBER 31, 1992                                                  F-20

CONSOLIDATED STATEMENT OF INCOME FOR THE
  YEAR ENDED DECEMBER 31, 1992                                       F-21

CONSOLIDATED STATEMENT OF STOCKHOLDERS'
  EQUITY FOR THE YEAR ENDED DECEMBER 31, 1992                        F-22

CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE
  YEAR ENDED DECEMBER 31, 1992                                       F-23

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                   F-24 to F-32

CONSOLIDATED BALANCE SHEET AS OF
  SEPTEMBER 30, 1995 (UNAUDITED)                                     F-33

CONSOLIDATED STATEMENTS OF INCOME
  FOR THE PERIODS ENDED SEPTEMBER 30, 1995 AND 1994
  (UNAUDITED)                                                        F-34

CONSOLIDATED STATEMENTS OF STOCKHOLDERS'
  EQUITY (UNAUDITED)                                                 F-35


                                    - 73 -

CONSOLIDATED STATEMENTS OF CASH FLOW
  FOR THE PERIODS ENDED SEPTEMBER 30, 1995 AND 1994
  (UNAUDITED)                                                        F-36

NOTES TO CONSOLIDATED UNAUDITED
  FINANCIAL STATEMENTS                                               F-37

              Report of Independent Public Accountants
              ----------------------------------------


To the Board of Directors and Stockholders of Security Bank of Conway, FSB:

We have audited the accompanying consolidated balance sheets of Security Bank of Conway, FSB and subsidiaries (the "Company") as of December 31, 1994 and 1993, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Security Bank of Conway, FSB and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As explained in Notes 1 and 10 to the financial statements, effective
January 1, 1993, the Company changed its method of accounting for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."



                                   /s/ Arthur Andersen LLP

Little Rock, Arkansas,
   February 23, 1995 (except with
   respect to the matters discussed
   in Note 14 as to which the date is
   September 30, 1995).

                              SECURITY BANK OF CONWAY, FSB
                              ----------------------------

                               CONSOLIDATED BALANCE SHEETS
                               ---------------------------

                                    AS OF DECEMBER 31
                                    -----------------

                  Assets                                                     1994           1993
                  ------                                                 -----------    -----------
Cash, including interest bearing deposits of
   $4,887,204 in 1994 and $1,302,635 in 1993                             $ 5,528,721    $ 2,111,094
Federal funds sold                                                           125,000      1,365,000
                                                                         -----------    -----------
            Total cash and cash equivalents                                5,653,721      3,476,094
Certificates of deposit                                                      198,000        297,000
Banker's acceptances                                                         973,198      1,968,999
Investment securities (estimated market value:  $7,839,169 in
   1994 and $13,752,249 in 1993)                                           7,960,135     13,683,186
Mortgage-backed securities (estimated market value:  $400,563 in
   1994 and $546,751 in 1993)                                                400,367        534,387
Loans, net                                                                73,515,590     63,957,619
Loans held for sale                                                          256,862           -
Accrued interest receivable                                                  332,886        320,575
Real estate acquired for development and sale                                 42,955         67,019
Federal Home Loan Bank stock, at cost                                        522,100        474,100
Income taxes receivable                                                       61,931         17,710
Property and equipment, net                                                2,059,392      1,943,377
Other assets                                                                 136,334         83,724
                                                                         -----------    -----------
                                                                         $92,113,471    $86,823,790
                                                                         ===========    ===========

                Liabilities and Stockholders' Equity
                ------------------------------------

Liabilities:
   Deposits                                                              $80,425,305    $78,714,649
   Advances from borrowers for taxes and insurance                           184,466        175,909
   Accrued expenses and other liabilities                                     78,875         49,909
   Income taxes payable                                                       16,306           -
   Advances from the Federal Home Loan Bank                                3,356,891        687,533
   Dividends payable                                                          61,944         61,944
   Deferred income taxes                                                     224,795        158,774
                                                                         -----------    -----------
       Total liabilities                                                  84,348,582     79,848,718
                                                                         -----------    -----------

Commitments and contingencies (Notes 12 and 13)

Stockholders' equity:
   Common stock, $100 par value; 1,000,000 shares authorized;
     10,324 shares issued and outstanding                                  1,032,400      1,032,400
   Additional paid-in capital                                                  3,692          3,692
   Retained earnings                                                       6,728,797      5,938,980
                                                                         -----------    -----------
       Total stockholders' equity                                          7,764,889      6,975,072
                                                                         -----------    -----------

                                                                         $92,113,471    $86,823,790
                                                                         ===========    ===========

                    The accompanying notes to financial statements are
                   an integral part of these consolidated balance sheets.

                                  SECURITY BANK OF CONWAY, FSB
                                  ----------------------------

                               CONSOLIDATED STATEMENTS OF INCOME
                               ---------------------------------

                                FOR THE YEARS ENDED DECEMBER 31
                                -------------------------------

                                                                             1994           1993
                                                                          ----------     ----------
Interest income:
   Loans, including fees                                                  $5,534,560     $4,915,767
   Other                                                                     722,454        933,366
                                                                          ----------     ----------
      Total interest income                                                6,257,014      5,849,133
                                                                          ----------     ----------

Interest expense:
   Deposits                                                                3,310,923      3,298,613
   Federal Home Loan Bank advances                                           175,911         10,265
                                                                          ----------     ----------
      Total interest expense                                               3,486,834      3,308,878
                                                                          ----------     ----------

      Net interest income                                                  2,770,180      2,540,255

Provision for loan losses                                                     60,000         60,000
                                                                          ----------     ----------

      Net interest income after provision for loan losses                  2,710,180      2,480,255
                                                                          ----------     ----------

Other income:
   Commission income                                                         116,484        129,466
   Service fees                                                              195,449        111,703
   Federal Home Loan Bank dividends                                           23,875         16,084
   Gain on sale of real estate, net                                           17,101          2,316
   Other                                                                      52,926         25,803
                                                                          ----------     ----------
      Total other income                                                     405,835        285,372
                                                                          ----------     ----------

Other expenses:
   Compensation and related expenses                                         726,737        558,682
   Federal Deposit Insurance Corporation premiums                            228,246        195,600
   Occupancy and equipment                                                   235,588        185,517
   Other operating expenses                                                  522,924        419,521
                                                                          ----------     ----------
      Total other expenses                                                 1,713,495      1,359,320
                                                                          ----------     ----------

Income before income taxes and cumulative
   effect of change in accounting principle                                1,402,520      1,406,307

Provision for income taxes                                                   550,759        517,390
                                                                          ----------     ----------

Income before cumulative effect of change
   in accounting principle                                                   851,761        888,917

Cumulative effect of change in accounting
   for income taxes                                                             -           112,000
                                                                          ----------     ----------

Net income                                                                $  851,761     $  776,917
                                                                          ==========     ==========

                      The accompanying notes to financial statements are an integral part of these consolidated statements.

                                              SECURITY BANK OF CONWAY, FSB
                                              ----------------------------

                                     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                     -----------------------------------------------

                                      FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993
                                      ----------------------------------------------


                                                                                          ADDITIONAL
                                                                            COMMON          PAID-IN      RETAINED
                                                                            STOCK           CAPITAL      EARNINGS       TOTAL
                                                                          ----------      ----------    ----------     ----------
Balance at December 31, 1992                                              $1,032,400         $3,692     $5,224,007     $6,260,099

   Net income                                                                   -              -           776,917        776,917

   Cash dividends declared                                                      -              -           (61,944)       (61,944)
                                                                          ----------         ------     ----------     ----------

Balance at December 31, 1993                                               1,032,400          3,692      5,938,980      6,975,072

   Net income                                                                   -              -           851,761        851,761

   Cash dividends declared                                                      -              -           (61,944)       (61,944)
                                                                          ----------         ------     ----------     ----------

Balance at December 31, 1994                                              $1,032,400         $3,692     $6,728,797     $7,764,889
                                                                          ==========         ======     ==========     ==========

                                         The accompanying notes to financial statements are
                                         an integral part of these consolidated statements.

                                     SECURITY BANK OF CONWAY, FSB
                                     ----------------------------

                                CONSOLIDATED STATEMENTS OF CASH FLOWS
                                -------------------------------------

                                  FOR THE YEARS ENDED DECEMBER 31
                                  -------------------------------

                                                                            1994           1993
                                                                         -----------    -----------
Cash Flows From Operating Activities:
   Net income                                                            $   851,761    $   776,917
   Adjustments to reconcile net income to net cash provided
      by operating activities:
         Depreciation and amortization                                       146,774         80,977
         Provision for loan losses                                            60,000         60,000
         Federal Home Loan Bank stock dividends                              (23,700)       (15,900)
         Gain on sale of real estate, net                                    (17,101)        (2,316)
         Deferred income taxes                                                66,021         80,550
         Net increase (decrease) in cash attributable to changes in:
            Accrued interest receivable                                      (12,311)        25,550
            Income taxes receivable                                          (44,221)       (17,710)
            Other assets                                                     (52,610)       (17,760)
            Advances from borrowers for taxes and insurance                    8,557         19,150
            Accrued expenses and other liabilities                            28,966          4,544
            Income taxes payable                                              16,306        (64,297)
                                                                         -----------    -----------
               Net cash provided by operating activities                   1,028,442        929,705
                                                                         -----------    -----------

Cash Flows From Investing Activities:
   Maturity of certificate of deposit                                         99,000         99,000
   Purchases of banker's acceptances                                      (1,954,555)    (6,400,830)
   Maturities of banker's acceptances                                      2,950,356     12,244,257
   Purchases of investment securities                                     (1,946,733)    (4,911,538)
   Proceeds from maturities of investment securities                       7,669,784        192,392
   Proceeds from repayments of mortgage-backed securities                    134,020        377,922
   Net increase in loans                                                  (9,874,833)    (7,500,093)
   Development costs of real estate acquired for development                (120,577)          -
   Net proceeds from sales of real estate acquired for development           161,742         16,083
   Proceeds from the sale of real estate owned                                  -             5,984
   Purchase of Federal Home Loan Bank stock                                  (24,300)          -
   Purchases of property and equipment                                      (262,789)      (397,257)
   Proceeds from the sale of property and equipment                             -             5,968
                                                                         -----------    -----------
               Net cash used in investing activities                      (3,168,885)    (6,268,112)
                                                                         -----------    -----------

Cash Flows From Financing Activities:
   Net increase in deposit accounts                                        1,710,656        414,575
   Federal Home Loan Bank advances                                         2,776,000        687,533
   Repayments of Federal Home Loan Bank advances                            (106,642)          -
   Dividends paid                                                            (61,944)       (61,944)
                                                                         -----------    -----------
               Net cash provided by financing activities                   4,318,070      1,040,164
                                                                         -----------    -----------

Net increase (decrease) in cash and cash equivalents                       2,177,627     (4,298,243)
Cash and cash equivalents at beginning of year                             3,476,094      7,774,337
                                                                         -----------    -----------
Cash and cash equivalents at end of year                                 $ 5,653,721    $ 3,476,094
                                                                         ===========    ===========

Cash paid during the year for:
   Interest                                                              $ 3,323,245    $ 3,288,133
                                                                         ===========    ===========
   Taxes                                                                 $   507,775    $   627,515
                                                                         ===========    ===========

                       The accompanying notes to financial statements are an integral part of these consolidated statements.

                 SECURITY BANK OF CONWAY, FSB
                 ----------------------------

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         ------------------------------------------

       FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993
       ----------------------------------------------


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
   -----------------------------------------------------------

Principles of Consolidation
---------------------------

The consolidated financial statements include the accounts of Security Bank of Conway, FSB (the "Bank") and its wholly-owned subsidiaries, Security Service Corporation ("SSC") and Security Investments of Conway, Inc. ("SIC"), collectively referred to as the "Company". All significant intercompany accounts and transactions have been eliminated in consolidation.

Description of Business
-----------------------

The Bank is a federally insured depository and was organized in 1961 as a state chartered stock savings bank. In 1989, the Bank converted its charter to a Federal stock savings bank. SSC is engaged primarily in the development of residential property for sale. SIC is a broker/dealer of securities and is registered with the Securities and Exchange Commission and the National Association of Securities Dealers ("NASD"). Each of these entities' operations are conducted principally in Faulkner County, Arkansas, and the surrounding areas.

Cash and Cash Equivalents
-------------------------

Cash and cash equivalents include cash on hand, demand deposits held at the Federal Home Loan Bank ("FHLB"), amounts due from other depository institutions and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

Banker's Acceptances
--------------------

Banker's acceptances are carried at original cost and represent obligations of major money center banks. These instruments have contractual maturities extending through June 1995 and are actively traded in the secondary markets. The weighted average interest rates on these instruments were 5.9% and 3.3% at December 31, 1994 and 1993, respectively.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
   -----------------------------------------------------------
   (Continued):
   -----------

Investment Securities and Mortgage-Backed Securities
----------------------------------------------------

Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" which requires that the Company categorize securities as being held for 1) trading purposes, 2) long-term investment purposes or 3) available for sale. The accounting method used to record the Company's securities is determined by the category to which each security is assigned. The Company has the ability and intent to hold its investment securities and mortgage-backed securities for long-term investment purposes. Based on this classification, these investments are carried at amortized cost, adjusted for permanent impairments in value, if any. Premiums and discounts are amortized and accreted to interest income over the estimated remaining lives of the securities using a method which approximates the level yield method. Gains and losses on the sale of securities are determined using the specific identification method.

Loans
-----

Loans are stated at the unpaid principal balances, less the allowance for loan losses and net deferred loan origination fees.

Loans held for sale are recorded at cost which approximated market value as of December 31, 1994.

The allowance for loan losses is maintained at a level believed adequate by management to absorb losses inherent in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth and composition of the loan portfolio and other relevant factors. The allowance is increased by provisions for loan losses charged against income and decreased by charge-offs, net of recoveries.

Interest on loans is credited to income as earned. The Bank provides an allowance for uncollectible interest on all accrued interest related to loans 90 days or more delinquent. Such interest, if collected, is credited to income in the period of recovery.

Fees received for loan originations and commitments to make loans in the future, net of direct underwriting costs, are deferred and amortized into income over the estimated lives of the loans using a method which approximates the level yield method.

Real Estate Acquired for Development and Sale
---------------------------------------------

SSC has an investment in a real estate project consisting of residential lots held for development and sale. Costs relating to development and improvement of real estate are capitalized and allocated to individual lots based upon each lot's estimated fair value. Holding costs are expensed as incurred. These investments are reviewed regularly to ensure that the recorded values do not exceed estimated fair value reduced for disposition costs. At December 31, 1994 and 1993 no valuation allowances related to these investments had been recorded.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
   -----------------------------------------------------------
   (Continued):
   -----------

Federal Home Loan Bank Stock
----------------------------

The Bank is a member of the FHLB system. As a member of this system, the Bank is required to maintain an investment in capital stock of the FHLB in an amount equal to the greater of 1% of outstanding home loans or 1/20 of outstanding advances from the FHLB. No ready market exists for such stock and it has no quoted market value.

Property and Equipment
----------------------

Property and equipment are stated at cost less accumulated depreciation. Depreciation expense is calculated using the straight-line method for financial reporting purposes and the straight-line and accelerated methods for income tax purposes.

Income Taxes
------------

Effective January 1, 1993, the Company adopted SFAS No. 109, "Accounting for Income Taxes," which requires that deferred tax balances at the end of each period be determined using the tax rate expected to be in effect when taxes are actually paid. Accordingly, under the new rules, income tax provisions will increase or decrease in the same period in which a change in tax rates is enacted. Previous rules required providing deferred taxes using rates in effect when the tax asset or liability was first recorded without subsequent adjustments solely for tax rate changes.

Reclassifications
-----------------

Certain amounts in the 1993 consolidated financial statements have been reclassified to conform with the 1994 presentation.

Adoption of Accounting Pronouncement
------------------------------------

Effective January 1, 1995, the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended. The adoption of this pronouncement did not have a significant impact on the Company's operating results or financial condition.

2. INVESTMENT AND MORTGAGE-BACKED SECURITIES:
   -----------------------------------------

The amortized cost and estimated market values of investment and mortgage-backed securities at December 31 were as follows:

                                                                            Gross           Gross      Estimated
                                                           Amortized      Unrealized      Unrealized    Market
                                                             Cost            Gains          Losses       Value
                                                           ----------     ----------     ----------    ---------
1994:
----
    Corporate debt securities                             $ 2,015,740       $   -          $ 26,340    $ 1,989,400
    U.S. Treasury securities                                2,449,074           -            26,643      2,422,431
    Obligations of U.S. Government
         corporations and agencies                          3,495,321           -            67,983      3,427,338
    Mortgage-backed securities                                400,367          7,080          6,884        400,563
                                                          -----------       --------       --------    -----------
                                                          $ 8,360,502       $  7,080       $127,850    $ 8,239,732
                                                          ===========       ========       ========    ===========

1993:
----
    Corporate debt securities                             $ 4,065,352       $ 26,234       $  3,386    $ 4,088,200
    U.S. Treasury securities                                3,935,227         25,246          2,785      3,957,688
    Obligations of U.S. Government
         corporations and agencies                          5,682,607         52,876         29,122      5,706,361
    Mortgage-backed securities                                534,387         12,364           -           546,751
                                                          -----------       --------       --------    -----------
                                                          $14,217,573       $116,720       $ 35,293    $14,299,000
                                                          ===========       ========       ========    ===========

The amortized cost and estimated market value of investment and mortgage-backed securities at December 31, 1994, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                          Amortized      Estimated
                                                                             Cost       Market Value
                                                                          ---------     ------------
   Due in one year or less                                                $6,968,828     $6,884,470
   Due after one year through five years                                   1,030,271        993,750
   Due after five years through ten years                                     53,287         53,287
   Due after ten years                                                       308,116        308,225
                                                                          ----------     ----------
                                                                          $8,360,502     $8,239,732
                                                                          ==========     ==========

Investment securities with par values of $1,000,000 and $1,500,000 were pledged to secure public deposits at December 31, 1994 and 1993, respectively.

There were no sales of investment or mortgage-backed securities during the years ended December 31, 1994 or 1993.

During the years ended December 31, 1994 and 1993 there were no investment or mortgage-backed securities held which had suffered a permanent impairment in value.

3. LOANS:
   -----

Loans consisted of the following at December 31:

                                                                            1994           1993
                                                                         -----------    -----------
   Mortgage loans:
      Real estate                                                        $58,187,237    $57,638,865
      Construction                                                        15,772,873      8,018,581
   Installment loans                                                       6,268,791      4,018,200
   Loans to depositors, secured by savings                                   816,300        915,598
                                                                         -----------    -----------
      Total loans                                                         81,045,201     70,591,244
   Less:
      Undisbursed portion of construction loans                            7,219,743      6,354,361
      Allowance for loan losses                                              243,010        200,599
      Net deferred loan origination fees                                      66,858         78,665
                                                                         -----------    -----------
                                                                         $73,515,590    $63,957,619
                                                                         ===========    ===========

Activity in the allowance for loan losses for the years ended December 31 is summarized below:

                                                                              1994           1993
                                                                            --------       --------
   Balance at beginning of year                                             $200,599       $152,683
   Provision for loan losses                                                  60,000         60,000
   Net charge-offs                                                           (17,589)       (12,084)
                                                                            --------       --------
   Balance at end of year                                                   $243,010       $200,599
                                                                            ========       ========

Loans delinquent more than 90 days totaled $9,401 and $14,831 at December 31, 1994 and 1993, respectively. Interest income that would have been recorded under the original terms of these loans was not materially different than the amount which has been recognized in the accompanying financial statements.

The Company did not have any significant loans that were restructured during the years ended December 31, 1994 or 1993.

4. ACCRUED INTEREST RECEIVABLE:
   ---------------------------

Accrued interest receivable consisted of the following at December 31:

                                                                              1994           1993
                                                                            --------       --------
   Certificates of deposit                                                  $   -          $    999
   Banker's acceptances                                                        8,893         20,715
   Loans                                                                     213,870        124,135
   Investment securities                                                     108,944        172,617
   Mortgage-backed securities                                                  1,179          2,109
                                                                            --------       --------
                                                                            $332,886       $320,575
                                                                            ========       ========

5. REAL ESTATE ACQUIRED FOR DEVELOPMENT AND SALE:
   ---------------------------------------------

The following is a summary of the activity in real estate acquired for development and sale during the year ended December 31, 1994:

   Balance at December 31, 1993                                           $   67,019

       Development and improvement costs                                     120,577
       Sales                                                                (144,641)
                                                                          ----------

   Balance at December 31, 1994                                           $   42,955
                                                                          ==========

6. PROPERTY AND EQUIPMENT:
   ----------------------

Property and equipment, at cost, consisted of the following at December 31:

                                                                             1994           1993
                                                                          ----------     ----------
   Land                                                                   $  294,500     $  294,500
   Buildings and improvements                                              1,623,060      1,601,486
   Furniture and equipment                                                   787,632        555,960
                                                                          ----------     ----------
                                                                           2,705,192      2,451,946
   Less accumulated depreciation                                             645,800        508,569
                                                                          ----------     ----------
                                                                          $2,059,392     $1,943,377
                                                                          ==========     ==========

Estimated useful lives used in computing depreciation are as follows:

                                                                               Years
                                                                               -----
   Buildings                                                                   31-40
   Improvements                                                                 5-25
   Furniture                                                                    3-15
   Equipment                                                                    5-15

7. DEPOSITS:
   --------

Deposits at December 31 are summarized as follows:

                                               Weighted                             1994                         1993
                                                Average                 ----------------------------   ---------------------------
                                                Rate at                                      Percent                       Percent
                                              December 31,                                     of                            of
                                                 1994                      Amount             Total      Amount             Total
                                              ------------              ------------         -------   -----------         -------
Demand and NOW accounts,
    including non-interest-bearing
    deposits of $1,043,000 in 1994
    and $761,774 in 1993                          1.71%                  $ 6,733,932            8.4%   $ 6,533,055            8.3%
Money market                                      3.04                     5,881,655            7.3      7,369,766            9.4
Savings                                           2.52                     6,823,602            8.5      7,773,769            9.9
                                                                         -----------          -----    -----------          -----
                                                                          19,439,189           24.2     21,676,590           27.6

Certificates of deposit:
    0.00% to 3.99%                                3.61                     3,791,127            4.7     26,176,359           33.3
    4.00% to 4.99%                                4.26                    18,197,743           22.6      5,227,705            6.6
    5.00% to 5.99%                                5.30                    24,509,206           30.5     10,140,762           12.9
    6.00% to 6.99%                                6.33                    10,494,482           13.0      8,942,919           11.4
    7.00% to 8.50%                                7.18                     3,993,558            5.0      6,550,314            8.2
                                                  ----                   -----------          -----    -----------          -----
                                                                          60,986,116           75.8     57,038,059           72.4
                                                                         -----------          -----    -----------          -----
                                                  4.51%                  $80,425,305          100.0%   $78,714,649          100.0%
                                                  ====                   ===========          =====    ===========          =====

The aggregate amount of deposits with a minimum balance of $100,000 was approximately $10,541,000 and $7,152,000 at December 31, 1994 and 1993,
respectively.

At December 31, 1994, the scheduled maturities of certificates of deposits were as follows:

                                                          Year Ending December 31
                                 ------------------------------------------------------------------------
                                     1995           1996           1997           1998           1999         Thereafter
                                 -----------     ----------     ----------     ----------      ----------     ----------
0.00% to 3.99%                   $ 3,791,127     $     -        $     -        $     -         $     -        $    -
4.00% to 4.99%                    14,557,249      3,471,895        159,453          9,146            -             -
5.00% to 5.99%                    16,063,273      1,402,885      3,513,968      1,227,389       1,533,180        768,511
6.00% to 6.99%                       732,912      4,114,670        517,156      3,124,706       1,248,010        757,028
7.00% to 8.50%                     3,348,077         10,578        208,044        100,000          45,711        281,148
                                 -----------     ----------     ----------     ----------      ----------     ----------
                                 $38,492,638     $9,000,028     $4,398,621     $4,461,241      $2,826,901     $1,806,687
                                 ===========     ==========     ==========     ==========      ==========     ==========


                                    F - 12

7. DEPOSITS (Continued):
   --------------------


Interest expense on deposits for the years ended December 31 was as follows:

                                                                             1994           1993
                                                                          ----------     ----------
   Demand, NOW and Money Market accounts                                  $  305,523     $  310,408
   Savings accounts                                                          188,853        197,707
   Certificates of deposit                                                 2,816,547      2,790,498
                                                                          ----------     ----------
                                                                          $3,310,923     $3,298,613
                                                                          ==========     ==========

8. ADVANCES FROM THE FHLB:
   ----------------------

The Bank had advances from the FHLB consisting of the following at December 31:

        Maturity                                                             Interest
          Date                                                                 Rate         1994           1993
   ------------------                                                        --------    ----------       -------
   August 1, 2008                                                              6.20%     $  283,130       $295,912
   October 1, 2008                                                             5.82%        373,172        391,621
   January 1, 2009                                                             7.07%        934,738           -
   March 1, 2009                                                               6.37%        969,373           -
   April 1, 2010                                                               6.65%        796,478           -
                                                                                         ----------       --------
                                                                                         $3,356,891       $687,533
                                                                                         ==========       ========

The advances are secured by qualifying first mortgage loans of the Bank.

9. PROFIT SHARING PLAN:
   -------------------

The Company maintains a non-contributory, defined contribution profit sharing plan in which employees who are at least 21 years of age and work at least 1,000 hours per year are eligible to participate after they complete one year of service. Contributions to the plan are made at the discretion of the Board of Directors. For the years ended December 31, 1994 and 1993, the Company's profit sharing plan contributions were $31,370 and $20,000, respectively.

10.   INCOME TAXES:
      ------------

The Bank and its subsidiaries file consolidated Federal and state income tax returns. SSC and SIC remit or receive payments in lieu of taxes to or from the Bank pursuant to tax-sharing agreements which call for the determination of income tax related liabilities as if the Bank and subsidiaries filed separate tax returns.

As discussed in Note 1, the Company adopted SFAS No. 109 as of January 1, 1993. The cumulative effect of this change in accounting principle decreased consolidated net income by $112,000 as shown separately in the consolidated statement of income for the year ended December 31, 1993.

      ------------------------

Income tax expense for the years ended December 31 is summarized as follows:

                                                                              1994          1993
                                                                            --------     ----------
   Federal:
       Current                                                              $410,432       $493,762
       Deferred                                                               29,757        (31,450)
                                                                            --------       --------
                                                                            $440,189       $462,312
                                                                            ========       ========
   State:
       Current                                                              $ 74,306       $ 55,078
       Deferred                                                               36,264           -
                                                                            --------       --------
                                                                            $110,570       $ 55,078
                                                                            ========       ========

Total income tax expense differed from the amounts computed by applying the statutory Federal income tax rate of 34 percent to income before income taxes and cumulative effect of change in accounting principle as a result of the following:

                                                                              1994           1993
                                                                            --------       --------
   Expected income tax expense at Federal tax rate                          $476,857       $478,144
   State income taxes, net of Federal tax benefit                             72,976         36,351
   Other                                                                         926          2,895
                                                                            --------       --------
                                                                            $550,759       $517,390
                                                                            ========       ========

Deferred income taxes reflected in the accompanying consolidated balance sheets result from temporary differences in the financial statement and tax reporting bases of certain assets. The items giving rise to deferred income taxes and the significant components of the recorded deferred income tax balances were as follows at December 31:

                                                                              1994           1993
                                                                            --------      ---------
   Allowance for loan losses                                                $102,764      $  78,943
   FHLB stock                                                                 71,126         61,955
   Accumulated depreciation                                                   40,182         17,295
   Other                                                                      10,723            581
                                                                            --------      ---------
                                                                            $224,795       $158,774
                                                                            ========       ========

      ------------------------

Under the Internal Revenue Code, the Bank is allowed a special bad debt deduction related to additions to the tax bad debt reserve established for the purpose of absorbing loan losses. The applicable provisions of the law permit the Bank to deduct from taxable income an allowance for bad debts based upon the greater of a percentage of taxable income before such deduction, a percentage of the loan balances, or actual loss experience. The Bank has consistently used the percentage of taxable income method and anticipates using the same method in filing its 1994 tax returns. Use of this method results in a substantial excess of tax basis bad debt reserves over the reserves included in these financial statements. In December 1987, the Internal Revenue Code was revised to allocate all previously accumulated tax basis reserves as additions to the capitalization of the Bank and, therefore, these reserves no longer impede the reduction of taxable income through debt charge-offs. Because the Bank does not intend to use the reserve for purposes other than to absorb losses, deferred income taxes have not been provided on the exempted tax basis reserves of $1,744,261. In conjunction with the adoption of SFAS No. 109, deferred taxes have been provided for tax basis reserves in excess of this base year exemption.

11.   REGULATORY RESTRICTIONS AND REQUIREMENTS:
      ----------------------------------------

Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") and revisions included in the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), the Bank must have (i) core capital equal to 3.0% of adjusted total assets, (ii) tangible capital equal to 1.5% of adjusted total assets, and (iii) risk-based capital equal to 8.0% of risk-weighted assets. In the event the Bank's core capital ratio drops below 4.0% or its risk-based capital drops below 8.0%, the Prompt Corrective Action provisions of FDICIA will also subject the Bank to more stringent regulatory supervision. In measuring an institution's compliance with all three capital standards, savings institutions must deduct from their capital (with several exceptions, primarily mortgage banking subsidiaries and insured depository institution subsidiaries) their investments in and advances to subsidiaries engaged (as principal) in activities not permissible for national banks.

In computing an institution's risk-based capital, similar deduction provisions apply to (i) other investments in equity securities (not meeting the definition of a subsidiary) and in real estate and (ii) that portion of land loans and nonresidential construction loans in excess of an 80% loan-to-value ratio.

Under these regulations, the Federal Deposit Insurance Corporation ("FDIC") may suspend deposit insurance for an institution that has no tangible capital. Failure by an institution to meet any of the capital requirements may also result in the imposition of significant operating restrictions by the FDIC.

At December 31, 1994, the Bank had the following capital ratios (unaudited):

   Core capital to adjusted total assets                                       8.05%
                                                                              =====

   Tangible capital to adjusted total assets                                   8.05%
                                                                              =====

   Risk-based capital to risk-weighted assets                                 13.80%
                                                                              =====

      ----------------------------------------------------

Management believes that, under current regulations, the Bank will continue to meet its minimum capital requirements in the foreseeable future.

Adjustments have been made to the accounts of the Bank which have not been reflected in the records and reports filed with the Office of Thrift Supervision ("OTS") as of December 31, 1994. The adjustments and the effects on net income and total stockholders' equity are detailed below (dollar amounts in thousands).

                                                                                             Total
                                                                                 Net     Stockholders'
                                                                               Income        Equity
                                                                               ------    -------------
   As reported to the OTS                                                       $898         $7,801

   Adjustments:
      Prior year audit adjustments booked in
          the current year                                                        -              10
      Interest income                                                             27             27
      Depreciation                                                               (32)           (32)
      Income taxes                                                               (29)           (29)
      Other income                                                               (12)           (12)
                                                                                ----         ------

   As reported in the supplemental
       consolidating schedules                                                  $852         $7,765
                                                                                ====         ======

Regulations also require the Bank to maintain amounts equal to 5.0% of deposits (net of loans on deposits) and short-term borrowings in cash or U.S.
government and/or other approved securities. The Bank had a liquidity ratio of 24.1% at December 31, 1994.

SIC is required to maintain minimum net capital as defined under the Uniform Net Capital Rule 15c3-1 of the Securities Exchange Act of 1934 (the "Rule"). Prior to February 16, 1995, management believed that SIC's minimum net capital requirement was $5,000. On that date, the NASD concluded a routine examination which indicated that, on certain occasions, SIC had received customer securities which would subject SIC to a minimum net capital requirement of $50,000. At December 31, 1994, SIC's net capital, as defined in the Rule, was $14,159 which was $35,841 short of the required minimum net capital of $50,000. As of February 16, 1995, SIC implemented procedures to ensure that the future conduct of business will conform with the applicable regulatory requirements in order to reduce SIC's minimum net capital requirement to $5,000.

12.   RELATED PARTY TRANSACTIONS:
      --------------------------

Certain of the directors and officers of the Bank and companies in which they have interests are customers of and have transactions with the Bank in the ordinary course of business. In the opinion of management, deposit transactions, loans and loan commitments (i) are made on substantially the same terms, including interest rates (subsequent to August 1989), repayment terms and collateral as those prevailing at the time for comparable transactions with other persons, (ii) do not involve more than a normal risk of collectibility, and (iii) do not involve any unusual or unfavorable features. Prior to August 1989, loans to officers and directors were made at an annual adjusted rate of one percent above the cost of funds to the Bank.
The aggregate activity in loans to officers and directors was as follows for the years ended December 31:

                                                                             1994           1993
                                                                          ----------     ----------
   Balance at beginning of year                                           $1,549,166     $1,147,117
   New loans                                                                 406,718        741,042
   Repayments                                                               (586,064)      (338,993)
                                                                          ----------     ----------
   Balance at end of year                                                 $1,369,820     $1,549,166
                                                                          ==========     ==========

During 1993, the Bank completed construction of an approximately $1.2 million addition to its main office building. A member of the Board of Directors is affiliated with the general contractor for this addition. Also during 1993, the Bank entered into an agreement to purchase certain computer equipment and receive information services from a company with whom the Bank shares a common director. Payments related to this agreement totaled $118,000 for computer equipment and $51,000 for information services during 1994 and contractual obligations under this arrangement will approximate $45,000 annually from 1995 through 1998. There were no payments made related to this agreement in 1993.

13.   COMMITMENTS AND CONCENTRATIONS OF CREDIT RISK:
      ---------------------------------------------

In the normal course of business, various commitments are made such as the extension of credit, including standby letters of credit to assure performance or to support debt obligations, which are not reflected in the accompanying financial statements. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates of one year or less or other termination clauses. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. Collateral is obtained based on management's credit assessment of the customer. Collateral held consists primarily of the related project or dwelling unit and the loan-to-value ratios generally do not exceed 80%. Most of the Bank's real estate mortgage and real estate construction loans are to customers in Conway, Arkansas, and the surrounding area. Standby letters of credit commit the Bank to make payments on behalf of customers when certain specified future events occur.

      ---------------------------------------------------------

Both arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Bank's normal credit policies. The Bank's loan commitments at December 31, 1994 and 1993 were approximately $7,295,000 and $7,748,000, respectively. The Bank's outstanding standby letters of credit amounted to approximately $317,000 and $659,000 at December 31, 1994 and 1993, respectively.

14.   SUBSEQUENT EVENTS:
      -----------------

On February 8, 1995, the Bank contributed an additional $50,000 to SIC. The increased investment in the subsidiary did not have a material impact on the Bank's compliance with regulatory capital requirements as discussed in Note 11.

In July 1995, the FDIC announced a proposal to restructure the federal depository insurance funds. Among other considerations, the proposal provides for a special, one-time premium assessment on the insured deposits of thrift financial institutions such as the Bank. While no action has been taken, the FDIC is seriously considering the proposal and similar alternatives. Although ultimate resolution is uncertain, management believes such an assessment is possible and, if enacted as currently proposed, would result in a one-time charge to income ranging approximately from $400,000 to $450,000 in the period in which the assessment is levied.

In addition to the proposal discussed above, Congress is also considering legislation which could result in the tax recapture of the previously exempted loan loss reserves discussed in Note 10. Although the ultimate outcome of this proposal is uncertain, if enacted as currently proposed, this legislation would result in a one-time charge to income of approximately $700,000 in the period in which the legislation is enacted.

Based on the ranges of the potential financial impact of the matters discussed above, management believes the outcome of these matters will not impact the Bank's compliance with the applicable regulatory capital and liquidity requirements.

                    Report of Independent Auditors


The Board of Directors and Shareholders
Security Savings Bank, FSB

We have audited the accompanying consolidated balance sheet of Security Savings Bank, FSB as of December 31, 1992, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Security Savings Bank, FSB at December 31, 1992 , and the consolidated results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



                                          /s/ Ernst & Young LLP

Little Rock, Arkansas
January 28, 1993

                              Security Savings Bank, FSB

                              Consolidated Balance Sheet

                                  December 31, 1992

ASSETS
Cash, including interest bearing deposits of $6,776,304                $  7,226,337
Federal funds sold                                                          548,000
                                                                       ------------
Total cash and cash equivalents                                           7,774,337
Certificates of deposit                                                     396,000
Investment securities (estimated market value: $8,258,481)                8,215,446
Mortgage-backed securities (estimated market value: $1,728,561)           1,660,903
Loans, net                                                               64,329,952
Real estate acquired for development and sale                                80,786
Real estate acquired in settlement of loans                                  25,398
Property and equipment, at cost, net of accumulated depreciation          1,613,651
Accrued interest receivable                                                 346,125
Federal Home Loan Bank stock, at cost                                       458,200
Other assets                                                                 65,964
                                                                       ------------
Total assets                                                           $ 84,966,762
                                                                       ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits                                                               $ 78,300,074
Advances from borrowers for taxes and insurance                             156,759
Accrued expenses and other liabilities                                      187,886
Dividends payable                                                            61,944
                                                                       ------------
Total liabilities                                                        78,706,663

Stockholders' equity:
  Common stock, $100 par value; unlimited shares
    authorized; 10,324 shares issued and outstanding                      1,032,400
  Additional paid-in capital                                                  3,692
  Retained earnings                                                       5,224,007
                                                                       ------------
Total stockholders' equity                                                6,260,099
                                                                       ------------
Total liabilities and stockholders' equity                             $ 84,966,762
                                                                       ============

See accompanying notes.

                           Security Savings Bank, FSB

                        Consolidated Statement of Income

                          Year ended December 31, 1992

Interest income:
  Loans, including fees                                                 $ 5,284,629
  Investments and mortgage-backed securities                                182,204
  Other                                                                     675,547
                                                                        -----------
Total interest income                                                     6,142,380
Interest expense on deposits                                              3,873,556
                                                                        -----------
Net interest income                                                       2,268,824
Provision for loan losses                                                    60,000
                                                                        -----------
Net interest income after provision for loan losses                       2,208,824

Other income:
  Service fees                                                               97,039
  FHLB dividends                                                             17,212
  Gain on sale of real estate, net                                           15,511
  Gain (loss) on sale of investment securities                                3,750
  Other                                                                      39,087
                                                                        -----------
Total other income                                                          172,599

Other expenses:
  Compensation and related expenses                                         438,101
  Occupancy and equipment                                                   102,784
  Federal insurance premiums                                                195,578
  Other operating expenses                                                  329,742
                                                                        -----------
Total other expenses                                                      1,066,205
                                                                        -----------

Income before income taxes                                                1,315,218
Income taxes - current                                                      459,226
                                                                        -----------
Net income                                                              $   855,992
                                                                        ===========

See accompanying notes.

                                          Security Savings Bank, FSB

                               Consolidated Statement of Stockholders' Equity





                                                                                 ADDITIONAL
                                                                     COMMON       PAID-IN     RETAINED
                                                                     STOCK        CAPITAL     EARNINGS      TOTAL
                                                                ------------------------------------------------------
Balance at December 31, 1991                                       $1,032,400     $3,692     $4,429,959   $5,466,051
----------------------------
  Net income                                                               --         --        855,992      855,992

  Cash dividends - $6 per share (payable January 1993)                     --         --        (61,944)     (61,944)
                                                                -------------------------------------------------------
Balance at December 31, 1992                                       $1,032,400     $3,692     $5,224,007   $6,260,099
                                                                =======================================================

See accompanying notes.

                                  Security Savings Bank, FSB

                              Consolidated Statement of Cash Flows

                                  Year ended December 31, 1992

OPERATING ACTIVITIES
Net income                                                                       $855,992
Adjustments to reconcile net income to net cash
 provided by operating activities:
   Depreciation and amortization                                                   95,482
   Provision for loan losses                                                       60,000
   Gain on sale of real estate, net                                               (15,511)
   Gain on sale of investment securities                                           (3,750)
   Federal Home Loan Bank stock dividends                                         (17,000)
   Increase in accrued interest receivable                                        (43,679)
   Increase in other assets                                                       (13,454)
   Increase in advances from borrowers for taxes and insurance                      7,226
   Increase in accrued expenses and other liabilities                              52,084
                                                                             ------------
   Net cash provided by operating activities                                      977,390

INVESTING ACTIVITIES
Decrease in certificates of deposit                                               879,971
Purchase of investment securities                                              (6,492,220)
Proceeds from maturity/sale of investment securities                              306,555
Purchase of mortgage-backed securities                                           (748,594)
Proceeds from repayments of mortgage-backed securities                            387,823
Purchase of Federal Home Loan Bank stock                                          (16,000)
Increase in loans                                                              (7,772,092)
Net proceeds from sale of real estate acquired for development                     75,539
Proceeds from the sale of real estate owned                                       104,954
Purchase of property and equipment                                             (1,083,143)
                                                                             ------------
Net cash used in investing activities                                         (14,357,207)

FINANCING ACTIVITIES
Increase in time deposits                                                         921,299
Net increase in deposit accounts, other than time deposits                      3,849,971
Dividends paid                                                                    (61,944)
                                                                             ------------
Net cash provided by financing activities                                       4,709,326
                                                                             ------------
Net decrease in cash and cash equivalents                                      (8,670,491)
Cash and cash equivalents at beginning of year                                 16,444,828
                                                                             ------------
Cash and cash equivalents at end of year                                       $7,774,337
                                                                             ============

See accompanying notes.

                    Security Savings Bank, FSB

           Notes to Consolidated Financial Statements

                       December 31, 1992

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Security Savings Bank, FSB (Bank) and its wholly owned subsidiaries, Security Service Corporation and Security Investments of Conway. All significant intercompany accounts and transactions have been eliminated in consolidation.

INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES

Investment and mortgage-backed securities are carried at cost adjusted for premium amortization and discount accretion over the lives of the securities using a method which approximates the level yield method. Gains and losses on the sale of these securities are determined by the specific identification method. Management has the intent and the Bank has the ability to hold securities to maturity. Investment securities pledged as collateral to secure public funds totaled $1,500,000 at December 31, 1992.

LOANS

Loans are stated at the unpaid principal balances, less the allowance for loan losses and net deferred loan origination fees.

The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth and composition of the loan portfolio, and other relevant factors. The allowance is increased by provisions for loan losses charged against income.

Interest on loans is credited to income as earned. The Bank provides an allowance for uncollectible interest on all accrued interest related to loans 90 days or more delinquent. Such interest, if collected, is credited to income in the period of recovery.

Fees received for loan originations and commitments to make loans in the future as well as direct underwriting costs are deferred and amortized into income and expense over the estimated lives of the loans using a method which approximates the level yield method.

                    Security Savings Bank, FSB

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REAL ESTATE OWNED

The Bank's wholly owned subsidiary, Security Service Corporation, has an investment in a real estate project consisting of undeveloped lots held for sale. Real estate acquired in settlement of loans is recorded at the lower of cost (loan balance) or estimated fair value at the date of foreclosure. Other investments in real estate, as well as real estate previously acquired in settlement of loans, are stated at the lower of cost or estimated net realizable value. Costs relating to development and improvement of property are capitalized, whereas holding costs are expensed. These investments are reviewed regularly and valuation allowances are established when recorded values exceed estimated net realizable values. Interest charges during the period of construction, if applicable, are capitalized. After construction is complete, interest charges are expensed as a period cost.

DEPRECIATION

Depreciation is provided by the straight-line method for financial reporting purposes and by the straight-line and accelerated methods for income tax purposes. Estimated useful lives are as follows:

                                                        YEAR
                                                     ----------
Buildings and improvements                             15 - 40
Furniture and equipment                                 3 - 12

INCOME TAXES

Deferred income taxes are provided for timing differences in income recognition for financial statement and income tax reporting purposes. There were no significant timing differences in 1992.

In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes". Statement 109 supersedes both FASB 96 and APB Opinion No. 11. Security Savings Bank must adopt the new rules by the first quarter of 1993. The adoption of Statement 109 is not expected to have a significant impact on the Bank's financial condition.

                    Security Savings Bank, FSB

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CASH EQUIVALENTS

Cash equivalents include amounts due from depository institutions and federal funds sold. Generally, federal funds are purchased and sold for one-day periods. The Bank considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

2. INVESTMENT AND MORTGAGE-BACKED SECURITIES

The amortized cost and estimated market values of investments in debt securities at December 31, 1992 are as follows:

                                                                      GROSS          GROSS      ESTIMATED
                                                    AMORTIZED       UNREALIZED     UNREALIZED     MARKET
                                                       COST            GAINS         LOSSES       VALUE
                                                 -----------------------------------------------------------
U. S. Treasury securities                           $2,006,937        $  9,353     $     --     $2,016,290
Mortgage-backed securities                           1,660,903          67,658           --      1,728,561
Securities of United States Government Agencies      2,380,640           7,030           --      2,387,670
Corporate securities                                 3,827,869          26,652           --      3,854,521
                                                 -----------------------------------------------------------
                                                    $9,876,349        $110,693     $     --     $9,987,042
                                                 ===========================================================

The amortized cost and estimated market value of investment securities at December 31, 1992, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                     AMORTIZED             ESTIMATED
                                                        COST              MARKET VALUE
                                               ------------------------------------------
Less than one year                                 $        --            $        --
One to five year                                     8,215,446              8,258,481
Six to ten year                                             --                     --
Thereafter                                                  --                     --
                                               ------------------------------------------
                                                     8,215,446              8,258,481
Mortgage-backed securities                           1,660,903              1,728,561
                                               ------------------------------------------
                                                   $ 9,876,349            $ 9,987,042
                                               ==========================================

                    Security Savings Bank, FSB

2. INVESTMENT AND MORTGAGE-BACKED SECURITIES (CONTINUED)

Realized gains and losses on sales of investment and mortgage-backed securities are summarized below for the year ended December 31, 1992:

     Realized gains                                                           $  3,750
     Realized losses                                                                --
                                                                           -------------
     Net gain (loss)                                                          $  3,750
                                                                           =============

3. LOANS

Loans at December 31, 1992 consist of the following:

     Mortgage loans:
       Real estate                                $47,933,978
       Construction                                 7,832,035
     Bankers acceptances                            7,812,426
     Loans to depositors, secured by savings          767,540
     Installment loans                              3,347,537
                                               -----------------
     Total loans                                   67,693,516
     Less:
       Allowance for loan losses                      152,683
       Loans in process                             3,126,872
       Net deferred loan origination fees              84,009
                                               -----------------
                                                  $64,329,952
                                               =================
     Weighted average yield on loans                     7.92%
                                               =================

Activity in the allowance for loan losses for the year ended December 31, 1992 is summarized below:

     Balance at beginning of period                  $107,022
     Provision for loan losses                         60,000
     Net charge-offs                                  (14,339)
                                                  -------------
     Balance at end of period                        $152,683
                                                  =============

Loans delinquent more than 90 days at December 31, 1992 totaled $48,719 and consist of conventional mortgage loans.

                    Security Savings Bank, FSB

4. PROPERTY AND EQUIPMENT

Property and equipment at December 31, 1992 consists of the following:

     Land                                            $294,500
     Buildings and improvements                       381,741
     Furniture and equipment                          347,356
     Construction in progress                       1,019,333
                                               ----------------
                                                    2,042,930
     Less accumulated depreciation                    429,279
                                               ----------------
                                                   $1,613,651
                                               ================

Construction in progress consists of architect fees and progress billings from the contractor for the addition to the main office building.

5. DEPOSITS

Deposits at December 31, 1992 consist of the following:

                                                  RATES (%)               BALANCE
                                               --------------------------------------
Passbook accounts                                    2.75                $6,260,707
90 day notice accounts                               2.75                 1,084,130
Money market deposit accounts                        2.95                 6,259,607
NOW accounts                                     2.75 - 2.95              6,102,529
6 month certificates                             3.04 - 5.80             17,436,862
30 month certificates                            3.30 - 6.71              9,917,259
Other certificates                               2.80 - 8.60             31,100,586
                                                                   ------------------
                                                                         78,161,680
Accrued interest payable                                                    138,394
                                                                   ------------------
                                                                        $78,300,074
                                                                   ==================
Weighted average cost of deposits                                              4.49%
                                                                   ==================

Interest paid on deposits during 1992 was $3,949,773.

                    Security Savings Bank, FSB

5. DEPOSITS (CONTINUED)

Certificates of deposit outstanding at December 31, 1992 mature as follows:

     1993                                            $39,208,762
     1994                                              7,584,938
     1995                                              5,830,458
     1996                                              3,871,235
     1997                                                     --
     Thereafter                                        1,959,314
                                                  -----------------
                                                     $58,454,707
                                                  =================

The aggregate amount of deposits with a minimum balance of $100,000 was approximately $6,118,000 at December 31, 1992.

Interest expense (based on average interest rates) on deposits for the year ended December 31, 1992 approximates the following:

     Transaction accounts                               $313,938
     Passbook accounts                                   192,226
     Certificates of deposit                           3,367,392
                                                  -----------------
                                                      $3,873,556
                                                  =================

6. REGULATORY RESTRICTIONS AND REQUIREMENTS

In 1989 and again in 1991, Congress passed, and the President signed, legislation that substantially restructured the regulation and deposit insurance arrangements of savings institutions. The Financial Institutions Reform, Recovery and Enforcement Act ("FIRREA") was enacted in 1989. Significant requirements of FIRREA included minimum capital to asset ratios, a "risk-based" capital to "risk-weighted" asset ratio, and a new qualified thrift lender test that requires a thrift institution to maintain a minimum percentage of its assets (70%) in housing finance and related activities. FIRREA limited the aggregate amount of loans to one borrower (or a group of related borrowers) to 15% of unimpaired capital and surplus of the institution. FIRREA also limited loans and extensions of credit to affiliates to 10% of the institution's capital stock and surplus.

The Federal Deposit Insurance Corporation Improvement Act of 1991 (the "Act") was signed into law on December 19, 1991. The Act lowered the minimum required level of qualified thrift investments from 70 percent (the FIRREA requirement) to 65 percent (based on monthly averages in 9 out of every 12 months) and liberalized the assets that can be counted as qualified thrift investments. The Act also increased the amount of permissible consumer lending for savings associations, and authorized the Office of Thrift Supervision to set the amount of purchased mortgage servicing rights that savings associations may include in regulatory capital, subject to the limitation that purchased mortgage servicing rights included in capital may not exceed 90% of fair market value, with fair value determined at least quarterly.

                    Security Savings Bank, FSB

6. REGULATORY RESTRICTIONS AND REQUIREMENTS (CONTINUED)


Under provisions of FIRREA and the Act, the Bank is required to meet certain tangible, core and risk-based capital requirements. Tangible capital generally consists of stockholders' equity minus certain intangible assets. Core capital generally consists of tangible capital plus qualifying supervisory goodwill. The risk-based capital requirements presently address credit risk related to both recorded assets and off-balance sheet commitments and obligations. An explicit interest-rate-risk component may be added pursuant to FIRREA which would require capital to be maintained to protect an institution from losses due to changes in interest rates. The amount of the interest-risk component would equal 50% of the estimated decline in the market value of portfolio equity after an immediate 200 basis point increase or decrease (whichever yields a larger decline) in market interest rates.

The following table summarizes the Bank's capital and capital ratios and the ratios required by FIRREA and the Act at December 31, 1992.

                                                                           REQUIRED
                                                  CAPITAL    ACTUAL RATIO   RATIO
                                               --------------------------------------
  Tangible capital                                 $5,840,000       6.9%       1.5%
  Core capital                                      5,840,000       6.9        3.0
  Risk-based capital                                5,981,763      13.1        8.0

There is a regulatory proposal pending which would increase the required core capital ratio to 4.0 percent.

At December 31, 1992, management believes the Bank was in substantial compliance with the current requirements of FIRREA and the Act.

7. INCOME TAXES

The reasons for the difference between actual income taxes and the expected income taxes computed at the statutory federal income tax rate are as follows for the year ended December 31, 1992:

     Statutory rate                                              34.0%
     Effect of statutory loan loss deduction                     (1.5)
     State income taxes, net of federal income tax benefit        3.7
     Other, net                                                  (1.3)
                                                             -----------
                                                                 34.9%
                                                             ===========

                    Security Savings Bank, FSB

7. INCOME TAXES (CONTINUED)

Under the Internal Revenue Code, the Bank is allowed a special bad debt deduction related to additions to tax bad debt reserves established for the purpose of absorbing loan losses. The applicable provisions of the law permit the Bank to deduct from taxable income an allowance for bad debts based upon the greater of a percentage of taxable income before such deduction, a percentage of the loan balances, or actual loss experience. Because the Bank does not intend to use the reserve for purposes other than to absorb losses, deferred income taxes have not been provided on the reserve, which is approximately $2,060,000 at December 31, 1992.

Cash paid during the year ended December 31, 1992 for income taxes was $371,500.

8. RECONCILIATION OF SUPERVISORY REPORTS TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

A reconciliation of the Bank's stockholders' equity and net income as reported in the accompanying consolidated financial statements to the net worth and net income as reported to the Office of Thrift Supervision (OTS) at December 31, 1992 is as follows:

Stockholders' equity per accompanying consolidated balance sheets       $ 6,260,099
Other adjustments, net                                                          (99)
                                                                     -----------------
Net worth per report to OTS                                             $ 6,260,000
Net income per accompanying consolidated statements of income           $   855,992
Other adjustments, net                                                         (992)
                                                                     -----------------
Net income per report to the OTS                                        $   855,000
                                                                     =================

9. RELATED PARTY TRANSACTIONS

Certain of the directors and officers of the Bank and companies in which they have interests are customers of and have transactions with the Bank in the ordinary course of business. In the opinion of management, deposit transactions, loans and loan commitments are made on substantially the same terms, including interest rates (subsequent to August 1989), repayment terms and collateral as those prevailing at the time for comparable transactions with other persons, do not involve more than a normal risk of collectibility, and do not involve any unusual or unfavorable features. Prior to August 1989, loans to officers and directors were made at an annually adjusted rate of one percent above the cost of funds to the Bank. The aggregate activity in loans to officers and directors is as follows for the year ended December 31, 1992:

     Balance at beginning of year                     $1,354,213
     New loans                                           290,806
     Repayments                                         (639,806)
                                                  ----------------
     Balance at end of year                           $1,005,213
                                                  ================

                    Security Savings Bank, FSB

10. PROFIT SHARING PLAN

The Bank maintains a profit sharing plan in which employees who are at least 21 year of age and work at least 1,000 hours per year are eligible to participate after they complete one year of service. Contributions to the plan are made at the discretion of the Board of Directors. For the year ended December 31, 1992 , the Bank's profit sharing plan contributions were $18,968.

11. COMMITMENTS AND CONCENTRATIONS OF CREDIT RISK

In the normal course of business there are various commitments outstanding, such as commitments to extend credit, including standby letters of credit to assure performance or to support debt obligations, which are not reflected in the accompanying financial statements. Loan commitments are made to accommodate the financial needs of the Bank's customers. Standby letters of credit commit the Bank to make payments on behalf of customers when certain specified future events occur. Loan commitments and standby letters of credit are primarily issued to real estate developers in the Bank's market area.

Both arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Bank's normal credit policies. The Bank's maximum exposure to credit loss for loan commitments at December 31, 1992 was approximately $5,800,000. The Bank's outstanding commitments under standby letters of credit amounted to approximately $57,000 at December 31, 1992.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates of one year or less or other termination clauses. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-base basis. Collateral is obtained based on management's credit assessment of the customer. Collateral held consists primarily of the related project or dwelling unit and the loan to value ratios generally do not exceed 80%. Most of the Bank's real estate mortgage and real estate construction loans are to customers in Conway, Arkansas and the surrounding area.

                         SECURITY BANK OF CONWAY, FSB
                               AND SUBSIDIARIES

                         Consolidated Balance Sheet

                          as of September 30, 1995
                                 (Unaudited)

Assets
------

Cash, including interest bearing deposits                         $ 15,043,297
Federal funds sold                                                     125,000
                                                                  ------------
   Total cash and cash equivalents                                  15,168,297
                                                                  ------------
Certificates of deposit                                                 99,000
Banker's acceptances                                                 1,945,538
Investment securities                                                3,981,208
Mortgage-backed securities                                             372,083
Loans, net                                                          75,338,125
Loans held for sale                                                    166,949
Accrued interest receivable                                            437,026
Real estate acquired for development and sale                           28,795
FHLB stock, at cost                                                    576,600
Income taxes receivable                                                 61,931
Property and equipment, net                                          2,019,206
Other assets                                                           127,987
                                                                  ------------
         Total Assets                                             $100,322,745
                                                                  ============

Liabilities
-----------

Deposits                                                          $ 87,758,300
Advances from borrowers for taxes and insurance                        157,963
Accrued expenses and other liabilities                                 287,860
Income taxes payable                                                    48,490
Advances from the FHLB                                               3,248,281
Deferred income taxes                                                  223,489
                                                                  ------------
         Total Liabilities                                        $ 91,724,383
                                                                  ------------

Stockholders' equity:
   Common stock                                                   $  1,032,400
   Additional paid-in capital                                            3,692
   Retained earnings                                                 7,562,270
                                                                  ------------
         Total Stockholders' Equity                                  8,598,362
                                                                  ------------
Total Liabilities and Stockholder's Equity                        $100,322,745
                                                                  ============

        See accompanying notes to consolidated financial statements.

                      SECURITY BANK OF CONWAY, FSB
                            AND SUBSIDIARIES

                  Consolidated Statements of Income

         For the Periods Ending September 30, 1995 and 1994
                            (Unaudited)

                                                        1995           1994
                                                        ----           ----
Interest income:
   Loans, including fees                             $5,040,892      $4,257,898
   Other                                                662,652         506,713
                                                     ----------      ----------
         Total interest income                        5,703,544       4,764,611
                                                     ----------      ----------
Interest expense                                      3,291,070       2,564,162
                                                     ----------      ----------
         Net interest income                          2,412,474       2,200,449
Provision for loan losses                                45,000          45,000
                                                     ----------      ----------
         Net interest income after provision
           for loan losses                            2,367,474       2,155,449
                                                     ----------      ----------
Other income:
   Commission income                                     93,121          86,011
   Service fees                                         137,739          88,738
   FHLB dividends                                        26,623          16,376
   Gain on sale of real estate                            4,000              --
   Other                                                 31,003          50,938
                                                     ----------      ----------
         Total other income                             292,486         242,063
                                                     ----------      ----------
Other expense:
   Compensation and related expenses                    682,009         584,629
   FDIC premiums                                        157,556         157,500
   Occupancy and equipment                              242,520         190,512
   Other operating expenses                             362,360         383,872
                                                     ----------      ----------
         Total other expenses                         1,444,445       1,316,513
                                                     ----------      ----------
         Income before income taxes                   1,215,515       1,080,999
Provision for income taxes                              382,042         396,636
                                                     ----------      ----------
         Net income                                  $  833,473      $  684,363
                                                     ==========      ==========


          See accompanying notes to consolidated financial statements.

                             SECURITY BANK OF CONWAY, FSB
                                   AND SUBSIDIARIES

                   Consolidated Statements of Stockholders' Equity

                   For the Years Ended December 31, 1994 and 1993
                      and the Period Ended September 30, 1995
                                     (Unaudited)

                                                       Additional
                                        Common           Paid-In     Retained
                                        Stock            Capital     Earnings        Total
                                        -----            -------     --------        -----
Balance at December 31, 1992          $1,032,400         $3,692     $5,224,007     $6,260,099

Net income                                                             776,917        776,917

Cash dividends declared                                                (61,944)       (61,944)
                                      ----------         ------     ----------     ----------



Balance at December 31, 1993           1,032,400          3,692      5,938,980      6,975,072

Net income                                                             851,761        851,761

Cash dividends declared                                                (61,944)       (61,944)
                                      ----------         ------     ----------     ----------



Balance at December 31, 1994          $1,032,400         $3,692     $6,728,797     $7,764,889

Net income                                                             833,473        833,473

Cash dividends declared                                                     --             --
                                      ----------         ------     ----------     ----------



Balance at September 30, 1995         $1,032,400         $3,692     $7,562,270     $8,598,362
                                      ==========         ======     ==========     ==========

               See accompanying notes to consolidated financial statements.

                                      SECURITY BANK OF CONWAY, FSB
                                            AND SUBSIDIARIES

                                 Consolidated Statements of Cash Flow

                        For the Nine Months Ended September 30, 1995 and 1994
                                              (Unaudited)
                                                                                      1995          1994
                                                                                      ----          ----
Cash flows from operating activities:
   Net income                                                                    $    833,473    $   684,363
   Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization                                                   115,812         82,205
      Provision for loan losses                                                        45,000         45,000
      Federal Home Loan Bank stock dividends                                          (26,623)       (16,376)
      Gain on sale of real estate, net                                                 (4,000)            --
      Deferred income taxes                                                           223,489        158,774
      Other, net                                                                        3,458       (213,604)
      Net increase (decrease) in cash attributable to changes in:
         Accrued interest receivable                                                 (104,140)        28,204
         Other assets                                                                  (8,347)        10,898
         Advances from borrowers for taxes and insurance                               26,503        (24,759)
         Accrued expenses and liabilities                                             208,985        (12,186)
         Income taxes payable                                                          32,184         10,915
                                                                                 ------------    -----------
            Net cash provided by operating activities                               1,345,794        753,434
                                                                                 ------------    -----------

Cash flows from investing activities:
   Maturity of certificates of deposit                                                198,000        297,000
   Purchase of certificate of deposit                                                (198,000)      (198,000)
   Purchase of banker's acceptances                                                (2,917,694)    (1,469,940)
   Maturities of banker's acceptances                                               1,945,354      2,950,357
   Purchases of investment securities                                              (1,486,527)      (952,933)
   Proceeds from maturities of investment securities                                5,465,454      4,466,537
   Proceeds from repayments of mortgage-backed securities                              28,283        125,288
   Net increase in loans                                                           (1,995,787)    (8,404,087)
   Purchase of Federal Home Loan Bank stock                                           (54,500)       (40,600)
   Purchases of property and equipment                                                (40,186)      (133,931)
                                                                                 ------------    -----------
         Net cash provided by (used in) investing activities                          944,397     (3,360,309)
                                                                                 ------------    -----------
Cash flows from financing activities:
   Net increase in deposit accounts                                                 7,332,995      1,495,519
   Federal Home Loan Bank advances, net                                              (108,610)     2,704,397
                                                                                 ------------    -----------
         Net cash provided by financing activities                                  7,224,385      4,199,916
                                                                                 ------------    -----------
         Net increase in cash and cash equivalents                                  9,514,576      1,593,041
Cash and cash equivalents at beginning of year                                      5,653,721      3,476,094
                                                                                 ------------    -----------
Cash and cash equivalents at September 30                                        $ 15,168,297    $ 5,069,135
                                                                                 ============    ===========

   Cash paid during the period for:
      Interest                                                                   $  2,870,391    $ 2,281,391
      Taxes                                                                           361,952        376,775

                      See accompanying notes to consolidated financial statements.

                      SECURITY BANK OF CONWAY, FSB
                            AND SUBSIDIARIES

              Note to Consolidated Financial Statements

                        September 30, 1995
                            (Unaudited)


   The information presented in the accompanying financial statements as of and for the period ended September 30, 1995 have been prepared on a basis consistent, in all material respects, with the 1994 financial statements. These financial statements reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the financial position, results of operations and cash flows of Security Bank of Conway, FSB as of
and for the period ended September 30, 1995.   Furthermore, all such
adjustments are of a normal and recurring nature.

                             ANNEX A
                             -------

Following is the text of the statutory dissenters' rights as set forth in 12 C.F.R. Section 552.14:

SECTION 552.14 DISSENTER AND APPRAISAL RIGHTS.

     (a) Right to demand payment of fair or appraised value. Except as provided in paragraph (b) of this section, any stockholder of a Federal stock association combining in accordance with Section 552.13 of this part shall have the right to demand payment of the fair or appraised value of his stock: Provided, That such stockholder has not voted in favor of the combination and complies with the provisions of paragraph (c) of this section.

     (b) Exceptions. No stockholder required to accept only qualified consideration for his or her stock shall have the right under this section to demand payment of the stock's fair or appraised value, if such stock was listed on a national securities exchange or quoted on the National Association of Securities Dealers' Automated Quotation System ("NASDAQ") on the date of the meeting at which the combination was acted upon or stockholder action is not required for a combination made pursuant to Section 552.13(h)(2) of this part. "Qualified consideration" means cash, shares of stock of any association or corporation which at the effective date of the combination will be listed on a national securities exchange or quoted on NASDAQ, or any combination of such shares of stock and cash.

     (c)   Procedure.

           (1) Notice. Each constituent Federal stock association shall notify all stockholders entitled to rights under this section, not less than twenty days prior to the meeting at which the combination agreement is to be submitted for stockholder approval, of the right to demand payment of appraised value of shares, and shall include in such notice a copy of this section. Such written notice shall be mailed to stockholders of record and may be part of management's proxy solicitation for such meeting.

           (2) Demand for appraisal and payment. Each stockholder electing to make a demand under this section shall deliver to the Federal stock association, before voting on the combination, a writing identifying himself or herself and stating his or her intention thereby to demand appraisal of and payment for his or her shares. Such demand must be in addition to and separate from any proxy or vote against the combination by the stockholder.

           (3)  Notification of effective date and written offer.
     Within ten days after the effective date of the combination, the resulting association shall:

                (i)   Give written notice by mail to
           stockholders of constituent Federal stock associations who have complied with the provisions of paragraph (c)(2) of this section and have not voted in favor of the combination, of the effective date of the combination;

                (ii) Make a written offer to each stockholder to pay for dissenting shares at a specified price deemed by the resulting association to be the fair value thereof; and

                (iii) Inform them that, within sixty days of such date, the respective requirements of paragraphs (c)(5) and (c)(6) of this section (set out in the notice) must be satisfied.

The notice and offer shall be accompanied by a balance sheet and statement of income of the association the shares of which the dissenting stockholder holds, for a fiscal year ending not more than sixteen months before the date of notice and offer, together with the latest available interim financial statements.

           (4) Acceptance of offer. If within sixty days of the effective date of the combination the fair value is agreed upon between the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section, payment therefor shall be made within ninety days of the effective date of the combination.

           (5) Petition to be filed if offer not accepted. If within sixty days of the effective date of the combination the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section do not agree as to the fair value, then any such stockholder may file a petition with the Office, with a copy by registered or certified mail to the resulting association, demanding a determination of the fair market value of the stock of all such stockholders. A stockholder entitled to file a petition under this section who fails to file such petition within sixty days of the effective date of the combination shall be deemed to have accepted the terms offered under the combination.

           (6) Stock certificates to be noted. Within sixty days of the effective date of the combination, each stockholder demanding appraisal and payment under this section shall submit to the transfer agent his certificates of stock for notation thereon that an appraisal and payment have been demanded with respect to such stock and that appraisal proceedings are pending. Any stockholder who fails to submit his or her stock certificates for such notation shall no longer be entitled to appraisal rights under this section and shall be deemed to have accepted the terms offered under the combination.

           (7) Withdrawal of demand. Notwithstanding the foregoing, at any time within sixty days after the effective date of the combination, any stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered upon the combination.

           (8) Valuation and payment. The Director shall, as he or she may elect, either appoint one or more independent persons or direct appropriate staff of the Office to appraise the shares to determine their fair market value, as of the effective date of the combination, exclusive of any element of value arising from the accomplishment or expectation of the combination. Appropriate staff of the Office shall review and provide an opinion on appraisals prepared by independent persons as to the suitability of the appraisal methodology and the adequacy of the analysis and supportive data. The
     Director after consideration of the appraisal report and the advice of the appropriate staff shall, if he or she concurs in the valuation of the shares, direct payment by the resulting association of the apprised fair market value of the shares, upon surrender of the certificates representing such stock. Payment shall be made, together with interest from the effective date of the combination, at a rate deemed equitable by the Director.

           (9) Costs and expenses. The costs and expenses of any proceeding under this section may be apportioned and assessed by the Director as he or she may deem equitable against all or some of the parties. In making this determination the Director shall consider whether any party has acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided by this section.

           (10) Voting and distribution. Any stockholder who has demanded appraisal rights as provided in paragraph (c)(2) of this section shall thereafter neither be entitled to vote such stock for any purpose nor be entitled to the payment of dividends or other distributions on the stock (except dividends or other distribution payable to, or a vote to be taken by stockholders of record at a date which is on or prior to, the effective date of the combination): Provided, That if any stockholder becomes unentitled to appraisal and payment of appraised value with respect to such stock and accepts or is deemed to have accepted the terms offered upon the combination, such stockholder shall thereupon be entitled to vote and receive the distributions described above.

           (11) Status. Shares of the resulting association into which shares of the stockholders demanding appraisal rights would have been converted or exchanged, had they assented to the combination, shall have the status of authorized and unissued shares of the resulting association.

PROXY               SECURITY BANK OF CONWAY, F.S.B.
                           1122 Van Ronkle
                        Conway, Arkansas 72033

 For the Special Meeting of Shareholders to be held January 16, 1996

           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

   The undersigned shareholder(s) of SECURITY BANK OF CONWAY, F.S.B. ("Security Bank"), does hereby nominate, constitute and appoint ---------------- and ----------------, or each of them (with full power to act alone), true and lawful attorney(s), with full power of substitution, for the undersigned and in the name, place and stead of the undersigned to vote all of the shares of Common Stock, $100.00 par value, of Security Bank standing in the name of the undersigned on its books at the close of business on December 11, 1995 at the Special Meeting of Shareholders to be held at Security Bank, 1122 Van Ronkle, Conway, Arkansas, on Tuesday, January 16, 1996, at 4:30 p.m. Central Time, and at any adjournments or postponements thereof, with all the powers the undersigned would possess if personally present, as follows:

   1. A proposal to approve the Amended and Restated Agreement and Plan of Reorganization dated as of September 18, 1995 (the "Reorganization Agreement"), which provides for (i) the sale by Security Bank of all of its assets and the assignment by Security Bank of all of its liabilities to Mercantile Bancorporation Inc. of Arkansas ("MBIA"), a wholly owned subsidiary of Mercantile Bancorporation Inc. ("MBI"), in exchange for shares (collectively, the "Shares") of MBI common stock, (ii) the transfer by MBI (on behalf of MBIA) of the Shares to a qualified exchange agent (the "Exchange Agent"), on behalf of Security Bank, and (iii) upon consummation of
(i) and (ii) above, (A) and upon the surrender by each Security Bank shareholder of his or her certificate(s) representing shares of Security Bank common stock, the distribution by the Exchange Agent of 31.189 shares of MBI common stock for each share of Security Bank common stock represented by a surrendered certificate, on behalf of Security Bank, as a liquidating distribution, and (B) the surrender by Security Bank of its charter to the Office of Thrift Supervision ((i) and (ii) are hereinafter referred to collectively as the "Purchase and Assumption"). Pursuant to the terms of the Reorganization Agreement, by way of those certain Assignment Agreements dated as of September 25, 1995, by and between (i) MBIA and The Twin City Bank, an Arkansas state-chartered bank and wholly owned subsidiary of MBIA ("TCB"), and (ii) MBIA and First National Bank of Conway County, a national banking association and wholly owned subsidiary of MBIA ("FNBCC") (effective October 2, 1995, FNBCC changed its name to Mercantile Bank of Conway County National Association ("MBCC")), MBIA has assigned its right to receive the assets and its obligation to assume the liabilities of Security Bank to TCB and MBCC, respectively.

           / / FOR           / / AGAINST      / / ABSTAIN

   2. A proposal to approve the dissolution of Security Bank upon consummation of the Purchase and Assumption.

           / / FOR           / / AGAINST      / / ABSTAIN

   3. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

                                                    (Continued on Reverse Side)

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN HEREIN, THIS PROXY WILL BE VOTED "FOR" EACH OF THE PROPOSALS LISTED ABOVE.

Dated:  ---------------

                                       -------------------------------------
                                       Signature of Shareholder



                                       -------------------------------------
                                       Signature of Shareholder

      When signing as an attorney, executor, administrator, trustee or guardian, please give full title. If more than one person holds the power to vote the same shares, all must sign. All joint owners must sign.

            PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY
                         USING THE ENCLOSED ENVELOPE.

                                   PART II

                INFORMATION NOT REQUIRED IN THE PROSPECTUS
                ------------------------------------------

Item 20.  Indemnification of Officers and Directors
---------------------------------------------------

   Sections 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Section 351.355(3) provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred in connection with such action, suit or proceeding. Section 351.355(7) provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation's articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct or which involved an accounting for profits pursuant to Section 16(b) of the Securities Exchange Act of 1934.

   Article 12 of the Restated Articles of Incorporation of MBI provides that MBI shall extend to its directors and executive officers the indemnification specified in subsections (1) and (2) and the additional indemnification authorized in subsection (7) and that it may extend to other officers, employees and agents such indemnification and additional indemnification.

   Pursuant to directors' and officers' liability insurance policies, with total annual limits of $30,000,000, MBI's directors and officers are insured, subject to the limits, retention, exceptions and other terms and conditions of such policy, against liability for any actual or alleged error, misstatement, misleading statement, act or omission, or neglect or breach of duty by the directors or officers of MBI, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers of MBI.

Item 21.  Exhibits and Financial Statement Schedules
----------------------------------------------------

   A. Exhibits.  See Exhibit Index.
      ---------


   B. Financial Statement Schedules.  Not Applicable.
      -----------------------------

Item 22.  Undertakings
----------------------

   (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of MBI pursuant to the foregoing provisions, or otherwise, MBI has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by MBI of expenses incurred or paid by a director, officer or controlling person of MBI in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, MBI will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (2) MBI hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of MBI's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) MBI hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

   (4) MBI undertakes that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (Section 230.415 of this chapter), will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (5) MBI hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

   (6) MBI hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

   (7)   MBI hereby undertakes:

         (a) To file during any period in which offers and sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Regis-tration Statement or any material change to such information in the Registration Statement.

         (b) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                 SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, MBI has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on November 2, 1995.

                                       MERCANTILE BANCORPORATION INC.


                                       By:    /s/ Thomas H. Jacobsen
                                          -------------------------------------
                                          Thomas H. Jacobsen
                                          Chairman of the Board, President and
                                          Chief Executive Officer


                               POWER OF ATTORNEY

   We, the undersigned officers and directors of Mercantile Bancorporation Inc., hereby severally and individually constitute and appoint Thomas H. Jacobsen and John H. Beirise, and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-4 and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.



       Signature                                        Title                                          Date
       ---------                                        -----                                          ----

 /s/ Thomas H. Jacobsen                            Chairman of the Board,                          November 2, 1995
------------------------------------------------   President, Chief Executive
Thomas H. Jacobsen                                 Officer and Director
Principal Executive Officer


 /s/ John Q. Arnold                                Senior Executive Vice President and             November 2, 1995
------------------------------------------------   Chief Financial Officer
John Q. Arnold
Principal Financial Officer


 /s/ Michael T. Normile                            Senior Vice President - Finance                 November 2, 1995
------------------------------------------------   and Control
Michael T. Normile
Principal Accounting Officer


                                    II-4


       Signature                                        Title                                          Date
       ---------                                        -----                                          ----

 /s/ Richard P. Conerly                            Director                                        November 2, 1995
------------------------------------------------
Richard P. Conerly


 /s/ Harry M. Cornell, Jr.                         Director                                        November 2, 1995
------------------------------------------------
Harry M. Cornell, Jr.


 /s/ Earl K. Dille                                 Director                                        November 2, 1995
------------------------------------------------
Earl K. Dille


 /s/ William A. Hall                               Director                                        November 2, 1995
------------------------------------------------
William A. Hall


 /s/ Thomas A. Hays                                Director                                        November 2, 1995
------------------------------------------------
Thomas A. Hays


 /s/ William G. Heckman                            Director                                        November 2, 1995
------------------------------------------------
William G. Heckman


 /s/ Frank Lyon, Jr.                               Director                                        November 2, 1995
------------------------------------------------
Frank Lyon, Jr.


 /s/ Charles H. Price, II                          Director                                        November 2, 1995
------------------------------------------------
Charles H. Price II


 /s/ Harvey Saligman                               Director                                        November 2, 1995
------------------------------------------------
Harvey Saligman


                                                   Director                                        November ---, 1995
------------------------------------------------
Craig D. Schnuck


                                                   Director                                        November ---, 1995
------------------------------------------------
Robert L. Stark


                                    II-5


       Signature                                        Title                                          Date
       ---------                                        -----                                          ----

 /s/ Patrick T. Stokes                             Director                                        November 2, 1995
------------------------------------------------
Patrick T. Stokes


 /s/ Francis A. Stroble                            Director                                        November 2, 1995
------------------------------------------------
Francis A. Stroble


 /s/ John A. Wright                                Director                                        November 2, 1995
------------------------------------------------
John A. Wright


                                                    EXHIBIT INDEX
   Exhibit
   Number                                        Description                                              Page
   ------                                        -----------                                              ----

    2.1           Amended and Restated Agreement and Plan of Reorganization dated as of July 7,
                  1995, as amended and restated as of September 18, 1995, by and between MBI and
                  MBIA, as Buyers, and Security Bank, as Seller.

    2.2           Assignment Agreement dated as of September 25, 1995 by and between MBIA and
                  TCB.

    2.3           Assignment Agreement dated as of September 25, 1995 by and between MBIA and
                  FNBCC.

    2.4           Form of Voting Agreement dated as of July 7, 1995 by and between MBI and certain shareholders of Security Bank.

    3.1           MBI's Restated Articles of Incorporation, as amended and currently in effect, filed as Exhibit 3.1 to MBI's Report on Form 10-Q for the quarter ended June
                  30, 1994, incorporated herein by reference.

    3.2           MBI's By-Laws, as amended and currently in effect, filed as Exhibit 3.2 to
                  MBI's Registration Statement No. 33-57489, are incorporated herein by reference.

    4.1           Form of Indenture Regarding Subordinated Securities between MBI and The First
                  National Bank of Chicago, Trustee, filed as Exhibit 4.1 to MBI's Report on
                  Form 8-K dated September 24, 1992, is incorporated herein by reference.

    4.2           Rights Agreement dated as of May 23, 1988 between MBI and Mercantile Bank, as
                  Rights Agent (including as exhibits thereto the form of Certificate of
                  Designation, Preferences and Rights of Series A Junior Participating
                  Preferred Stock and the form of Right Certificate), filed as Exhibits 1 and 2 to MBI's Registration Statement No. 0-6045 on Form 8-A, dated May 24, 1988, is incorporated herein by reference.

    4.3           Certificate of Designation, Preferences, and Relative Rights, Qualifications,
                  Limitations and Restrictions of the Series B-1 Preferred Stock of MBI, filed as Exhibit 4-1 to MBI's Report on Form 10-Q for the quarter ended March 31,
                  1995 (File No. 1-11792), is incorporated herein by reference.

    4.4           Certificate of Designation, Preferences, and Relative Rights, Qualifications,
                  Limitations and Restrictions of the Series B-2 Preferred Stock of MBI, filed as Exhibit 4-2 to MBI's Report on Form 10-Q for the quarter ended March 31,
                  1995 (File No. 1-11792), is incorporated herein by reference.

    5.1           Opinion of Thompson & Mitchell as to the legality of the securities being registered.


                                    II-7

   Exhibit
   Number                                        Description                                              Page
   ------                                        -----------                                              ----

    8.1           Opinion of Thompson & Mitchell regarding certain tax matters in the
                  Reorganization.

   10.1           The Mercantile Bancorporation Inc. 1987 Stock Option Plan, as amended, filed as Exhibit 10-3 to MBI's Report on Form 10-K for the year ended December 31,
                  1989 (File No. 1-11792), is incorporated herein by reference.

   10.2           Mercantile Bancorporation Inc. Amended and Restated Retirement Plan for
                  Directors filed as Exhibit 10 to MBI's Report on Form 10-Q for the quarter ended March 31, 1995 (File No. 1-11792), is incorporated herein by reference.

   10.3           The Mercantile Bancorporation Inc. Executive Incentive Compensation Plan,
                  filed as Appendix C to MBI's definitive Proxy Statement for the 1994 Annual
                  Meeting of Shareholders is incorporated herein by reference.

   10.4           The Mercantile Bancorporation Inc. Employee Stock Purchase Plan, filed as
                  Exhibit 10-7 to MBI's Report on Form 10-K for the year ended December 31,
                  1989 (File No. 1-11792), is incorporated herein by reference.

   10.5           The Mercantile Bancorporation Inc. 1991 Employee Incentive Plan, filed as
                  Exhibit 10-7 to MBI's Report on Form 10-K for the year ended December 31,
                  1990 (File No. 1-11792), is incorporated herein by reference.

   10.6           Amendment Number One to the Mercantile Bancorporation Inc. 1991 Employee
                  Incentive Plan, filed as Exhibit 10-6 to MBI's Report on Form 10-K for the year ended December 31, 1994, is incorporated herein by reference.

   10.7           The Mercantile Bancorporation Inc. 1994 Stock Incentive Plan, filed as
                  Appendix B to MBI's definitive Proxy Statement for the 1994 Annual Meeting of
                  Shareholders, is incorporated herein by reference.

   10.8           The Mercantile Bancorporation Inc. 1994 Stock Incentive Plan for Non-Employee
                  Directors, filed as Appendix E to MBI's definitive Proxy Statement for the
                  1994 Annual Meeting of Shareholders, is incorporated herein by reference.

   10.9           The Mercantile Bancorporation Inc. Voluntary Deferred Compensation Plan,
                  filed as Appendix D to MBI's definitive Proxy Statement for the 1994 Annual
                  Meeting of Shareholders, is incorporated herein by reference.

   10.10          Form of Employment Agreement for Thomas H. Jacobsen, as amended, filed as
                  Exhibit 10-8 to MBI's Report on Form 10-K for the year ended December 31,
                  1989 (File No. 1-11792), is incorporated herein by reference.

   10.11          Form of Employment Agreement for John W. McClure, W. Randolph Adams, John Q.
                  Arnold and Certain Other Executive Officers, as amended, filed as Exhibit
                  10-9 to MBI's Report on Form 10-K for the year ended December 31, 1989 (File
                  No. 1-11792), is incorporated herein by reference.


                                    II-8

   Exhibit
   Number                                        Description                                              Page
   ------                                        -----------                                              ----

   10.12          Form of Change of Control Employment Agreement for John W. McClure,
                  W. Randolph Adams, John Q. Arnold and Certain Other Executive Officers, filed as Exhibit 10-10 to MBI's Report on Form 10-K for the year ended December 31,
                  1989 (File No. 1-11792), is incorporated herein by reference.

   10.13          Agreement and Plan of Reorganization dated August 17, 1993, by and among MBI and United Postal Bancorp, Inc., filed as Exhibit 2.1 to MBI's Registration
                  Statement No. 33-50981, is incorporated herein by reference.

   10.14          Amended and Restated Agreement and Plan of Reorganization dated as of
                  December 2, 1994 by and among MBI and TCBankshares, Inc., filed as Exhibit
                  2.1 to MBI's Report on Form 8-K dated December 21, 1994, is incorporated herein by reference.

   10.15          The Mercantile Bancorporation Inc. Supplemental Retirement Plan, filed as
                  Exhibit 10-12 to MBI's Report on Form 10-K for the year ended December 31,
                  1992 (File No. 1-11792), is incorporated herein by reference.

   10.16          Agreement and Plan of Reorganization dated August 4, 1995, by and between MBI and Hawkeye Bancorporation, Inc., filed as Exhibit 2.1 to MBI's Registration
                  Statement No. 33-63609, is incorporated herein by reference.

   23.1           Consent of KPMG Peat Marwick LLP with regard to the use of its reports on
                  MBI's financial statements.

   23.2           Consent of Arthur Andersen LLP with regard to the use of its reports on
                  Security Bank's financial statements.

   23.3           Consent of Ernst & Young LLP with regard to the use of its reports on
                  Security Bank's financial statements.

   23.4           Consent of Deloitte & Touche LLP with regard to the use of its reports on
                  Hawkeye's financial statements.

   23.5           Consent of Thompson & Mitchell (included in Exhibit 5.1).

   24.1           Power of Attorney (included on signature page hereto).


                                    II-9